     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 11, 2002
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                             PATHMARK STORES, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                        5411                    22-2879612
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
              of                        Industrial            Identification No.)
incorporation or organization)  Classification Code Number)

                                200 MILIK STREET
                           CARTERET, NEW JERSEY 07008
                                 (732) 499-3000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            MARC A. STRASSLER, ESQ.
              SENIOR VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                             PATHMARK STORES, INC.
                                200 MILIK STREET
                           CARTERET, NEW JERSEY 07008
                                 (732) 499-3000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

                                WITH A COPY TO:

                           ROHAN S. WEERASINGHE, ESQ.
                              SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 848-4000
                           --------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT.
                           --------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF             AMOUNT TO BE           OFFERING             AGGREGATE            AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED       PRICE PER SECURITY    OFFERING PRICE(1)    REGISTRATION FEE
8 3/4% Senior Subordinated Notes due
  2012...............................     $200,000,000             100%             $200,000,000            $18,400
Subsidiary Guarantees of 8 3/4%
  Senior Subordinated Notes due
  2012...............................        None(2)              None(2)              None(2)              None(2)

(1) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(f) under the Securities Act.

(2) Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable for the subsidiary guarantees.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ADDITIONAL REGISTRANTS

EXACT NAME OF ADDITIONAL REGISTRANT*    JURISDICTION OF FORMATION    IRS EMPLOYER IDENTIFICATION NO.
------------------------------------  -----------------------------  -------------------------------
Plainbridge LLC                                 Delaware                       22-3225965

Adbrett Corp.                                   Delaware                       51-0275661

AAL Realty Corp.                                New York                       22-1913152

GAW Properties Corp.                           New Jersey                      22-3160936

Bridge Stuart, Inc.                             New York                       22-1868652

PTMK Corp.                                      Delaware                       01-0548687

------------------------

* The address of each of the additional registrants is c/o Pathmark Stores, Inc., 200 Milik Street, Carteret, New Jersey 07008, telephone (732) 499-3000. [The primary standard industrial classification number for each of the additional registrants is 5411.]

                  SUBJECT TO COMPLETION, DATED MARCH 11, 2002

PROSPECTUS

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                     [LOGO]

                             PATHMARK STORES, INC.
                               OFFER TO EXCHANGE
                                  ANY AND ALL
                   8 3/4% SENIOR SUBORDINATED NOTES DUE 2012
             ($200,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                   8 3/4% SENIOR SUBORDINATED NOTES DUE 2012
                 (REGISTERED UNDER THE SECURITIES ACT OF 1933)

                             ---------------------

                          TERMS OF THE EXCHANGE OFFER

- The exchange offer expires at 5:00 p.m., New York City time, on             ,
  2002, unless extended.

- All outstanding unregistered senior subordinated notes that are validly tendered and not validly withdrawn will be exchanged.

- Tenders of outstanding unregistered senior subordinated notes may be withdrawn at any time before 5:00 p.m. on the date of expiration of the exchange offer.

- The terms of the new exchange notes to be issued are substantially identical to the terms of the outstanding unregistered senior subordinated notes, except that the new exchange notes will be registered under the Securities Act of 1933 and will not have any transfer restrictions, registration rights or rights to additional interest.

- The exchange of outstanding unregistered senior subordinated notes for new exchange notes will not be a taxable event for U.S. federal income tax purposes.

- We will not receive any proceeds from the exchange offer.

- No public market exists for the outstanding unregistered senior subordinated notes or the new exchange notes. We do not intend to apply for listing of the new exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

    PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE EXCHANGE OFFER.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this prospectus is             , 2002.

    Whenever we refer to the outstanding 8 3/4% Senior Subordinated Notes due 2012 issued on January 29, 2002, we will refer to them as the "old notes" and individually as an "old note." Whenever we refer to the 8 3/4% Senior Subordinated Notes due 2012 to be issued in exchange for old notes, we will refer to them as the "exchange notes" and individually as an "exchange note". The old notes and the exchange notes are collectively referred to as the "notes."

    This exchange offer is not being made to, nor will we accept surrenders of old notes from, holders of old notes in any jurisdiction in which this exchange offer or the acceptance of old notes would not be in compliance with the securities or blue sky laws of such jurisdiction.

    Each holder of old notes wishing to accept this exchange offer must deliver the old notes to be exchanged, together with the letter of transmittal that accompanies this prospectus and any other required documentation, to the exchange agent identified in this prospectus. Alternatively, you may effect a tender of old notes by book-entry transfer into the exchange agent's account at The Depository Trust Company. All deliveries are at the risk of the holder. You can find detailed instructions concerning delivery in the section called "The Exchange Offer" in this prospectus and in the accompanying letter of transmittal.

                            ------------------------

    IF YOU ARE A BROKER-DEALER THAT RECEIVES EXCHANGE NOTES FOR YOUR OWN ACCOUNT PURSUANT TO THIS EXCHANGE OFFER, YOU MUST ACKNOWLEDGE THAT YOU WILL DELIVER A PROSPECTUS IN CONNECTION WITH ANY RESALE OF THE EXCHANGE NOTES. THE LETTER OF TRANSMITTAL ACCOMPANYING THIS PROSPECTUS STATES THAT BY SO ACKNOWLEDGING AND BY DELIVERING A PROSPECTUS, YOU WILL NOT BE DEEMED TO ADMIT THAT YOU ARE AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933. YOU MAY USE THIS PROSPECTUS, AS WE MAY AMEND OR SUPPLEMENT IT IN THE FUTURE, FOR YOUR RESALES OF EXCHANGE NOTES RECEIVED IN EXCHANGE FOR OLD NOTES WHERE THE OLD NOTES WERE ACQUIRED BY YOU AS A RESULT OF MARKET-MAKING OR OTHER TRADING ACTIVITIES. WE HAVE AGREED TO MAKE THIS PROSPECTUS AVAILABLE TO ANY BROKER-DEALER IN CONNECTION WITH ANY SUCH RESALE FOR A PERIOD OF 180 DAYS AFTER THE DATE OF EXPIRATION OF THIS EXCHANGE OFFER. FOR MORE INFORMATION, SEE THE SECTION CALLED "PLAN OF DISTRIBUTION" IN THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
FORWARD-LOOKING STATEMENTS..................................     ii

WHERE YOU CAN FIND MORE INFORMATION.........................     ii

PROSPECTUS SUMMARY..........................................      1

RISK FACTORS................................................     13

USE OF PROCEEDS.............................................     18

CAPITALIZATION..............................................     19

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA...     20

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     24

BUSINESS....................................................     33

MANAGEMENT..................................................     41

THE EXCHANGE OFFER..........................................     43

DESCRIPTION OF CERTAIN INDEBTEDNESS.........................     52

DESCRIPTION OF THE EXCHANGE NOTES...........................     54

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS..............     95

PLAN OF DISTRIBUTION........................................     99

LEGAL MATTERS...............................................     99

EXPERTS.....................................................     99

INDEX TO FINANCIAL STATEMENTS...............................    F-1

    Any references to "Pathmark," "the Company," "we," "us" or "our" shall refer to Pathmark Stores, Inc. and its predecessors and subsidiaries.

                            ------------------------

    UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS THAT EFFECT TRANSACTIONS IN THE EXCHANGE NOTES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATIONS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS OR THE DATE OF THE DOCUMENT INCORPORATED BY THEM. WE ARE NOT MAKING AN OFFER OF EXCHANGE IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED.

                           FORWARD-LOOKING STATEMENTS

    This prospectus and the documents incorporated by reference into this prospectus contain both historical and "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements appear in a number of places in this prospectus and include statements regarding the intent, belief or current expectations of Pathmark or its officers with respect to, among other things, the use of proceeds of the offering, the ability to borrow funds under our credit facilities, the ability to successfully implement our operating strategies, including trends affecting our business, financial condition and results of operations. While these forward-looking statements and the related assumptions are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. These statements are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control and reflect future business decisions which are subject to change. Some of these assumptions inevitably will not materialize, and unanticipated events will occur which will affect our results. Some important factors (but not necessarily all factors) that could affect our revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, include the following:

    - increased competition;

    - changes in business and economic conditions, as well as natural disasters and other adverse conditions in our markets;

    - our ability to successfully implement our renovation and expansion strategies;

    - reliance on third-party suppliers;

    - increased labor costs and labor disruptions; and

    - unanticipated environmental damages.

    Prospective investors are urged to carefully consider these factors in connection with the forward-looking statements. We do not intend to publicly release any revisions to any forward-looking statements contained in this prospectus to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our common stock is listed on the Nasdaq National Market under the symbol "PTMK." Information about us also is available at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C., 20006.

    We are "incorporating by reference" specified information contained in documents that we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. This information is considered part of this prospectus. Later information that we file with SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the exchange offer is completed:

    - our definitive Proxy Statement dated May 4, 2001; and

    - our current report on Form 8-K dated March 4, 2002.

    You may obtain a copy of these filings at no cost, by writing or telephoning us at the following address: Pathmark Stores, Inc., 200 Milik Street, Carteret, NJ 07008, Attn: General Counsel, telephone number: 732-499-3000.

                               PROSPECTUS SUMMARY

    This summary may not contain all of the information that is important to you. We encourage you to read this entire prospectus, including the risk factors, historical financial data and the accompanying notes, as well as documents incorporated by reference, before making a decision to participate in this exchange offer. Unless we indicate otherwise, references to fiscal years are to our fiscal years ending on the Saturday nearest to January 31 of the following calendar year. For example, "fiscal 2000" refers to our fiscal year ended February 3, 2001.

                                  THE COMPANY

    We are a leading full-service supermarket chain in the Northeast, operating 141 stores in the densely populated New York-New Jersey and Philadelphia metropolitan areas. We pioneered the development of the large supermarket/drugstore format in the Northeast, opening our first store of this kind in 1977. Today, our stores average approximately 52,100 square feet in size and are approximately 17% larger than the average U.S. supermarket. In addition, our stores continue to be among the most productive in our industry. During fiscal 2000, we generated sales per store and sales per selling square foot of $28.0 million and $716, respectively, compared to industry averages of approximately $17.4 million and $535, respectively.

    Our stores provide "one-stop" shopping with a wide assortment of foods and general merchandise and typically provide a variety of conveniences including a customer service center, a pharmacy, expanded produce and health and beauty care departments, service seafood and delicatessen departments and an in-store bank. Our stores are generally well situated in high traffic urban and suburban locations where we have established a loyal customer base and where we believe we are well positioned against new competitive entrants.

    We provide value to our customers through strong customer service, a convenient shopping experience, modern stores, a wide assortment of merchandise that caters to our diverse customer base, competitive prices, a strong private label program and effective in-store execution. Based on New York State Department of Agriculture and Markets inspections, we had the best food safety record in New York City among our competitors in May 2001. We have found food safety to be a top criterion by which customers choose a supermarket.

    We believe we are the largest supermarket chain operating under a single banner ("Pathmark") in our market area in terms of annual sales, which provides us with economies of scale with respect to branding and advertising. We focus our operations on this market area, where we believe we can maintain and build upon our strong market presence and achieve additional operating economies. All of our stores are located within 100 miles of our corporate offices in Carteret, New Jersey, and of our company-operated and outsourced distribution facilities. The proximity of these distribution facilities to our stores enables us to maintain better in-stock conditions, short lead times and lower distribution costs. We intend to further strengthen our position within our market area by selectively expanding our store base. During fiscal 2002, we expect to open five new stores and we have identified an additional 40 potential locations for future Pathmark stores within a 100 mile radius of our corporate offices.

    OUR STRENGTHS

    STRONG REGIONAL FRANCHISE. Operating in the New York-New Jersey and Philadelphia metropolitan areas for over 35 years, Pathmark has successfully developed a leading supermarket franchise with strong brand name recognition and customer loyalty. We believe we are the largest supermarket chain operating under a single banner in our market area in terms of annual sales. Our market area includes some of the most densely populated regions of the United States, representing approximately 10% of the U.S. population and encompassing two of the five largest U.S. metropolitan areas by population. We believe that the high population density in our markets coupled with the geographic concentration of our stores provide substantial opportunities for economies of scale.

    HIGHLY PRODUCTIVE, MODERN-FORMAT STORE BASE. Our stores are among the most productive in the industry. During fiscal 2000, we generated sales per store and sales per selling square foot of $28.0 million and $716, respectively, compared to industry averages of approximately $17.4 million and $535, respectively. Our stores average approximately 52,100 square feet in size and are approximately 17% larger than the average U.S. supermarket. We design our stores to provide customers with

"one-stop" shopping with a wide assortment of foods and general merchandise, as well as a host of additional conveniences, including in-store pharmacies and, in approximately 67% of our stores, a wide array of financial services offered by in-store banks. We are a leading filler of prescriptions among our supermarket competitors in the New York-New Jersey and Philadelphia metropolitan areas and, through our agreements with Fleet Bank and New York Community Bank, we believe we are also a leading provider of in-store banking services in our market area.

    PRIME REAL ESTATE LOCATIONS. Our many years of operation in our market area have allowed us to establish a store presence in high traffic urban and suburban locations. We believe that this gives us a strong position against new competitive entrants as our store portfolio would be difficult to replicate.

    STRONG AND DIFFERENTIATED MERCHANDISING. We believe that our merchandising and marketing programs allow us to differentiate our product and service offering to our customers. We also believe that our large stores and the experience of our category managers and store operators allow us to respond to the varying product demands of our customers with effective merchandising, which is important given the diverse ethnic makeup of the communities in which we operate. In addition, we offer over 3,000 private label products under the "Pathmark" name, which we believe provides substantial value to our customers and increases overall customer loyalty. Given our leading position in our market area, our high customer count and our established marketing expertise, we are also able to offer vendors significant opportunities to market their products effectively in a desirable market area. As a result, we believe we are well-positioned to realize purchasing and cooperative marketing benefits from vendors.

    EXPERIENCED AND INCENTIVIZED MANAGEMENT TEAM. Our senior management team has significant experience, with our top five executives having worked in the industry for an average of 30 years. The current management team is led by our Chairman and CEO, James Donald, who joined us in October 1996 from Safeway where he previously was President of Safeway's Eastern division. Through Mr. Donald's leadership, management has successfully implemented numerous operational initiatives which have served to increase our overall competitiveness and market share. Our management team and associates also hold options to purchase or own approximately 9.7% of our common stock on a fully-diluted basis, with stock-based incentives reaching down to the assistant store manager level. In addition, a significant portion of management's total compensation is incentive-based.

    OUR STRATEGY

    Our goals are to increase sales, market penetration and profitability in our existing markets. To achieve these goals, we intend to:

    CONTINUE TO RENOVATE OUR STORES AND EXPAND OUR STORE BASE. We believe that keeping stores fresh and up-to-date is critically important, and our goal is to renovate each store at least every five years. The store renovation program for fiscal 2001 includes 34 renovations, the largest number we have renovated in any one year. By the end of fiscal 2001, we expect that approximately 80% of our stores will be either new or have been renovated over the last five years. In addition to continually renovating our stores, we intend to further strengthen our position in our market area by selectively expanding our store base. During fiscal 2002, we expect to open five new stores and complete 19 renovations. In addition, we have identified an additional 40 potential locations for future Pathmark stores within a 100 mile radius of our corporate offices. By opening stores in our current market area, we believe we can increase our existing strong market presence and achieve additional operating economies.

    PROVIDE SUPERIOR CUSTOMER SERVICE AND STORE-LEVEL EXECUTION. We believe we differentiate ourselves by, among other things, our focus on customer service. To ensure the implementation of our high customer service standards, we rely on a store evaluation program whereby "mystery shoppers" visit our stores and rate them based on a variety of customer service attributes. One of our top priorities is to continue our strong execution in the area of food safety, which through company-sponsored surveys, we have found to be a top criterion by which customers choose a supermarket. Based on New York State Department of Agriculture and Markets inspections, we had the best food safety record in New York City among our competitors in May 2001. We intend to continue to develop and improve store-level execution through programs that emphasize proactive, interpersonal communication between store associates and customers.

    EXPAND PROFIT THROUGH IMPROVED GROSS PROFIT. We intend to continue to focus on improving our profitability by capitalizing on our large store format, which affords us the flexibility to more effectively merchandise a broader array of products and services, as well as higher margin products. An integral part of our merchandising and marketing effort is to promote increased customer traffic for our stores through our various convenience service departments, such as in-store pharmacies and banks. Furthermore, we plan to leverage the Pathmark Advantage Card loyalty program, which facilitates more effective category management and offers us the opportunity to more efficiently target sales promotions while strengthening our customer base. We also intend to increase our focus on, and merchandising of, Pathmark private label products as they generally provide higher margins than comparable branded products. Gross profit improvement initiatives will also include a focus on inventory control, disciplined ordering and shrink reduction.

    REDUCE OPERATING EXPENSES. We consistently evaluate our business in an effort to reduce operating expenses without affecting our overall objective of providing a high level of customer service. Currently, we have a number of initiatives in place to accomplish this goal. For example, our labor initiative is intended to increase associate productivity through increased uses of technology, such as more efficient point-of-sale equipment. We have also implemented a program called "Best Ball," which is designed to identify the best operating practices in use by certain stores and implement these best practices throughout our chain. These operating practices include maximizing efficient use of supplies and minimizing workers' compensation and customer accident claims.

    UPGRADE AND ENHANCE TECHNOLOGY. We believe in upgrading and improving our technology to enhance operating efficiency and customer service. We implemented a new financial system in the fourth quarter of fiscal 2001, which we expect will enhance our operational reporting and analytical tools. Similarly, our Wide Area Network was recently upgraded to a more reliable and faster frame relay technology, which we expect will improve communications with stores. Beginning in early 2002, we intend to roll out IBM's latest point-of-sale technology, which we believe will improve cashier productivity and customer service. In addition, after successfully testing "self-checkout" equipment in five of our stores and realizing strong customer acceptance and repeat usage, we plan to expand this feature to additional stores, with the intent of both improving our customer shopping experience and lowering store-level operating costs. We are also planning to implement a new time and attendance system, which will enable us to more effectively track store- level labor costs. We plan to continue the design and testing of a new category management system for installation in 2003, which should assist in maximizing SKU level profitability and improve in-store merchandising. Many of our various systems initiatives were incorporated as part of a five-year extension of our existing IBM outsourcing agreement, which provides our data center and information systems functions, as well as business applications and systems development.

    REORGANIZATION

    In October 1987, our predecessor companies were acquired in a leveraged buyout pursuant to which substantial indebtedness was incurred. While our core supermarkets operations remained sound following this leveraged buyout, the additional indebtedness and associated interest expense ultimately led us and our then parent companies to file a prepackaged plan of reorganization in the U.S. Bankruptcy Court in Delaware on July 12, 2000. On September 7, 2000, the Court entered an order confirming our plan of reorganization, which became effective on September 19, 2000, at which time we formally exited Chapter 11. As part of the plan of reorganization, approximately $1 billion of our subordinated debt was cancelled, with the holders receiving 100% of our common stock.

                                 THE GUARANTORS

    The old notes are guaranteed by Plainbridge LLC, a limited liability company organized under the laws of the State of Delaware, Adbrett Corp., a Delaware corporation, AAL Realty Corp., a New York corporation, GAW Properties Corp., a New Jersey corporation, Bridge Stuart, Inc., a New York corporation, and PTMK Corp., a Delaware corporation, each of which we refer to as a "subsidiary guarantor" and collectively as the "subsidiary guarantors." Each of the subsidiary guarantors is a wholly owned subsidiary of Pathmark, except Bridge Stuart, Inc., which is a wholly owned subsidiary of Plainbridge LLC. The exchange notes will also be guaranteed by the subsidiary guarantors.

                         SUMMARY OF THE EXCHANGE OFFER

    On January 29, 2002, we issued $200,000,000 aggregate principal amount of unregistered 8 3/4% Senior Subordinated Notes due 2012. These old notes are unconditionally guaranteed as to payment of principal and interest by the subsidiary guarantors. The exchange notes will be our obligations and will be entitled to the benefits of the indenture and the supplemental indenture relating to the old notes. The exchange notes will also be unconditionally guaranteed as to payment of principal and interest by the subsidiary guarantors. The form and terms of the exchange notes are identical in all material respects to the form and terms of the old notes, except that the exchange notes:

    - have been registered under the Securities Act, and therefore will contain no restrictive legends;

    - will not have registration rights; and

    - will not have the right to additional interest.

    For additional information on the terms of the exchange offer, see "The Exchange Offer."

THE EXCHANGE OFFER........................  We are offering to exchange up to $200,000,000 aggregate principal amount of our 8 3/4% Senior Subordinated
                                            Notes, due 2012 (which we refer to as the exchange
                                            notes) for a like aggregate principal amount of our
                                            outstanding 8 3/4% Senior Subordinated Notes, due 2012
                                            (which we refer to as the old notes). Old notes may only
                                            be exchanged in integral multiples of $1,000.

EXPIRATION OF THE EXCHANGE OFFER..........  The exchange offer will expire at 5:00 p.m., New York
                                            City time, on       , 2002, unless we decide to extend
                                            the expiration date.

RESALE OF EXCHANGE NOTES..................  Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we
                                            believe that you can resell and transfer the exchange
                                            notes you receive pursuant to this exchange offer,
                                            without compliance with the registration and prospectus
                                            delivery provisions of the Securities Act, provided
                                            that:

                                                - any exchange notes to be received by you will be
                                                  acquired in the ordinary course of your business;

                                                - you are not engaged in, do not intend to engage
                                                in, and have no arrangement or understanding with
                                                  any person to participate in, the distribution of
                                                  the exchange notes;

                                                - you are not an "affiliate" (as defined in Rule 405
                                                under the Securities Act) of ours;

                                                - if you are a broker-dealer, you have not entered
                                                into any arrangement with us or any of our
                                                  "affiliates" to distribute the exchange notes; and

                                                - if you are a broker-dealer and you will receive
                                                  exchange notes for your own account in exchange
                                                  for old notes that were acquired as a result of
                                                  market-making activities or other trading
                                                  activities, you will deliver a prospectus in
                                                  connection with any resale of such exchange notes.

PROCEDURES FOR TENDERING OLD NOTES........  If you wish to participate in the exchange offer, you must transmit a properly completed and signed letter of
                                            transmittal, and all other documents required by the
                                            letter of transmittal, to the exchange agent at the
                                            address set forth in the letter of transmittal. These
                                            materials must be received by the exchange agent before
                                            5:00 p.m., New York City time, on       , 2002, the
                                            expiration date of the exchange offer. You must also
                                            provide:

                                                - a confirmation of any book-entry transfer of old
                                                notes tendered electronically into the exchange
                                                  agent's account with DTC. You must comply with
                                                  DTC's standard operating procedures for electronic
                                                  tenders, by which you will agree to be bound in
                                                  the letter of transmittal; or

                                                - physical delivery of your old notes to the
                                                exchange agent's address as set forth in the letter
                                                  of transmittal.

                                            The letter of transmittal must also contain the
                                            representations you must make to us as described under
                                            "The Exchange Offer --Procedures for Tendering."

SPECIAL PROCEDURES FOR BENEFICIAL
  OWNERS..................................  If you are a beneficial owner of old notes that are held through a broker, dealer, commercial bank, trust company
                                            or other nominee and you wish to tender such old notes,
                                            you should contact the registered holder of the old
                                            notes promptly and instruct the registered holder of the
                                            old notes to tender your notes on your behalf.

GUARANTEED DELIVERY PROCEDURES............  If you cannot meet the expiration deadline, or you cannot deliver your old notes, the letter of transmittal
                                            or any other required documentation, or comply with
                                            DTC's standard operating procedures for electronic
                                            tenders on time, you may tender your old notes according
                                            to the guaranteed delivery procedures set forth under
                                            "The Exchange Offer--Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS.........................  You may withdraw the tender of your old notes at any
                                            time prior to 5:00 p.m., New York City time, on       ,
                                            2002, the expiration date.

CONSEQUENCES OF FAILURE TO EXCHANGE.......  If you are eligible to participate in this exchange offer and you do not tender your old notes as described
                                            in this prospectus, you will not have any further
                                            registration rights. In that case, your old notes will
                                            continue to be subject to restrictions on transfer. As a
                                            result of the restrictions on transfer and the
                                            availability of exchange notes, the old notes are likely
                                            to be much less liquid than before the exchange offer.
                                            The old notes will, after the exchange offer, bear
                                            interest at the same rate as the exchange notes.

CERTAIN U.S. FEDERAL INCOME TAX
  CONSEQUENCES............................  The exchange of the old notes for exchange notes pursuant to the exchange offer will not be a taxable
                                            exchange for U.S. federal income tax purposes.

ACCEPTANCE OF THE OLD NOTES AND DELIVERY
  OF THE EXCHANGE NOTES...................  We will accept for exchange any and all old notes that you properly tender in the exchange offer prior to the
                                            expiration date of the exchange offer. We will issue and
                                            deliver the exchange notes promptly following the
                                            expiration date of the exchange offer. See "The Exchange
                                            Offer -- Terms of the Exchange Offer." If you are a
                                            broker-dealer and you receive exchange notes for your
                                            own account in exchange for old notes, you must
                                            acknowledge that you will deliver a prospectus if you
                                            decide to resell your exchange notes. See "Plan of
                                            Distribution."

REGISTRATION RIGHTS AGREEMENT.............  This exchange offer is intended to satisfy your registration rights under the registration rights
                                            agreement into which we entered with the initial
                                            purchasers of the old notes. Those rights will terminate
                                            upon completion of the exchange offer.

USE OF PROCEEDS...........................  We will not receive any proceeds from the issuance of exchange notes pursuant to the exchange offer.

EXCHANGE AGENTS FOR OLD NOTES.............  Wells Fargo Bank Minnesota, National Association, the
                                            trustee under the indenture for the old notes, is
                                            serving as the exchange agent in connection with the
                                            exchange offer. The exchange agent can be reached at 213
                                            Court Street, Suite 902, Middletown, CT 06457, its
                                            facsimile number is 860-704-6219 and its telephone
                                            number is 860-704-6216.

                   SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

    The following summarized description of the exchange notes is subject to a number of important exceptions and qualifications. For additional information on the terms of the exchange notes, see "Description of the Exchange Notes."

ISSUER....................................  Pathmark Stores, Inc.

NOTES OFFERED.............................  $200,000,000 aggregate principal amount of 8 3/4%
                                            Subordinated Senior Notes due 2012.

MATURITY..................................  February 1, 2012

INTEREST PAYMENTS.........................  Interest on the exchange notes will accrue from the date of their issuance and be payable at a rate of 8 3/4% per
                                            year semiannually in arrears on February 1 and August 1
                                            of each year, to holders of record on the immediately
                                            preceding January 15 and July 15.

                                            Interest will be paid beginning on the interest payment
                                            date immediately following the last interest payment
                                            date for which interest was paid on the old notes.

OPTIONAL REDEMPTION.......................  We may, at our option, redeem some or all of the exchange notes at any time on or after February 1, 2007
                                            at the redemption prices listed under the heading
                                            "Description of the Exchange Notes--Optional
                                            Redemption," plus accrued and unpaid interest to the
                                            redemption date.

                                            Prior to February 1, 2007, we may redeem some or all of
                                            the exchange notes at the redemption price equal to the
                                            principal amount of the exchange notes plus the
                                            Applicable Premium and accrued and unpaid interest to
                                            the redemption date. The term "Applicable Premium" is
                                            defined under "Description of the Exchange
                                            Notes--Certain Definitions."

                                            On any one or more occasions prior to February 1, 2005,
                                            we may redeem up to 35% of the aggregate principal
                                            amount of the exchange notes originally issued and any
                                            additional notes issued under the same indenture
                                            governing the exchange notes, at a redemption price of
                                            108.75% of the principal amount of such exchange notes,
                                            plus accrued and unpaid interest to the redemption date
                                            with the net cash proceeds from certain sales of our
                                            common stock.

SUBSIDIARY GUARANTEES.....................  Our obligations under the exchange notes and in the indenture governing the exchange notes will be jointly
                                            and severally guaranteed on a senior subordinated basis
                                            by all of our existing domestic restricted subsidiaries
                                            and our future domestic restricted subsidiaries that
                                            incur certain types of indebtedness. These guarantees
                                            will be suspended during any period that the exchange
                                            notes have investment grade ratings from both Moody's
                                            Investor Services, Inc. and Standard and Poor's Ratings
                                            Group, Inc.

RANKING...................................  The exchange notes and the subsidiary guarantees will rank:

                                            - junior to all our and the guarantors' existing and
                                            future senior indebtedness, including any indebtedness
                                              under our bank credit facility;

                                            - senior to any of our and the guarantors' future
                                            indebtedness expressly subordinated to the exchange
                                              notes and the guarantees;

                                            - equal to all our and the guarantors' future senior
                                              subordinated debt;

                                            - effectively junior to all existing and future
                                            liabilities, including trade payables, of our
                                              non-guarantor subsidiaries; and

                                            - effectively junior to all of our and the guarantors'
                                            existing and future secured indebtedness to the extent
                                              of the assets securing such indebtedness.

                                            As of November 3, 2001, on a pro forma basis after
                                            giving effect to the offering of the old notes and the
                                            application of the proceeds therefrom:

                                            - the notes would have ranked junior to approximately
                                            $408.0 million of senior indebtedness, approximately
                                              $220.8 million of which would have represented
                                              indebtedness under our bank credit facility;

                                            - the guarantees would have ranked junior to
                                            approximately $232.8 million of senior indebtedness,
                                              approximately $220.8 million of which would have
                                              represented indebtedness under our bank credit
                                              facility; and

                                            - the notes would have ranked junior to approximately
                                            $22.2 million of our non-guarantor subsidiaries.

                                            The indenture governing the exchange notes will permit
                                            us and our subsidiaries to incur substantial additional
                                            indebtedness, including secured indebtedness to which
                                            the exchange notes will be effectively subordinated,
                                            subject to certain limitations.

CHANGE OF CONTROL.........................  If a Change of Control Event occurs, we must give holders of the exchange notes the opportunity to sell us
                                            their exchange notes at a price of 101% of the principal
                                            amount of such exchange notes, plus accrued and unpaid
                                            interest, if any, on such exchange notes--see "Change of
                                            Control," in "Description of the Exchange Notes--Certain
                                            Definitions."

CERTAIN COVENANTS.........................  The indenture governing the exchange notes will contain covenants that will, among other things, limit our
                                            ability and the ability of our restricted subsidiaries
                                            to:

                                            - incur additional indebtedness;

                                            - pay dividend on our capital stock or redeem,
                                            repurchase or retire our capital stock or subordinated
                                              indebtedness;

                                            - make investments;

                                            - create consensual limitations on the ability of our
                                            restricted subsidiaries to pay dividends, make loans or
                                              transfer property to us;

                                            - sell or transfer assets;

                                            - engage in transactions with our affiliates; and

                                            - consolidate, merge or transfer substantially all
                                              assets.

                                            During any period that the exchange notes have
                                            investment grade ratings from both Moody's Investors
                                            Service, Inc. and Standard and Poor's Ratings Group,
                                            Inc., the foregoing covenants will cease to be in effect
                                            with the exception of the covenant regarding
                                            consolidations, mergers and transfers of substantially
                                            all assets.

                                            These covenants are subject to a number of important
                                            limitations and exceptions described under "Description
                                            of the Exchange Notes--Certain Covenants."

LIQUIDITY.................................  The exchange notes generally will be freely transferable but will also be new securities for which there will not
                                            initially be a market. Accordingly, there can be no
                                            assurance as to the development or liquidity of any
                                            market for the exchange notes. The exchange notes are
                                            expected to be eligible for trading in the PORTAL
                                            market. We do not intend to apply for a listing of the
                                            exchange notes on any securities exchange or an
                                            automated dealer quotation system.

RATIO OF EARNINGS TO FIXED CHARGES........  Deficiency in earnings available to cover fixed charges for fiscal 1996, fiscal 1997, fiscal 1998, fiscal 1999,
                                            the 33 week period ended September 16, 2000, the 20 week
                                            period ended February 3, 2001 and the 39 week period
                                            ended November 3, 2001 was $36.9 million, $47.3 million,
                                            $28.1 million, $29.8 million, $38.0 million, $62.8
                                            million and $172.8 million, respectively. For purposes
                                            of determining the ratio of earnings to fixed charges,
                                            earnings are defined as earnings before income taxes and
                                            extraordinary items, plus fixed charges. Fixed charges
                                            consist of interest expense, including capitalized
                                            interest, amortization of debt issuance costs and a
                                            portion of operating lease rental expense deemed to be
                                            representative of the interest factor.

            SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

    The following tables present summary historical consolidated financial and other data. The periods prior to our exit from Chapter 11 have been designated "Predecessor Company" and the periods subsequent to that date have been designated "Successor Company." The statement of operations data for the 52 weeks ended January 30, 1999, the 52 weeks ended January 29, 2000, the 33 weeks ended September 16, 2000 and the 20 weeks ended February 3, 2001 and the balance sheet data as of January 29, 2000 and February 3, 2001 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the 6 weeks ended October 28, 2000 and the 39 weeks ended November 3, 2001 and the balance sheet data as of November 3, 2001 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The balance sheet data as of January 30, 1999 is derived from our audited consolidated financial statements, and the balance sheet data as of October 28, 2000 is derived from our unaudited consolidated financial statements, none of which are included in this prospectus.

    The data for the 39 weeks ended October 28, 2000 is comprised of the 6 weeks ended October 28, 2000 of the Successor Company and the 33 weeks ended
September 16, 2000 of the Predecessor Company.

    In the opinion of management, all adjustments considered necessary for a fair presentation have been included in our unaudited consolidated financial data. Interim results for the 39 weeks ended November 3, 2001 are not necessarily indicative of results that can be expected for the fiscal year ending February 2, 2002.

    The following table should be read in conjunction with "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

                                                    PREDECESSOR COMPANY(A)                      SUCCESSOR COMPANY(A)
                                           -----------------------------------------   ---------------------------------------
                                            52 WEEKS      52 WEEKS      33 WEEKS        6 WEEKS       20 WEEKS      39 WEEKS
                                             ENDED         ENDED          ENDED          ENDED         ENDED         ENDED
                                           JANUARY 30,   JANUARY 29,   SEPTEMBER 16,   OCTOBER 28,   FEBRUARY 3,   NOVEMBER 3,
                                              1999          2000          2000           2000           2001          2001
                                           -----------   -----------   -------------   -----------   -----------   -----------
                                                                          (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
  Sales..................................   $ 3,655.2     $ 3,698.1      $ 2,348.2      $  437.7      $ 1,493.7     $ 2,960.8
  Cost of Sales..........................    (2,612.0)     (2,639.4)      (1,688.5)       (315.0)      (1,072.6)     (2,136.4)
                                            ---------     ---------      ---------      --------      ---------     ---------
  Gross Profit...........................     1,043.2       1,058.7          659.7         122.7          421.1         824.4
  Selling, general and administrative
    expenses.............................      (832.4)       (850.3)        (549.7)        (99.5)        (339.3)       (691.3)
  Depreciation and amortization..........       (77.5)        (75.1)         (48.0)         (8.8)         (25.9)        (57.0)
  Reorganization income (expenses),
    net(b)...............................          --            --           (0.9)           --            7.4            --
  Amortization of excess reorganization
    value(c).............................          --            --             --         (32.1)         (98.4)       (199.1)
                                            ---------     ---------      ---------      --------      ---------     ---------
  Operating earnings (loss)..............       133.3         133.3           61.1         (17.7)         (35.1)       (123.0)
  Interest expense, net(d)...............      (161.3)       (163.1)         (99.1)         (8.8)         (27.7)        (49.8)
  Income tax provision...................        (1.7)         (2.1)          (0.1)         (2.5)         (14.7)        (10.6)
                                            ---------     ---------      ---------      --------      ---------     ---------
  Net loss(e)............................   $   (29.7)    $   (31.9)     $   (38.1)     $  (29.0)     $   (77.5)    $  (183.4)
                                            =========     =========      =========      ========      =========     =========

BALANCE SHEET DATA (END OF PERIOD):
  Cash and cash equivalents..............   $     7.9     $    16.2                     $   59.6      $    84.6     $    31.9
  Total assets...........................       826.5         843.2                      1,782.0        1,725.4       1,538.8
  Total debt (excluding capital lease
    obligations).........................     1,274.4       1,343.1                        454.2          452.4         445.2
  Capital lease obligations..............       182.8         198.5                        202.7          195.5         185.0
  Total debt (including capital lease
    obligations).........................     1,457.2       1,541.6                        656.9          647.9         630.2
  Exchangeable preferred stock and
    accrued dividends....................       216.7         235.8                           --             --            --
  Stockholders' equity (deficiency)......    (1,383.8)     (1,434.4)                       637.2          589.0         403.1

                                         52 WEEKS      52 WEEKS      53 WEEKS      39 WEEKS      39 WEEKS
                                           ENDED         ENDED         ENDED         ENDED         ENDED
                                        JANUARY 30,   JANUARY 29,   FEBRUARY 3,   OCTOBER 28,   NOVEMBER 3,
                                           1999          2000          2001          2000          2001
                                        -----------   -----------   -----------   -----------   -----------
OTHER DATA (DOLLARS IN MILLIONS):
  Same-store sales growth.............      0.7  %        0.6  %        0.3  %        0.0  %        3.3  %
  EBITDA(f)...........................    2$12.2        2$11.3        1$93.2        1$35.1        1$34.6
  Ratio of total debt to EBITDA(g)....      6.9  x        7.3  x        3.4  x       (i    )       (i    )
  Ratio of EBITDA to interest
    expense...........................      1.3  x        1.3  x       (h    )       (i    )       (i    )
  Capital expenditures, including
    property acquired under capital
    leases and technology
    investments.......................     $54.5         $87.7         $66.8         $49.0         $83.5

SUPERMARKET DATA (NUMBER OF STORES)
  In operation at beginning of
    period............................    135           132           135           135           138
  Opened or acquired during period....     --             3             4             4             5
  Closed or sold during period........    (3)            --           (1)           (1)           (2)
                                           ------        ------        ------        ------        ------
  In operation at end of period.......    132           135           138           138           141
                                           ======        ======        ======        ======        ======
  Stores renovated during period......     14            29            19             9            19
                                           ======        ======        ======        ======        ======

------------------------

(a) We completed our plan of reorganization and formally exited Chapter 11 on September 19, 2000, the "Plan Effective Date." As a result, we adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code" ("Fresh-Start Reporting"). In connection with the adoption of Fresh-Start Reporting, a new entity had been deemed created for financial reporting purposes. The periods presented prior to the Plan Effective Date have been designated "Predecessor Company" and the periods subsequent to the Plan Effective Date have been designated "Successor Company" with September 16, 2000, the Saturday nearest the Plan Effective Date, utilized for the accounting closing date related to the Predecessor Company financial statements. As a result of the implementation of Fresh-Start Reporting and the substantial debt reduction from the completion of the plan of reorganization, the results of operations and balance sheets of the Predecessor Company and the Successor Company are not comparable.

    Pursuant to the plan of reorganization, our direct and indirect parent companies merged with us and we became the surviving entity. These mergers are being accounted for at historical cost in a manner similar to pooling-of-interests accounting. Accordingly the historical financial information of the Predecessor Company presented herein reflects the financial position and results of operations of the combined entity.

(b) Reorganization income of $7.4 million for the 20 weeks ended February 3, 2001 is comprised of a gain related to the difference between the settled lessor claims for rejected leases and the liability previously recorded for such claims. Reorganization expenses of $0.9 million for the 33 weeks ended September 16, 2000 are comprised of $19.1 million of fees directly attributable to the Plan of Reorganization, net of a gain of $18.2 million related to the difference between the estimated lessor claims for rejected leases and the liabilities previously recorded for such leases.

(c) The excess reorganization value of $798.0 million, resulting from Fresh-Start Reporting is being amortized over three years. With the adoption of SFAS No. 142, our excess reorganization value will no longer be amortized subsequent to fiscal 2001 but rather will be evaluated for impairment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--New Accounting Pronouncements."

(d) As a result of our Chapter 11 filing on July 12, 2000, the "Petition Date," no principal or interest payments were made on or after the Petition Date on our subordinated debt. Accordingly, no interest expense for such subordinated debt has been accrued on or after the Petition Date.

(e) Excludes extraordinary items.

(f) EBITDA represents net earnings before interest, income taxes, depreciation, amortization, the gain or loss from the sale of real estate, reorganization income or expenses and the LIFO charge. While management believes EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt, it should not be construed as an alternative to, or a better indicator of, operating earnings or cash flow from operating activities as determined in accordance with generally accepted accounting principles. Our measurement of EBITDA may not be comparable to similarly titled measures reported by other companies.

(g) Total debt used is as of period end.

(h) Ratio is not meaningful due to the reorganization.

(i) Interim ratios are not presented.

                                  RISK FACTORS

    The exchange notes, like the old notes, entail the following risks. You should carefully consider these risk factors, as well as the other information contained in this prospectus, before participating in the exchange offer.

    RISKS RELATING TO THE NOTES

    OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH AND PREVENT US FROM FULFILLING OUR OBLIGATIONS UNDER THESE NOTES.

    We have a significant amount of indebtedness and substantial debt service obligations. Assuming we had sold the old notes on November 3, 2001, our total indebtedness on a pro forma basis would have been approximately $630.2 million (including the old notes), or approximately 61.2% of our pro forma capitalization. We would also have had $133.9 million of availability under our bank credit facility. We and our subsidiaries may be able to incur substantial additional indebtedness in the future.

    Our substantial indebtedness could have important consequences to you. For example, it could:

    - make it more difficult for us to satisfy our obligations with respect to the notes;

    - increase our vulnerability to general adverse economic and industry conditions;

    - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures and other general corporate needs;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

    - place us at a competitive disadvantage compared to our competitors that have less debt; and

    - limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

    Any failure to comply with covenants in the instruments governing our debt could result in an event of default which, if not cured or waived, could have a material adverse effect on us.

    YOUR RIGHT TO RECEIVE PAYMENTS ON THE EXCHANGE NOTES IS JUNIOR TO OUR EXISTING INDEBTEDNESS AND POSSIBLY ALL OF OUR FUTURE BORROWINGS. FURTHER, THE GUARANTEES OF THE EXCHANGE NOTES ARE JUNIOR TO ALL OF THE GUARANTORS' EXISTING SENIOR INDEBTEDNESS AND POSSIBLY ALL OF THEIR FUTURE BORROWINGS.

    The exchange notes and the subsidiary guarantees rank behind all of our and the subsidiary guarantors' existing and future senior indebtedness (as defined). Assuming we completed the offering of the old notes on November 3, 2001 and utilized the net proceeds for repayment of indebtedness, the notes would have been subordinated to approximately $408.0 million of our senior indebtedness, approximately $220.8 million of which would have represented borrowings under our bank credit facility and approximately $185.0 million of which would have represented capital lease obligations and we would have had approximately
$133.9 million available for borrowing as additional senior indebtedness under the revolving working capital facility portion of our bank credit facility. On a similar basis, on November 3, 2001, the subsidiary guarantees would have been subordinated to approximately $232.8 million of senior indebtedness of the subsidiary guarantors, approximately $220.8 million of which would have represented guarantees of our bank credit facility. In addition, on November 3, 2001, the notes would have effectively been subordinated to approximately
$22.2 million of indebtedness of our non-guarantor subsidiaries. We will be permitted to incur additional senior indebtedness in the future under the terms of the indenture. As a result, upon any distribution to our creditors in a bankruptcy, liquidation or reorganization or similar proceeding relating to us or our property, the holders of senior indebtedness of our company will be entitled to be paid in full in cash before any payment may be made with respect to the notes. In addition, payments on the notes could be blocked in the event of a payment default or certain other defaults on senior indebtedness. See "Description of the Exchange Notes--Ranking Payment of Notes."

    In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to our company or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of our subordinated indebtedness, if any, and that of the subsidiary guarantors in the assets remaining after we and the subsidiary guarantors have paid all of the senior indebtedness. However, because the indenture requires that amounts otherwise payable to holders of the notes in a bankruptcy or similar proceeding be paid to holders of senior indebtedness instead, holders of the notes may receive less, ratably, than holders of trade payables in any such proceeding. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors and holders of the notes may receive less, ratably, than the holders of senior indebtedness.

    The notes will also effectively be subordinated to all existing and future liabilities (including trade payables) of our subsidiaries that are not guarantors. Currently, we have four special purpose subsidiaries that will not guarantee the notes. These subsidiaries own four stores that are leased to Pathmark. Our right to participate in any distribution of the assets of these subsidiaries upon their liquidation, reorganization or insolvency (and the consequent right of the holders of the notes to participate in the distribution of those assets) will be subject to the prior claims of these subsidiaries' creditors (including trade creditors). As of November 3, 2001, these four subsidiaries had aggregate indebtedness of approximately $22.2 million.

    THE NOTES ARE NOT SECURED.

    In addition to being subordinate to our and the guarantors' senior indebtedness and all indebtedness of our subsidiaries that are not guaranteeing the notes, the notes will not be secured by any of our assets. However, our bank credit facility is secured by substantially all of our assets and certain mortgage debt is secured by a portion of our property and equipment. We may also incur additional secured indebtedness in the future without securing the notes. Therefore, if we become insolvent or are liquidated, or if payment under the notes is accelerated, the lenders under such instruments would be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such indebtedness. Accordingly, such lenders would have a prior claim on those of our assets securing their indebtedness. Because the notes will not be secured by any of our assets, it is possible that there would be no assets remaining from which claims of the holders of the notes could be satisfied or, if any such assets remained, such assets might be insufficient to satisfy such claims in full.

    OUR OTHER DEBT, INCLUDING OUR BANK CREDIT FACILITY, CONTAINS A VARIETY OF COVENANTS. OUR FAILURE TO COMPLY WITH THESE COVENANTS COULD RESULT IN AN EVENT OF DEFAULT UNDER THE INDENTURE RELATING TO THE NOTES.

    Our bank credit facility requires us to maintain specified financial ratios and tests, among other obligations, including a minimum consolidated EBITDA test and a maximum leverage ratio. In addition, our bank credit facility and certain of our other indebtedness have affirmative and negative covenants customary for financings of that type. A failure to comply with any of these covenants could lead to an event of default, which could result in an acceleration of the indebtedness. Acceleration of our other indebtedness would constitute an event of default under the indenture governing the notes. In addition, if an event of default exists on any of our senior indebtedness, the subordination provisions in the indenture may restrict payments to holders of the notes until holders of senior indebtedness are paid in full or the default is cured or waived or has ceased to exist. Furthermore, the indenture will restrict our ability to incur additional indebtedness, sell assets, create encumbrances, make specified payments, including the payment of dividends, or enter into a merger or consolidation. A failure to comply with the restrictions in the indenture could result in an event of default. For additional information see the descriptions under "Description of Certain Indebtedness" and "Description of the Exchange Notes."

    WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.

    Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes. However, it is possible that we will not have sufficient funds or will not be able to obtain the necessary financing at the time of the change of control event, to make the required repurchase of notes or that restrictions in our bank credit facility will not allow such payments. In addition, upon a change of control event, we may be required to repay the outstanding principal, any accrued interest on and any other amounts owed by us under our bank credit facility. If a change of control occurred and we did not have sufficient funds or financing available to pay for the notes or we did not repay our bank credit facility or obtain a waiver thereunder, an event of default would be triggered under the notes. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. We have no current intention of engaging in transactions involving a change of control, although it is possible that we could decide to do so in the future. For more information, see the descriptions under "Description of Certain Indebtedness" and "Description of the Exchange Notes--Change of Control."

    FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

    The notes are and will be guaranteed by all of our domestic restricted subsidiaries. If a bankruptcy case or lawsuit is initiated with respect to a guarantor, the debt represented by the guarantee entered into by that guarantor may be reviewed under federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to certain obligations of a guarantor if, among other things, such guarantor, at the time it entered into the guarantee, received less than reasonably equivalent value or fair consideration for entering into the guarantee and either: was insolvent or rendered insolvent by reason of entering into the guarantee; was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay such debts or contingent liabilities as they became due.

    In addition, any payment by a guarantor could be voided and required to be returned to such guarantor or to a fund for the benefit of the creditors of such guarantor under such circumstances.

    If a guarantee of a subsidiary were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the notes would be solely creditors of our company and creditors of our other subsidiaries that have validly guaranteed these notes. The notes then would be effectively subordinated to all obligations of the subsidiary whose guarantee was voided.

    The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

    - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

    - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

    - it could not pay its debts or contingent liabilities as they became due.

    To the extent that the claims of the holders of the notes against any subsidiary were subordinated in favor of other creditors of such subsidiary, such other creditors would be entitled to be paid in full before any payment could be made on the notes. If one or more of the guarantees is voided or subordinated, we cannot assure you that after providing for all prior claims, there would be sufficient assets remaining to satisfy the claims of the holders of the notes.

    IF AN ACTIVE TRADING MARKET DOES NOT DEVELOP FOR THE NOTES, YOU MAY NOT BE ABLE TO RESELL THEM.

    The exchange notes are a new issue of securities for which there is currently no trading market. We do not intend to list the exchange notes on any national securities exchange or to seek the admission of the exchange notes for trading in the Nasdaq National Market. However, it is expected that the exchange notes will be eligible for trading in the PORTAL market. There can be no assurance that an active trading market for the exchange notes offered will develop. If no market develops, the exchange notes could trade at prices that may be lower than the initial offering price of the old notes depending on many factors, including prevailing interest rates and the markets for similar securities, general economic conditions and our financial condition, performance and prospects. The liquidity of, and the trading market for, the exchange notes may be adversely affected by general declines or disruptions in the market for non-investment grade debt.

    CONSEQUENCES OF FAILURE TO EXCHANGE YOUR OLD NOTES FOR EXCHANGE NOTES

    If you do not tender your old notes to be exchanged in this exchange offer, your notes will remain restricted securities and will be subject to certain transfer restrictions. As restricted securities, your old notes:

    - may be resold only if registered pursuant to the Securities Act of 1933, if an exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law; and

    - shall bear a legend restricting transfer in the absence of registration or an exemption therefrom.

    In addition, a holder of old notes who desires to sell or otherwise dispose of all or any part of its old notes under an exemption from registration under the Securities Act of 1933, if requested by us, must deliver to us an opinion of counsel, reasonably satisfactory in form and substance to us, that such exemption is available.

    RISKS RELATING TO OUR BUSINESS AND INDUSTRY

    OUR INDUSTRY IS INTENSELY COMPETITIVE AND THE COMPETITION WE ENCOUNTER MAY HAVE A NEGATIVE IMPACT ON THE PRICES WE MAY CHARGE FOR OUR PRODUCTS AND OUR REVENUES AND PROFITABILITY.

    The supermarket business is highly competitive and is characterized by high inventory turnover and narrow profit margins. As a result, our results of operations are sensitive to, and may be materially adversely impacted by, among other things, competitive pricing, promotional pressures and additional store openings. We compete with national and regional supermarkets, "warehouse" and "club" stores, drug stores, convenience stores, discount merchandisers and other local retailers in the market areas we serve. Competition with these outlets is based on price, store location, advertising and promotion, product mix, quality and service. Some of these competitors may have greater financial resources, lower merchandise acquisition cost and lower operating expenses than we do, and we may be unable to compete successfully in the future.

    Our stores are concentrated in the Northeastern United States, making us vulnerable to economic downturns, natural disasters and other adverse conditions or other catastrophic events in this region.

    We are mainly concentrated in the metropolitan areas of New York-New Jersey and Philadelphia. As a result, we are vulnerable to economic downturns in that region, in addition to those that may affect the country as a whole, as well as natural and other catastrophic events that may impact that region. These events may adversely affect our sales which may lead to lower earnings, or even losses, and may also adversely affect our future growth and expansion. For example, the current economic recession, combined with the terrorist events of September 11, 2001 affecting the World Trade Center in New York City, have adversely affected the New York region and the regional economy. Further, since we are concentrated in densely populated metropolitan areas, opportunities for future store expansion may be limited, which may adversely affect our business and results of operations.

    OUR RENOVATION AND EXPANSION PLANS MAY NOT BE SUCCESSFUL, WHICH MAY ADVERSELY AFFECT OUR BUSINESS AND FINANCIAL CONDITION.

    A key to our business strategy has been, and will continue to be, the renovation and expansion of total selling square footage. Although we expect cash flows generated from operations, supplemented by the unused borrowing capacity under our bank credit facility and the availability of capital lease financing, will be sufficient to fund our capital renovation and expansion programs, sufficient funds may not be available. In addition, the greater financial resources of some of our competitors for real estate sites could adversely affect our ability to open new stores. The inability to renovate our existing stores, add new stores or increase the selling area of existing stores could adversely affect our business, our results of operations and our ability to compete successfully.

    WE RELY ON C&S WHOLESALE GROCERS, INC. FOR SUPPLY OF A MAJORITY OF OUR PRODUCTS.

    Pursuant to the terms of a long-term supply agreement, we have outsourced to C&S Wholesale Grocers, Inc. supply of substantially all of the products we sell other than general merchandise, pharmacy, health and beauty care and tobacco products. During fiscal 2001, we estimate that the products supplied from C&S will account for approximately 61% of all of our supermarket inventory purchases. Although we have not experienced difficulty in supply of these products to date, supply interruptions by C&S may occur in the future. Any significant interruption in this supply stream, including as a result of disruptions at C&S or if the C&S agreement were terminated for any reason, could have a material adverse effect on our business and results of operations.

    WE ARE AFFECTED BY INCREASING LABOR COSTS AND A COMPETITIVE LABOR MARKET AND ARE SUBJECT TO THE RISK OF UNIONIZED LABOR DISRUPTIONS.

    Our continued success depends on our ability to attract and retain qualified personnel. We compete with other businesses in our markets with respect to attracting and retaining qualified employees. A shortage of qualified employees may require us to enhance our wage and benefits package in order to compete effectively in the hiring and retention of qualified employees. Our labor costs may continue to increase, and such increases may not be recovered. If we fail to attract and retain qualified employees, to control our labor costs or to recover any increased labor costs through increased prices, our business and results of operations may be materially adversely affected. In addition, approximately 90% of our associates are covered by collective bargaining agreements with local labor unions. Although we do not anticipate any difficulty renegotiating these contracts as they expire, a labor-related work stoppage by these unionized employees could adversely affect our business and results of operations.

    WE FACE THE RISK OF BEING HELD LIABLE FOR ENVIRONMENTAL DAMAGES THAT MAY
     OCCUR.

    Our operations subject us to various laws and regulations relating to the protection of the environment, including those governing the management and disposal of hazardous materials and the cleanup of contaminated sites. Under some environmental laws, such as the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, also known as CERCLA or the Superfund law, and similar state statutes, responsibility for the entire cost of cleanup of a contaminated site can be imposed upon any current or former site owners or operators, or upon any party who sent waste to the site, regardless of the lawfulness of the original activities that led to the contamination. From time to time we have been named as one of many potentially responsible parties at Superfund sites, although our share of liability has typically been DE MINIMIS. We believe we are currently in substantial compliance with applicable environmental requirements. However, future developments such as more aggressive enforcement policies, new laws or discovery of unknown conditions may require expenditures that may have a material adverse effect on our business and financial condition.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from this exchange offer. Any old notes that are properly tendered and exchanged pursuant to the exchange offer will be retired and cancelled. The net proceeds from the issuance of the old notes, after deducting initial purchaser's discounts, fees and expenses, together with cash on hand were used to repay a portion of outstanding loans under our bank credit facility and will be used to repay a portion of our outstanding indebtedness under certain of our industrial revenue bonds. Accordingly, the issuance of the exchange notes will not result in any change in our indebtedness.

                                 CAPITALIZATION

    The following table sets forth our actual cash and cash equivalents, and capitalization as of November 3, 2001 and as adjusted for the issuance of the old notes on January 29, 2002 and the application of the net proceeds from the sale thereof and cash on hand as described under "Use of Proceeds." The information below should be read in conjunction with "Selected Historical Consolidated Financial and Other Data" and our consolidated financial statements contained elsewhere in this prospectus.

                                                                AS OF NOVEMBER 3, 2001
                                                              --------------------------
                                                               ACTUAL     AS ADJUSTED(1)
                                                              ---------   --------------
                                                                    (IN MILLIONS)
Cash and cash equivalents...................................  $    31.9     $    24.6
                                                              =========     =========

Total debt, including current maturities of long-term
  debt(2):
  Term Loan A...............................................  $   115.6     $      --
  Term Loan B...............................................      298.8         220.8
  Mortgages.................................................       22.2          22.2
  Industrial revenue bonds..................................        8.1           1.7
  Other debt................................................        0.5           0.5
  Capital lease obligations.................................      185.0         185.0
  8 3/4% Senior Subordinated Notes due 2012.................         --         200.0
                                                              ---------     ---------
    Total debt..............................................      630.2         630.2
                                                              ---------     ---------

Stockholders' Equity:
  Preferred stock
    5,000,000 shares authorized; none issued and
      outstanding...........................................         --            --
  Common stock $0.01 par value
    100,000,000 shares authorized; 30,098,510 shares issued
      and outstanding(3)....................................        0.3           0.3
  Common stock warrants.....................................       60.0          60.0
  Paid-in capital...........................................      607.0         607.0
  Accumulated deficit.......................................     (261.0)       (264.5)
  Accumulated comprehensive net loss........................       (3.1)         (3.1)
  Unamortized value of restricted common stock grants.......       (0.1)         (0.1)
                                                              ---------     ---------
    Total stockholders' equity..............................      403.1         399.6
                                                              ---------     ---------
      Total capitalization..................................  $ 1,033.3     $ 1,029.8
                                                              =========     =========

------------------------

(1) As adjusted for the issuance of the old notes and the application of the net proceeds from the sale thereof.

(2) Our revolving working capital facility allows us to borrow up to $175.0 million, including up to $125.0 million in letters of credit. At November 3, 2001, no borrowings and $41.1 million in letters of credit were outstanding under this facility.

(3) Does not include:

       - approximately 3.8 million shares issuable upon the exercise of stock options granted under our 2000 Employee Equity Option Plan and the 2000 Non-Employee Directors' Equity Plan; and

       - approximately 5.3 million shares issuable upon exercise of warrants issued pursuant to the terms of our reorganization.

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

    The following tables present selected historical consolidated financial and other data. The periods prior to our exit from Chapter 11 have been designated "Predecessor Company" and the periods subsequent to that date have been designated "Successor Company." The statement of operations data for the 52 weeks ended January 30, 1999, the 52 weeks ended January 29, 2000, the 33 weeks ended September 16, 2000 and the 20 weeks ended February 3, 2001 and the balance sheet data as of January 29, 2000 and February 3, 2001 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The statement of operations data for the fiscal years ended February 1, 1997, January 31, 1998 and the balance sheet data as of February 1, 1997 and January 31, 1998 are derived from our audited consolidated financial statements and the balance sheet data as of October 28, 2000 are derived from our unaudited consolidated financial statements, none of which are included herein. The statement of operations data for the 6 weeks ended October 28, 2000 and the 39 weeks ended November 3, 2001 and the balance sheet data as of November 3, 2001 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

    The data for the 39 weeks ended October 28, 2000 is comprised of the 6 weeks ended October 28, 2000 of the Successor Company and the 33 weeks ended
September 16, 2000 of the Predecessor Company.

    In the opinion of management, all adjustments considered necessary for a fair presentation have been included in our unaudited consolidated financial data. Interim results for the 39 weeks ended November 3, 2001 are not necessarily indicative of results that can be expected for the fiscal year ending February 2, 2002.

    The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements included elsewhere in this prospectus.

                                                 PREDECESSOR COMPANY(A)                             SUCCESSOR COMPANY(A)
                          ---------------------------------------------------------------------   -------------------------
                           52 WEEKS      52 WEEKS      52 WEEKS      52 WEEKS      33 WEEKS        6 WEEKS       20 WEEKS
                            ENDED         ENDED         ENDED         ENDED          ENDED          ENDED         ENDED
                          FEBRUARY 1,   JANUARY 31,   JANUARY 30,   JANUARY 29,   SEPTEMBER 16,   OCTOBER 28,   FEBRUARY 3,
                             1997          1998          1999          2000          2000           2000           2001
                          -----------   -----------   -----------   -----------   -------------   -----------   -----------
                                                                (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS
  DATA:
Sales...................   $ 3,711.0     $ 3,696.0     $ 3,655.2     $ 3,698.1      $ 2,348.2      $  437.7      $ 1,493.7
Cost of sales...........    (2,619.3)     (2,652.0)     (2,612.0)     (2,639.4)      (1,688.5)       (315.0)      (1,072.6)
                           ---------     ---------     ---------     ---------      ---------      --------      ---------
Gross profit............     1,091.7       1,044.0       1,043.2       1,058.7          659.7         122.7          421.1
Selling, general and
  administrative
  expenses..............      (857.0)       (840.4)       (832.4)       (850.3)        (549.7)        (99.5)        (339.3)
Depreciation and
  amortization(b).......       (89.6)        (84.1)        (77.5)        (75.1)         (48.0)         (8.8)         (25.9)
Reorganization income
  (expenses), net(c)....        (9.1)           --            --            --           (0.9)           --            7.4
Amortization of excess
  reorganization
  value(d)..............          --            --            --            --             --         (32.1)         (98.4)
Lease commitment
  charge(e).............        (8.8)           --            --            --             --            --             --
                           ---------     ---------     ---------     ---------      ---------      --------      ---------
Operating earnings
  (loss)................       127.2         119.5         133.3         133.3           61.1         (17.7)         (35.1)
Interest expense,
  net(f)................      (164.1)       (166.8)       (161.3)       (163.1)         (99.1)         (8.8)         (27.7)
Income tax benefit
  (provision)...........        17.7          (2.2)         (1.7)         (2.1)          (0.1)         (2.5)         (14.7)
                           ---------     ---------     ---------     ---------      ---------      --------      ---------
Net loss(g).............   $   (19.2)    $   (49.5)    $   (29.7)    $   (31.9)     $   (38.1)     $  (29.0)     $   (77.5)
                           =========     =========     =========     =========      =========      ========      =========
Ratio of earnings to
  fixed charges(h)......          --            --            --            --             --            (l)            --

BALANCE SHEET DATA (END
  OF PERIOD):
Cash and cash
  equivalents...........   $    11.5     $    63.4     $     7.9     $    16.2                     $   59.6      $    84.6
Total assets............     1,015.3         906.5         826.5         843.2                      1,782.0        1,725.4
Total debt (excluding
  capital lease
  obligations)..........     1,287.5       1,251.8       1,274.4       1,343.1                        454.2          452.4
Capital lease
  obligations...........       198.8         194.9         182.8         198.5                        202.7          195.5
Total debt (including
  capital lease
  obligations)..........     1,486.3       1,446.7       1,457.2       1,541.6                        656.9          647.9
Exchangeable preferred
  stock and accrued
  dividends.............       178.5         197.6         216.7         235.8                           --             --
Stockholders' equity
  (deficiency)..........    (1,259.4)     (1,335.4)     (1,383.8)     (1,434.4)                       637.2          589.0

                          -----------
                           39 WEEKS
                            ENDED
                          NOVEMBER 3,
                             2001
                          -----------
                          (DOLLARS IN
                           MILLIONS)
STATEMENT OF OPERATIONS
  DATA:
Sales...................   $ 2,960.8
Cost of sales...........    (2,136.4)
                           ---------
Gross profit............       824.4
Selling, general and
  administrative
  expenses..............      (691.3)
Depreciation and
  amortization(b).......       (57.0)
Reorganization income
  (expenses), net(c)....          --
Amortization of excess
  reorganization
  value(d)..............      (199.1)
Lease commitment
  charge(e).............          --
                           ---------
Operating earnings
  (loss)................      (123.0)
Interest expense,
  net(f)................       (49.8)
Income tax benefit
  (provision)...........       (10.6)
                           ---------
Net loss(g).............   $  (183.4)
                           =========
Ratio of earnings to
  fixed charges(h)......          --
BALANCE SHEET DATA (END
  OF PERIOD):
Cash and cash
  equivalents...........   $    31.9
Total assets............     1,538.8
Total debt (excluding
  capital lease
  obligations)..........       445.2
Capital lease
  obligations...........       185.0
Total debt (including
  capital lease
  obligations)..........       630.2
Exchangeable preferred
  stock and accrued
  dividends.............          --
Stockholders' equity
  (deficiency)..........       403.1

                             52 WEEKS      52 WEEKS      52 WEEKS      52 WEEKS      53 WEEKS      39 WEEKS      39 WEEKS
                               ENDED         ENDED         ENDED         ENDED         ENDED         ENDED         ENDED
                            FEBRUARY 1,   JANUARY 31,   JANUARY 30,   JANUARY 29,   FEBRUARY 3,   OCTOBER 28,   NOVEMBER 3,
                               1997          1998          1999          2000          2001          2000          2001
                            -----------   -----------   -----------   -----------   -----------   -----------   -----------
OTHER DATA (DOLLARS IN
  MILLIONS):
Same-store sales growth...       (2.8)%         0.8%          0.7%          0.6%          0.3%          0.0%          3.3%
EBITDA(i).................     $236.7       $ 201.6        $212.2        $211.3        $193.2        $135.1        $134.6
Cash provided by (used
  for):
  Operating activities....       78.0          58.2         (24.5)         21.9          65.9          17.1          45.5
  Investing activities....      (47.5)         95.6          14.2         (39.4)        (35.3)        (17.3)        (80.1)
  Financing activities....      (32.1)       (101.9)        (45.1)         25.8          37.8          43.6         (18.1)
Ratio of total debt to
  EBITDA(j)...............        6.3x          7.2x          6.9x          7.3x          3.4x           (l)           (l)
Ratio of EBITDA to
  interest expense........        1.4x          1.2x          1.3x          1.3x           (k)           (l)           (l)
Capital expenditures,
  including property
  acquired under capital
  leases and technology
  investments.............     $ 95.2       $  58.1        $ 54.5        $ 87.7        $ 66.8        $ 47.0        $ 83.5
SUPERMARKET DATA (NUMBER
  OF STORES):
In operation at beginning
  of period...............        144           144           135           132           135           135           138
Opened or acquired during
  period..................          4             2            --             3             4             4             5
Closed or sold during
  period..................         (4)          (11)           (3)           --            (1)           (1)           (2)
                               ------       -------        ------        ------        ------        ------        ------
In operation at end of
  period..................        144           135           132           135           138           138           141
                               ------       -------        ------        ------        ------        ------        ------
Stores renovated during
  period..................         21            13            14            29            19             9            19
                               ======       =======        ======        ======        ======        ======        ======

(a) We completed our Plan of Reorganization and formally exited Chapter 11 on September 19, 2000, the "Plan Effective Date." As a result, we adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting By Entities in Reorganization Under the Bankruptcy Code" ("Fresh-Start Reporting"). In connection with the adoption of Fresh-Start Reporting, a new entity had been deemed created for financial reporting purposes. The periods presented prior to the Plan Effective Date have been designated "Predecessor Company" and the periods subsequent to the Plan Effective Date have been designated "Successor Company" with September 16, 2000, the Saturday nearest the Plan Effective Date, utilized for the accounting closing date related to the Predecessor Company financial statements. As a result of the implementation of Fresh-Start Reporting and the substantial debt reduction from the completion of the plan of reorganization, the results of operations and balance sheets of the Predecessor Company and the Successor Company are not comparable.

    Pursuant to the plan of reorganization, our direct and indirect parent companies merged with us and we became the surviving entity. These mergers are being accounted for at historical cost in a manner similar to pooling-of-interests accounting. Accordingly the historical financial information of the Predecessor Company presented herein reflects the financial position and results of operations of the combined entity.

(b) During fiscal 1996, our depreciation and amortization included a $5.0 million pretax charge to write down certain fixed assets held for sale to their estimated net realizable values.

(c) Reorganization income of $7.4 million for the 20 weeks ended February 3, 2001 is comprised of a gain related to the difference between the settled lessor claims for rejected leases and the liability previously recorded for such claims. Reorganization expenses of $0.9 million for the 33 weeks ended September 16, 2000 are comprised of $19.1 million of fees directly attributable to the Plan of Reorganization, net of a gain of $18.2 million related to the difference between the estimated lessor claims for rejected leases and the liabilities previously recorded for such leases. During fiscal 1996, we recorded a pretax charge of $9.1 million for reorganization and restructuring costs related to our administrative operations.

(d) The excess reorganization value of $798.0 million, resulting from Fresh-Start Reporting, is being amortized over three years. With the adoption of SFAS No. 142, our excess reorganization value will no longer be amortized subsequent to fiscal 2001 but rather will be evaluated for impairment. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--New Accounting Pronouncements."

(e) During fiscal 1996, we recorded a pretax charge of $8.8 million related to unfavorable lease commitments of certain unprofitable stores in our southern region.

(f) As a result of our Chapter 11 filing on July 12, 2000, the "Petition Date," no principal or interest payments were made on or after the Petition Date on our subordinated debt. Accordingly, no interest expense for such subordinated debt has been accrued on or after the Petition Date.

(g) Excludes extraordinary items.

(h) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings before income taxes and extraordinary items, plus fixed charges. Fixed charges consist of interest expense, including capitalized interest, amortization of debt issuance costs and a portion of operating lease rental expense deemed to be representative of the interest factor. Deficiency in earnings available to cover fixed charges for fiscal 1996, fiscal 1997, fiscal 1998, fiscal 1999, the 33 week period ended September 16, 2000, the 20 week period ended February 3, 2001 and the 39 week period ended November 3, 2001 was $36.9 million, $47.3 million, $28.1 million, $29.8 million, $38.0 million, $62.8 million and $172.8 million, respectively.

(i) EBITDA represents net earnings before interest, income taxes, depreciation, amortization, the gain or loss from the sale of real estate, reorganization income or expenses, the LIFO charge and, for fiscal 1996 only, the lease commitments charge. While management believes EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt, it should not be construed as an alternative to, or a better indicator of, operating earnings or cash flow from operating activities as determined in accordance with generally accepted accounting principles. Our measurement of EBITDA may not be comparable to similarly titled measures reported by other companies.

(j) Total debt used is as of period end.

(k) Ratio is not meaningful due to the reorganization.

(l) Interim ratios are not presented.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE 39 WEEK PERIODS ENDED OCTOBER 28, 2000 AND NOVEMBER 3, 2001 AND OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDED JANUARY 30, 1999, JANUARY 29, 2000 AND FEBRUARY 3, 2001 WHICH ARE INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE RESULTS OF THE PREDECESSOR COMPANY AND SUCCESSOR COMPANY HAVE BEEN COMBINED FOR THE 53 WEEKS ENDED
FEBRUARY 3, 2001 AND THE 39 WEEKS ENDED OCTOBER 28, 2000 SINCE SEPARATE DISCUSSIONS ARE NOT MEANINGFUL IN TERMS OF THEIR OPERATING RESULTS OR COMPARISONS TO THE PRIOR PERIODS.

GENERAL

    We are a leading supermarket chain in the Northeast, operating 141 supermarkets in the densely populated New York-New Jersey and Philadelphia metropolitan areas. These metropolitan areas contain over 10% of the population in the United States. All Pathmark supermarkets are located within 100 miles of our corporate offices in Carteret, New Jersey.

    We formally exited from Chapter 11 effective September 19, 2000, which we refer to as the "Effective Date." For financial reporting purposes, we accounted for the consummation of the plan of reorganization effective September 16, 2000, the Saturday nearest the Effective Date. Fresh-Start Reporting resulted in significant changes to the valuation of certain of our assets and liabilities, and to our stockholders' equity. With the adoption of Fresh-Start Reporting, a new entity was deemed created for financial reporting purposes. The periods prior to the Effective Date have been designated "Predecessor Company" and the periods subsequent to the Effective Date have been designated "Successor Company." The results of the Predecessor Company and Successor Company have been combined for the 53 weeks ended February 3, 2001, which we refer to as fiscal 2000, and for the 39 weeks ended October 28, 2000, since separate discussions of the Predecessor and Successor Company periods are not meaningful in terms of their operating results or comparisons to other periods. For separate presentations of the results of the Predecessor Company and Successor Company for these periods, see our consolidated financial statements included elsewhere in this prospectus.

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, selected consolidated statements of operations data:

                                                               FISCAL YEAR                    39 WEEKS
                                                    ---------------------------------   ---------------------
                                                      1998        1999       2000(A)      2000        2001
                                                    ---------   ---------   ---------   ---------   ---------
                                                                      (DOLLARS IN MILLIONS)
Sales.............................................  $ 3,655.2   $ 3,698.1   $ 3,841.9   $ 2,785.9   $ 2,960.8
                                                    =========   =========   =========   =========   =========
Gross profit......................................  $ 1,043.2   $ 1,058.7   $ 1,080.8   $   782.4   $   824.4
Selling, general and administrative expenses......     (832.4)     (850.3)     (889.0)     (649.2)     (691.3)
Depreciation and amortization.....................      (77.5)      (75.1)      (73.9)      (56.8)      (57.0)
Reorganization income (expenses), net.............         --          --         6.5        (0.9)         --
Amortization of excess reorganization value.......         --          --       (98.4)      (32.1)     (199.1)
                                                    ---------   ---------   ---------   ---------   ---------
Operating earnings (loss).........................      133.3       133.3        26.0        43.4      (123.0)
Interest expense, net.............................     (161.3)     (163.1)     (126.8)     (107.9)      (49.8)
                                                    ---------   ---------   ---------   ---------   ---------
Loss before income taxes and extraordinary
  items...........................................      (28.0)      (29.8)     (100.8)      (64.5)     (172.8)
Income tax provision..............................       (1.7)       (2.1)      (14.8)       (2.6)      (10.6)
                                                    ---------   ---------   ---------   ---------   ---------
Loss before extraordinary items...................      (29.7)      (31.9)     (115.6)      (67.1)     (183.4)
Extraordinary items, net of tax...................         --          --       313.7       313.7          --
                                                    ---------   ---------   ---------   ---------   ---------
Net earnings (loss)...............................  $   (29.7)  $   (31.9)  $   198.1   $   246.6   $  (183.4)
                                                    =========   =========   =========   =========   =========
EBITDA............................................  $   212.2   $   211.3   $   193.2   $   135.1   $   134.6
                                                    =========   =========   =========   =========   =========

--------------------------
(a) 53-week year

39 WEEKS ENDED NOVEMBER 3, 2001 COMPARED TO THE 39 WEEKS ENDED OCTOBER 28, 2000

    SALES. For the 39-week period of fiscal 2001, sales were $3.0 billion compared to $2.8 billion in the comparable period in fiscal 2000, an increase of 6.3%. The sales increase in the 39-week period of fiscal 2001 was primarily due to higher same store sales of 3.3% and new stores. Sales benefited from our various post-restructuring initiatives and increased promotional spending, such as double coupons. We operated 141 and 138 supermarkets at the end of the third quarters of fiscal 2001 and fiscal 2000, respectively. As a result of soft sales during the holiday season, a trend which we believe has been experienced by many of our competitors, we expect our same store sales increase in the fourth quarter of fiscal 2001 to be modest.

    GROSS PROFIT. For the 39-week period of fiscal 2001, gross profit was $824.4 million, or 27.8% of sales, compared to $782.4 million, or 28.1%, in the comparable period in fiscal 2000. The increase in gross profit dollars in the 39-week period of fiscal 2001 was primarily due to higher sales, partially offset by higher promotional expenses and shrink. The decrease in gross profit percentages in the 39-week period of fiscal 2001 was primarily due to the impact of our promotional initiatives to generate sales and higher shrink as a percentage of sales. The cost of goods sold comparisons were affected by pretax LIFO charges of $1.5 million and $1.4 million in the 39-week periods of fiscal 2001 and fiscal 2000, respectively.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses, or S&S, increased $42.1 million in the 39-week period of fiscal 2001 compared to the same period in fiscal 2000. This increase in S&S was primarily due to higher expenses related to store labor and related benefits, incentive accruals, utilities and advertising as well as a charge of $1.8 million related to the closing of two under-performing stores on August 4, 2001 and pre-opening expenses of $1.4 million related to the six former Grand Union stores, partially offset by income of $3.3 million resulting from the partial settlement of a lawsuit related to price fixing of prescription drugs. The 39-week period of fiscal 2000 included a gain on the sale of certain real estate of $1.8 million. As a percentage of sales, S&S was 23.3% in the 39-week period of fiscal 2001 compared to 23.3% in the same period in fiscal 2000. Excluding the above mentioned pre-opening expenses, the store closing charge, the prescription drug settlements and the real estate gain, S&S as a percentage of sales was 23.3% in the 39-week period of fiscal 2001 compared to 23.4% in the same period in fiscal 2000.

    DEPRECIATION AND AMORTIZATION. Depreciation and amortization in the 39-week period of fiscal 2001 was $57.0 million compared to $56.8 million in fiscal 2000, primarily due to the impact of lower capital expenditures in fiscal 2000. Depreciation and amortization excludes video tape amortization, which is recorded in cost of goods sold, of $2.2 million in the nine-month period of fiscal 2000. There is no video tape amortization in fiscal 2001 since we are no longer in the video tape rental business.

    REORGANIZATION. Reorganization expense of $0.9 million for the 33 weeks ended September 16, 2000 was comprised of $19.1 million of fees directly attributable to the plan of reorganization, net of a gain of $18.2 million related to the difference between the estimated lessor claims for rejected leases and the liabilities previously recorded for such leases.

    AMORTIZATION OF EXCESS REORGANIZATION VALUE. Excess reorganization value of $798.0 million is being amortized over three years. Amortization expense in the 39-week period of fiscal 2001 was $199.1 million. Amortization expense for the 39-week period of fiscal 2000 was $32.1 million and represented six weeks of amortization. We will no longer amortize excess reorganization value subsequent to fiscal year 2001. See SFAS No. 142 under "--New Accounting Pronouncements."

    OPERATING EARNINGS (LOSS). For the nine-month period of fiscal 2001, the operating loss was $123.0 million compared to operating earnings of $43.4 million in fiscal 2000. The decrease in operating earnings in the 39-week period of fiscal 2001 compared to the same period in fiscal 2000 was primarily due to the amortization of the excess reorganization value in fiscal 2001.

    INTEREST EXPENSE, NET. Interest expense was $49.8 million for the 39-week period of fiscal 2001 compared to $107.9 million in the same period in fiscal 2000. This decrease was primarily due to the cancellation of subordinated debt under the plan of reorganization.

    INCOME TAX PROVISION. The income tax provision was $10.6 million and $2.6 million in the 39-week periods of fiscal 2001 and fiscal 2000, respectively. Refer to Note 3 of our consolidated financial statements for the nine months of fiscal 2001 and fiscal 2000 included elsewhere in this prospectus for information related to our income taxes. During the 39-week period of fiscal 2001, the Company made income tax payments of $0.8 million and received income tax refunds of $15,000. During the 39-week period of fiscal 2000, we made income tax payments of $0.2 million and received income tax refunds of $0.4 million.

    EXTRAORDINARY ITEMS, NET. The extraordinary items of $313.7 million, net of a tax provision of $46.6 million, for the 33 weeks ended September 16, 2000 were comprised of income from the cancellation of debt related to the exchange of bond indebtedness and accrued interest for common stock and warrants; such income was reduced by the write-off of deferred financing costs related to the former bank credit facility and bond indebtedness subject to exchange. Since the realization of such income occurred under the Bankruptcy Code, we did not recognize income from the cancellation of debt for tax purposes, but elected to reduce, at the beginning of fiscal 2001, the basis of our depreciable property and, with the remaining income from the cancellation of debt, to reduce our net operating loss tax carryforwards. The tax provision related to the extraordinary items was based on the deferred tax impact of the tax attribute reductions, net of the valuation allowance reversal related to certain deferred tax assets.

    SUMMARY OF OPERATIONS. Net loss in the 39-week period of fiscal 2001 was $183.4 million compared to net earnings of $246.6 million in the same period in fiscal 2000. This increase was primarily due to the amortization of excess reorganization value of $199.1 million in the 39-week period of fiscal 2001 and extraordinary items of $313.7 million in the 39-week period of fiscal 2000. Excluding the amortization of excess reorganization value, net earnings were $15.7 million in the 39-week period of fiscal 2001.

    EBITDA. EBITDA was $134.6 million and $135.1 million in the 39-week periods of fiscal 2001 and fiscal 2000, respectively. EBITDA represents net earnings before interest, income taxes, depreciation, amortization, the gain or loss from the sale of real estate, reorganization income or expenses and the LIFO charge. While EBITDA is a widely accepted financial indicator of a company's ability to service and/or incur debt, it should not be construed as an alternative to, or a better indicator of, operating earnings or cash flow from operating activities as determined in accordance with generally accepted accounting principles. Our measurement of EBITDA may not be comparable to similarly titled measures reported by other companies.

FISCAL 2000 COMPARED TO FISCAL 1999

    SALES. Sales in fiscal 2000 were $3.84 billion compared to $3.70 billion in fiscal 1999, an increase of 3.9%. Same store sales, excluding the extra week in fiscal 2000, increased 0.3% in fiscal 2000. Total sales, excluding the extra week, increased 1.9% in fiscal 2000. Sales in fiscal 2000 compared to fiscal 1999 were also impacted by new store openings in fiscal 2000. During fiscal 2000, we opened four new stores, including one replacement store, and renovated 19 stores. We operated 138 and 135 stores at the end of fiscal 2000 and fiscal 1999, respectively.

    GROSS PROFIT. Gross profit in fiscal 2000 was $1.08 billion or 28.1% of sales compared to $1.06 billion or 28.6% of sales for fiscal 1999. The increase in gross profit of $22.1 million for fiscal 2000 compared to fiscal 1999 was due to higher sales, partially offset by higher promotional expenses and shrink. The cost of goods sold comparisons were also impacted by a pretax LIFO charge of $0.9 million and a pretax LIFO credit of $0.03 million in fiscal 2000 and fiscal 1999, respectively.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. SG&A in fiscal 2000 increased $38.7 million or 4.6% compared to fiscal 1999. The increase in SG&A for fiscal 2000 compared to fiscal 1999 was primarily due to higher expenses related to store labor and related benefits and higher operating costs in general, primarily due to the additional week in fiscal 2000. Included in fiscal 2000 and fiscal 1999 were gains on the sale of certain real estate of $1.8 million and $0.4 million, respectively. As a percentage of sales, SG&A was 23.1% in fiscal 2000, up from 23.0% in fiscal 1999.

    DEPRECIATION AND AMORTIZATION.  Depreciation and amortization of
$73.9 million in fiscal 2000 was $1.2 million lower than the $75.1 million in fiscal 1999. The decrease in depreciation and amortization expense in fiscal 2000 compared to fiscal 1999 was primarily due to the impact of lower capital expenditures in fiscal 2000. Depreciation and amortization excludes video tape amortization, which is recorded in cost of goods sold, of $2.2 million and $3.3 million in fiscal 2000 and fiscal 1999, respectively.

    REORGANIZATION INCOME. Reorganization income in fiscal 2000 was $6.5 million and is comprised of a gain related to the difference between the settled lessor claims for rejected leases and the liability previously recorded for such claims, net of employee retention bonuses and professional fees related to legal, accounting and consulting services directly attributable to the plan of reorganization.

    AMORTIZATION OF EXCESS REORGANIZATION VALUE. Excess reorganization value of $798.0 million is being amortized over three years. Amortization expense for fiscal 2000, subsequent to the Plan Effective Date, was $98.4 million.

    OPERATING EARNINGS. Operating earnings were $26.0 million for fiscal year 2000 compared to $133.3 million in fiscal 1999. The decrease in operating earnings in fiscal 2000 compared to fiscal 1999 was primarily due to the amortization of the excess reorganization value.

    INTEREST EXPENSE, NET. Interest expense was $126.8 million in fiscal 2000 compared to $163.1 million in fiscal 1999. The decrease in interest expense in fiscal 2000 compared to fiscal 1999 was primarily due to the cancellation of subordinated debt under the plan of reorganization.

    INCOME TAX PROVISION. The income tax provision was $14.8 million and $2.1 million in fiscal 2000 and fiscal 1999, respectively. Refer to Note 19 of the consolidated financial statements for fiscal 2000 and fiscal 1999 included elsewhere in this prospectus for information related to our income taxes. During fiscal 2000, we made income tax payments of $0.2 million and received income tax refunds of $0.5 million. During fiscal 1999, we made income tax payments of $0.5 million and received income tax refunds of $1.9 million.

    EXTRAORDINARY ITEMS. The extraordinary items of $313.7 million, net of a tax provision of $46.6 million, in fiscal 2000 are comprised of income from the cancellation of debt in connection with the exchange of subordinated debt and accrued interest for common stock and warrants; such income is reduced by the write-off of deferred financing costs related to the former bank credit facility and subordinated debt. The tax provision on such cancellation of debt income is based on the deferred tax impact of the tax attribute reductions, net of the valuation allowance reversal related to certain deferred tax assets.

    SUMMARY OF OPERATIONS. For fiscal 2000, net earnings was $198.1 million compared to a net loss of $31.9 million for fiscal 1999. The increase in net earnings in fiscal 2000 compared to fiscal 1999 was primarily due to the extraordinary items and the reorganization income, partially offset by the amortization of the excess reorganization value.

    EBITDA. EBITDA was $193.2 million and $211.3 million in fiscal 2000 and fiscal 1999, respectively.

FISCAL 1999 COMPARED TO FISCAL 1998

    SALES. Sales in fiscal 1999 were $3.70 billion compared to $3.66 billion in fiscal 1998, an increase of 1.2%. Same store sales increased 0.6% in fiscal 1999. Sales in fiscal 1999 compared to fiscal 1998 were also impacted by new store openings in fiscal 1999, partially offset by stores which were closed or divested in fiscal 1998. During fiscal 1999, we opened three new stores and completed 29 store renovations. We operated 135 stores and 132 stores at the end of fiscal 1999 and fiscal 1998, respectively.

    GROSS PROFIT. Gross profit in fiscal 1999 was $1.06 billion or 28.6% of sales compared to $1.04 billion or 28.5% of sales for fiscal 1998. The increase in gross profit dollars of $15.5 million for fiscal 1999 compared to fiscal 1998 was primarily due to higher sales and lower shrink. The cost of goods sold comparisons were also impacted by a pretax LIFO credit of $0.03 million and a pretax LIFO charge of $3.4 million in fiscal 1999 and fiscal 1998, respectively.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. SG&A in fiscal 1999 increased $17.9 million or 2.2% compared to fiscal 1998. The increase in SG&A for fiscal 1999 compared to fiscal 1998 was primarily due to higher insurance and medical expenses, along with expenses incurred related to our terminated acquisition by Ahold, partially offset by lower workers' compensation expense. Fiscal 1998 SG&A is net of a gain of $5.1 million on the sale of certain real estate. As a percentage of sales, SG&A was 23.0% in fiscal 1999, up from 22.8% in fiscal 1998. Excluding the gain on the sale of real estate, SG&A as a percentage of sales was 22.9% for fiscal 1998.

    DEPRECIATION AND AMORTIZATION.  Depreciation and amortization of
$75.1 million in fiscal 1999 was $2.4 million lower than the $77.5 million in fiscal 1998. The decrease in depreciation and amortization expense in fiscal 1999 compared to fiscal 1998 was primarily due to property and equipment dispositions during fiscal 1998, partially offset by capital expenditures. Depreciation and amortization excludes video tape amortization, which is recorded in cost of goods sold, of $3.3 million and $3.1 million in fiscal 1999 and fiscal 1998, respectively.

    OPERATING EARNINGS. Operating earnings were $133.3 million for both fiscal 1999 and fiscal 1998. Fiscal 1999 had higher SG&A, offset by higher gross profit and lower depreciation and amortization expense than fiscal 1998.

    INTEREST EXPENSE, NET. Interest expense was $163.1 million in fiscal 1999 compared to $161.3 million in fiscal 1998. The increase in interest expense in fiscal 1999 compared to fiscal 1998 was primarily due to higher levels of borrowing under the former working capital facility and the debt accretion on certain subordinated debt, partially offset by reductions in the former term loan and the paydown of certain mortgages and lease obligations.

    INCOME TAX PROVISION. The income tax provision was $2.1 million and $1.7 million in fiscal 1999 and fiscal 1998, respectively. For both fiscal 1999 and fiscal 1998, we recorded a valuation allowance primarily related to the income tax benefit; therefore, no income tax benefit has been recognized. During fiscal 1999, we made income tax payments of $0.5 million and received income tax refunds of $1.9 million. During fiscal 1998, we made income tax payments of $1.1 million and received income tax refunds of $4.5 million.

    SUMMARY OF OPERATIONS. For fiscal 1999, net loss was $31.9 million compared to a net loss of $29.7 million for fiscal 1998. The increase in net loss in fiscal 1999 compared to fiscal 1998 was primarily due to higher interest expense.

    EBITDA. EBITDA was $211.3 million and $212.2 million in fiscal 1999 and fiscal 1998, respectively.

LIQUIDITY AND CAPITAL RESOURCES

    As a result of the substantial debt reduction resulting from the plan of reorganization, our debt service and liquidity have improved significantly compared to the Predecessor Company's financial condition.

    Cash provided by operating activities was $45.5 million in the nine-month period of fiscal 2001 compared to $17.1 million in fiscal 2000. The increase in cash provided by operating activities was primarily due to the change in owned inventory and in other assets and liabilities. Cash used for investing activities was $80.1 million in the nine-month period of fiscal 2001 compared to $17.3 million in fiscal 2000. The increase in cash used for investing activities was primarily due to an increase in expenditures for property and equipment. Cash used for financing activities was $18.1 million in the nine-month period of fiscal 2001 compared to cash provided by financing activities of $43.6 million in fiscal 2000. The change in financing activities in fiscal 2001 compared to fiscal 2000 was primarily due to the impact of the Plan of Reorganization.

    Cash provided by operating activities was $65.9 million in fiscal 2000 compared to $21.9 million in fiscal 1999. The increase in cash flow from operating activities was primarily due to the reduction in cash interest paid due to the impact of the Plan of Reorganization. Cash used for investing activities was $35.3 million in fiscal 2000 compared to $39.4 million in fiscal 1999. The decrease in cash flow from investing activities was primarily due to a decrease in expenditures for property and equipment and an increase in proceeds from property sales or disposals. Cash provided by financing activities was $37.8 million in fiscal 2000 compared to $25.8 million in fiscal 1999. The increase in cash flow from financing activities was primarily due to the impact of the Plan of Reorganization.

    Cash provided by operating activities amounted to $21.9 million in fiscal 1999 compared to cash used for operating activities of $24.5 million in fiscal 1998. The increase in cash flow from operating activities was primarily due to cash provided by operating assets and liabilities. Cash used for operating activities in fiscal 1998 was impacted by the transition to C&S. Cash used for investing activities was $39.4 million in fiscal 1999 compared to cash provided by investing activities of $14.2 million in fiscal 1998. The increase in cash used for investing activities was due to an increase in expenditures of property and equipment, offset by a decrease in proceeds from property dispositions. Cash provided by financing activities was $25.8 million in fiscal 1999 compared to cash used for financing activities of $45.1 million in fiscal 1998. The increase in cash provided by financing activities was primarily due to an increase in working capital facility borrowings and a decrease in book overdrafts, partially offset by a reduction in the term loan and a reduction in lease obligations. Cash used for financing activities in fiscal 1998 included the repayment of $30.4 million of the PTK Exchangeable Guaranteed Debentures. Cash increased from $7.9 million at January 30, 1999 to $16.2 million at January 29, 2000 due to higher store cash funds at January 29, 2000 resulting from increased sales at year end.

    Capital expenditures, including property acquired under capital leases and technology investments, were $83.5 million for the nine-month period of fiscal 2001 compared to $49.0 million for the nine-month period in fiscal 2000. During the nine-month period of fiscal 2001, we purchased six former Grand Union stores and opened five of them as Pathmark supermarkets; in addition, we renovated 19 stores and closed two under-performing stores. During the remainder of fiscal 2001, we expect to open one additional store and complete 15 additional store renovations. Capital expenditures for the remainder of fiscal 2001, including property to be acquired under capital leases and technology investments, are projected to be approximately $40 million. Capital expenditures for fiscal 2000, including property acquired under capital leases and technology investments, were $66.8 million compared to $87.7 million for fiscal 1999 and $54.5 million for fiscal 1998. During fiscal 2000, the Company opened four new stores, including one replacement store and renovated 19 stores. Cash capital expenditures for fiscal 2000 were $47.7 million compared to $49.7 million for fiscal 1999.

    On the Effective Date, we entered into a credit agreement with a group of lenders led by JPMorgan Chase Bank. The credit agreement includes a $425.0 million term loan consisting of $125.0 million of Term Loan A and $300.0 million of Term Loan B and a $175.0 million working capital facility. The credit agreement bears interest at floating rates, ranging from LIBOR plus 3% on Term Loan A and the working capital facility to LIBOR plus 4% on Term Loan B. The weighted average interest rate for the term loan was 8.4% during the 39 weeks ended November 3, 2001. We are required to repay a portion of our borrowing under the term loan each year, so as to retire such indebtedness in its entirety by July 15, 2007. Under the working capital facility, which expires on July 15, 2005, we can borrow an amount up to $175.0 million, including a maximum of $125.0 million in letters of credit. As of November 3, 2001, no borrowings were made under the working capital facility and $41.1 million in letters of credit were outstanding. We used a portion of the net proceeds of the offering of the old notes to prepay all of our outstanding indebtedness under Term Loan A which, at November 3, 2001, amounted to $115.6 million, and to prepay $78.0 million of our indebtedness under Term Loan B.

    Borrowings under the credit agreement are secured by substantially all of our assets, other than certain specific assets secured by mortgages. The credit agreement contains customary covenants and other terms. For more information, see "Description of Certain Indebtedness." We were in compliance with all of these covenants as of November 3, 2001 and, based on management's operating projections for the remainder of fiscal 2001, we believe that we will continue to be in compliance with such covenants. We were also in compliance with all provisions of the indentures relating to our industrial revenue bonds as well as the terms of our mortgage indebtedness. Our liquidity also included cash and cash equivalents of $31.9 million as of November 3, 2001.

    Management believes that cash flows generated from operations, supplemented by the unused borrowing capacity under the working capital facility, its cash equivalents and the availability of capital lease financing will be sufficient to provide for our debt service requirements, working capital needs and capital expenditure program for the foreseeable future.

NEW ACCOUNTING PRONOUNCEMENTS

    On February 4, 2001, we adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. SFAS No. 133 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recorded in earnings immediately. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recorded in earnings. If the derivative is designated in a cash-flow hedge, effective changes in the fair value of the derivative are recorded in other comprehensive loss currently and in the income statement when the hedged item affects earnings. Changes in the fair value of the derivative attributable to hedge ineffectiveness are recorded in earnings immediately.

    In June 2001, the FASB issued SFAS No. 141, "Business Combinations," which addresses financial accounting and reporting for business combinations and supersedes Accounting Principles Board (the "APB") Opinion No. 16, "Business Combinations," and SFAS No. 38, "Accounting for Preacquisition Contingencies of Purchased Enterprises." All business combinations initiated after June 30, 2001 are now accounted for using the purchase method. The adoption of SFAS No. 141 did not have any effect on the Company's consolidated financial statements, but will impact the accounting for future business combinations.

    In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets" which addresses financial accounting and reporting for acquired goodwill and other intangible assets and supersedes APB Opinion No. 17, "Intangible Assets." It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The provisions of SFAS No. 142 are required to be adopted effective with the Company's fiscal year 2002. The Company's Excess Reorganization Value will no longer be amortized subsequent to fiscal 2001 but rather will be evaluated for impairment. The Company is evaluating the impact that the adoption of this statement will have on its financial position or results of operations.

    In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. Such associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset and depreciated over the useful life of the related asset. The provisions of SFAS No. 143 are required to be adopted effective with the Company's first quarter of fiscal year 2003. The Company has not determined the impact, if any, that the adoption of this statement will have on its financial position or results of operations.

    In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS No. 144 addresses the financial accounting and reporting for the impairment of long-lived assets and also broadens the presentation of discontinued operations to include more disposal transactions. The provisions of SFAS No. 144 are required to be adopted effective with the Company's first fiscal quarter of fiscal 2002. The Company has not determined the impact, if any, that the adoption of this statement will have on its financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

    We are exposed to market risks from changes in interest rates. Our exposure to interest rate movements results from our use of floating rate debt to fund our working capital, capital expenditures, and other operational and investment requirements. At November 3, 2001, we had fixed-rate debt outstanding of approximately $30.3 million and floating rate debt of approximately
$414.4 million. All of such floating rate debt was incurred under our bank credit facility, with approximately $115.6 million bearing interest at LIBOR + 3.00% per annum and approximately $298.8 million bearing interest at LIBOR + 4.00% per annum. As discussed below, in July 2001, we entered into a three-year hedging agreement on $150.0 million of the floating rate debt bearing interest at LIBOR + 4.00%. A hypothetical one percentage point increase in interest rates at November 3, 2001 would increase interest expense incurred under the bank credit facility for fiscal 2001 by approximately $2.6 million.

    To manage interest rate risk, we have entered into an interest rate swap contract to adjust the proportion of total debt that is subject to variable interest rates. This contract fixes the borrowing rates on floating rate debt to hedge against the risk of rising rates. We do not enter into interest rate swap contracts for speculative or trading purposes. In July 2001, we entered into a three-year interest rate hedging arrangement on $150.0 million of our term loan. Under this hedging arrangement, interest rates on this amount float within a range between a minimum of 8.39% and a maximum of 10%. This derivative is recognized on the balance sheet at fair value and at inception was designated, and continues to qualify, as a cash-flow hedge of our forecasted variable interest rate payments. We have formally documented our risk-management objectives and strategy for undertaking any hedge transaction. We are continuously evaluating the risk to our remaining long-term debt and will implement additional interest rate hedging arrangements when deemed appropriate.

    The impact of this cash-flow hedge during the 39 weeks ended November 3, 2001 on "Comprehensive Loss" is as follows (in thousands):

                                                            PREDECESSOR
                                                             COMPANY       SUCCESSOR COMPANY
                                                            ----------   ---------------------
                                                            33 WEEKS      6 WEEKS    39 WEEKS
                                                              ENDED        ENDED       ENDED
                                                            SEPTEMBER     OCTOBER    NOVEMBER
                                                               16,          28,         3,
                                                              2000         2000        2001
                                                            ----------   ---------   ---------
Net earnings (loss).......................................   $275,651    $ (29,000)  $(183,462)
Other comprehensive loss
  Change in derivative fair value, net of tax.............         --           --      (3,129)
                                                             --------    ---------   ---------
Comprehensive net earnings (loss).........................   $275,651    $ (29,000)  $(186,591)
                                                             ========    =========   =========

                                    BUSINESS

GENERAL

    We are a leading full-service supermarket chain in the Northeast, operating 141 stores in the densely populated New York-New Jersey and Philadelphia metropolitan areas. We pioneered the development of the large supermarket/drugstore format in the Northeast, opening our first store of this kind in 1977. Today, our stores average approximately 52,100 square feet in size and are approximately 17% larger than the average U.S. supermarket. In addition, our stores continue to be among the most productive in our industry. During fiscal 2000, we generated sales per store and sales per selling square foot of $28.0 million and $716, respectively, compared to industry averages of approximately $17.4 million and $535, respectively. For the four fiscal quarters ended November 3, 2001, we had sales of approximately $4.0 billion and EBITDA of approximately $192.8 million.

    Our stores are designed to provide customers with a wide assortment of foods and general merchandise and typically provide a variety of conveniences including a customer service center, a pharmacy, expanded produce and health and beauty care departments, service seafood and delicatessen departments and an in-store bank. Our stores are generally well situated in high traffic urban and suburban locations where we have established a loyal customer base and where we believe we are well positioned against new competitive entrants.

    We provide value to our customers through strong customer service, a convenient shopping experience, modern stores, a wide assortment of merchandise that caters to our diverse customer base, competitive prices, a strong private label program and effective in-store execution. Based on New York State Department of Agriculture and Markets inspections, we had the best food safety record in New York City among our competitors in May 2001. We have found food safety to be a top criterion by which customers choose a supermarket.

    We believe we are the largest supermarket chain operating under a single banner ("Pathmark") in our market area in terms of annual sales, which provides us with economies of scale with respect to branding and advertising. We focus our operations on this market area, where we believe we can maintain and build upon our strong market presence and achieve additional operating economies. All of our stores are located within 100 miles of our corporate offices in Carteret, New Jersey, and of our company-operated and outsourced distribution facilities. The proximity of these distribution facilities to our stores enables us to maintain better in-stock conditions, short lead times and lower distribution costs. We intend to further strengthen our position within our market area by selectively expanding our store base. During fiscal 2002, we expect to open five new stores and we have identified an additional 40 potential locations for future Pathmark stores within a 100 mile radius of our corporate offices.

OUR STRENGTHS

    STRONG REGIONAL FRANCHISE. Operating in the New York-New Jersey and Philadelphia metropolitan areas for over 35 years, Pathmark has successfully developed a leading supermarket franchise with strong brand name recognition and customer loyalty. We believe we are the largest supermarket chain operating under a single banner in our market area in terms of annual sales. Our market area includes some of the most densely populated regions of the United States, representing approximately 10% of the U.S. population and encompassing two of the five largest U.S. metropolitan areas by population, namely New York and Philadelphia. We believe that the high population density in our markets coupled with the geographic concentration of our stores provide substantial opportunities for economies of scale.

    HIGHLY PRODUCTIVE, MODERN-FORMAT STORE BASE. Our stores are among the most productive in the industry. During fiscal 2000, we generated sales per store and sales per selling square foot of $28.0 million and $716, respectively, compared to industry averages of approximately $17.4 million and

$535, respectively. Our stores average approximately 52,100 square feet in size and are approximately 17% larger than the average U.S. supermarket. We design our stores to provide customers with "one-stop" shopping with a wide assortment of foods and general merchandise, as well as a host of additional conveniences, including in-store full service pharmacies and, in approximately 67% of our stores, a wide array of financial services offered by in-store banks. We are a leading filler of prescriptions among our supermarket competitors in the New York-New Jersey and Philadelphia metropolitan areas and, through our agreements with Fleet Bank and New York Community Bank, we believe we are the leading provider of in-store banking services in our market area.

    PRIME REAL ESTATE LOCATIONS. Our many years of operation in our market area have allowed us to establish a store presence in high traffic urban and suburban locations. We believe that this gives us a strong position against new competitive entrants as our store portfolio would be difficult to replicate.

    STRONG AND DIFFERENTIATED MERCHANDISING. We believe that our merchandising and marketing programs allow us to differentiate our product and service offering to our customers. We also believe that our large stores and the experience of our category managers and store operators allow us to respond to the varying product demands of our customers with effective merchandising, which is important given the diverse ethnic makeup of the communities in which we operate. In addition, we offer over 3,000 private label products under the "Pathmark" name, which we believe provides substantial value to our customers and increases overall customer loyalty. Given our leading position in our market area, our high customer count and our established marketing expertise, we are also able to offer vendors significant opportunities to market their products effectively in a desirable market area. As a result, we believe we are well-positioned to realize purchasing and cooperative marketing benefits from vendors.

    EXPERIENCED AND INCENTIVIZED MANAGEMENT TEAM. Our senior management team has significant experience, with our top five executives having worked in the industry for an average of 30 years. The current management team is led by our Chairman and CEO, James Donald, who joined us in October 1996 from Safeway where he previously was President of Safeway's Eastern division. Through Mr. Donald's leadership, management has successfully implemented numerous operational initiatives which have served to increase our overall competitiveness and market share. Our management team and associates also hold options to purchase or own approximately 9.7% of our common stock on a fully-diluted basis, with stock-based incentives reaching down to the assistant store manager level. In addition, a significant portion of management's total compensation is incentive-based.

OUR STRATEGY

    Our goals are to increase sales, market penetration and profitability in our existing markets. To achieve these goals, we intend to:

    CONTINUE TO RENOVATE OUR STORES AND EXPAND OUR STORE BASE. We believe that keeping stores fresh and up-to-date is critically important, and our goal is to renovate each store at least every five years. The store renovation program for fiscal 2001 includes 34 renovations, the largest number we have renovated in any one year. By the end of fiscal 2001, we expect that approximately 80% of our stores will be either new or have been renovated over the last five years. In addition to continually renovating our stores, we intend to further strengthen our position in our market area by selectively expanding our store base. During fiscal 2002, we expect to open five new stores and complete 19 renovations. In addition, we have identified an additional 40 potential locations for future Pathmark stores within a 100 mile radius of our corporate offices. By opening stores in our current market area, we believe we can increase our existing strong market presence and achieve additional operating economies.

    PROVIDE SUPERIOR CUSTOMER SERVICE AND STORE-LEVEL EXECUTION. We believe we differentiate ourselves by, among other things, our focus on customer service. To ensure the implementation of our high customer service standards, we rely on a store evaluation program whereby "mystery shoppers" visit our stores and rate them based on a variety of customer service attributes. One of our top priorities is to continue our strong execution in the area of food safety, which, through company-sponsored surveys, we have found to be a top criterion by which customers choose a supermarket. Based on New York State Department of Agriculture and Markets inspections, we had the best food safety record in New York City among our competitors in May 2001. We intend to continue to develop and improve store-level execution through programs that emphasize proactive, interpersonal communication between store associates and customers.

    EXPAND PROFIT THROUGH IMPROVED GROSS PROFIT. We intend to continue to focus on improving our profitability by capitalizing on our large store format, which affords us the flexibility to more effectively merchandise a broader array of products and services, as well as higher margin products. An integral part of our merchandising and marketing effort is to promote increased customer traffic for our stores through our various convenience service departments, such as in-store pharmacies and banks. Furthermore, we plan to leverage the Pathmark Advantage Card loyalty program, which facilitates more effective category management and offers us the opportunity to more efficiently target sales promotions while strengthening our customer base. We also intend to increase our focus on, and merchandising of, Pathmark private label products as they generally provide higher margins than comparable branded products. Gross profit improvement initiatives will also include a focus on inventory control, disciplined ordering and shrink reduction.

    REDUCE OPERATING EXPENSES. We consistently evaluate our business in an effort to reduce operating expenses without affecting our overall objective of providing a high level of customer service. Currently, we have a number of initiatives in place to accomplish this goal. For example, our labor initiative is intended to increase associate productivity through increased uses of technology, such as more efficient point-of-sale equipment. We have also implemented a program called "Best Ball," which is designed to identify the best operating practices in use by certain stores and implement these best practices throughout our chain. These operating practices include maximizing efficient use of supplies and minimizing workers' compensation and customer accident claims.

    UPGRADE AND ENHANCE TECHNOLOGY. We believe in upgrading and improving our technology to enhance operating efficiency and customer service. We implemented a new financial system in the fourth quarter of fiscal 2001, which we expect will enhance our operational reporting and analytical tools. Similarly, our Wide Area Network was recently upgraded to a more reliable and faster frame relay technology, which we expect will improve communications with stores. Beginning in early 2002, we intend to roll out IBM's latest point-of-sale technology, which we believe will improve cashier productivity and customer service. In addition, after successfully testing "self-checkout" equipment in five of our stores and realizing strong customer acceptance and repeat usage, we plan to expand this feature to additional stores, with the intent of both improving our customer shopping experience and lowering store-level operating costs. We are also planning to implement a new time and attendance system, which will enable us to more effectively track store-level labor costs. We plan to continue the design and testing of a new category management system for installation in 2003, which should assist in maximizing SKU level profitability and improve in-store merchandising. Many of our various systems initiatives were incorporated as part of a five-year extension of our existing IBM outsourcing agreement, which provides our data center and information systems functions, as well as business applications and systems development.

STORES

    We operate 141 full-service supermarkets in the New York-New Jersey and Philadelphia metropolitan areas. Our market area includes some of the most densely populated regions of the United States, representing approximately 10% of the U.S. population. We pioneered the development of the large supermarket/drugstore format in the Northeast, opening our first such store in 1977. Today, our stores average approximately 52,100 square feet in size and are approximately 17% larger than the average U.S. supermarket. Below is a summary of the range of our store sizes as of November 3, 2001:

TOTAL SQUARE FEET                                             NUMBER OF STORES
-----------------                                             ----------------
Greater than 60,000.........................................         17
55,001 - 60,000.............................................         41
50,001 - 55,000.............................................         36
45,001 - 50,000.............................................         23
40,000 - 45,000.............................................         12
Less than 40,000............................................         12
                                                                    ---
Total.......................................................        141
                                                                    ===

    Our stores provide "one-stop" shopping with a wide assortment of foods and general merchandise and typically provide a variety of conveniences including a customer service center, a pharmacy, expanded produce and health and beauty care departments and service seafood and delicatessen departments. In addition, approximately 67% of our stores also include in-store banks offering a wide array of financial services, which are principally operated by Fleet Bank or New York Community Bank.

    Our stores are generally well situated in high traffic urban and suburban locations where we have established a loyal customer base and where we believe we are well positioned against new competitive entrants. Given the valuable locations of our stores coupled with a format that offers our customers a convenient, "one-stop" shopping experience, our stores are among the most productive in our industry. For fiscal 2000, we generated sales per store and sales per selling square foot of $28.0 million and $716, respectively, compared to industry averages of approximately $17.4 million and $535, respectively.

    112 of our stores are in the greater New York-New Jersey metropolitan area and 29 of our stores are in the greater Philadelphia metropolitan area.

STORE RENOVATION AND EXPANSION

    We believe that keeping stores fresh and up-to-date is critically important, and our goal is to renovate each store at least every five years. The store renovation program for fiscal 2001 includes 34 renovations, the largest number we have renovated in any one year. By the end of fiscal 2001, we expect that approximately 80% of our stores will be either new or have been renovated over the last five years. In addition to continually renovating our stores, we intend to further strengthen our position in our market area by selectively expanding our store base. During fiscal 2002, we expect to open five new stores and complete 19 renovations. In addition, we have identified an additional 40 potential locations for future Pathmark stores within a 100 mile radius of our corporate offices.

    In March 2001, we purchased six former Grand Union stores for $15.2 million, excluding merchandise inventory. We have re-opened five of these stores as Pathmark Stores and expect the sixth to be similarly re-opened early in fiscal 2002.

    We continuously evaluate our stores for necessary renovations. Renovations, which we define as requiring capital expenditures in excess of $350,000, are completed to increase customer traffic and sales, respond to existing customer demand, compete effectively against new stores opened in close proximity to a particular store and update a particular format to the current company prototype. In certain circumstances, we may decide to replace a store instead of conducting a major renovation due to community population shifts, availability of a more attractive site or cost considerations. We expect that two of the five stores we plan to open during fiscal 2002 will be replacements.

    We spent $66.8 million on capital expenditures, including property acquired under capital leases and technology investments, in fiscal 2000 and estimate that such capital expenditures for fiscal 2001 will be approximately
$125.7 million. We expect to spend $135.0 million on similar capital expenditures in fiscal 2002.

    The following table sets forth, for the periods indicated, our store development and renovation activities:

                                                                                                                   NINE-
                                                                                                                   MONTH
                                                                               FISCAL YEAR                         PERIOD
                                                           ----------------------------------------------------   --------
                                                             1996       1997       1998       1999       2000       2001
                                                           --------   --------   --------   --------   --------   --------
In operation at beginning of period......................    144        144        135        132        135        138
Opened or acquired during period.........................      4          2         --          3          4          5
Closed or sold during period.............................     (4)       (11)        (3)        --         (1)        (2)
                                                             ---        ---        ---        ---        ---        ---
In operation at end of period............................    144        135        132        135        138        141
                                                             ---        ---        ---        ---        ---        ---
Stores renovated during period...........................     21         13         14         29         19         19
                                                             ===        ===        ===        ===        ===        ===

MERCHANDISING

    Our merchandising strategy is designed to offer a "one-stop" shopping experience that leverages our large store format and strong category management to provide a differentiated product and service offering for our customers, while allowing us to merchandise our higher margin products more effectively. In addition, we believe our focus on perishables, ethnic merchandising and private label has allowed increased customer loyalty, while providing higher margins and profitability.

    PERISHABLES. We believe that the quality of perishable items, particularly produce, is an important factor for consumers when choosing where to shop. This past year we brought our focus on produce to the "next level." Produce managers, general and assistant store managers and even members of senior management underwent produce training designed to educate them on all aspects of running a high quality and profitable produce department. Also, in fiscal 2001, we introduced into our advertisements "Produce Pete," a local television personality who has a television show on weekend mornings devoted to tips on shopping for fresh fruits and vegetables. We also continue to focus on our fresh seafood department which has shown steady growth. In addition, we have redesigned our bakery departments and our bakery offerings in a manner we believe is designed to improve profitability by reducing shrink, lowering operating costs and improving the departmental product mix.

    ETHNIC MERCHANDISING. Being located in the New York-New Jersey and Philadelphia metropolitan areas, we serve a highly diverse customer base, very often within the neighborhood of a given store. We effectively vary our product offerings across our store base in order to satisfy the various food preferences of our customers. We recently appointed a Director of Ethnic Merchandising whose sole focus is to more fully develop and refine our strategy of catering to our diverse customer base. We believe that our large stores and the experience of our category managers and store operators allow us to respond to the varying product demands of our customers with effective merchandising, which is especially important given the diverse ethnic makeup of the communities in which we operate.

    PRIVATE LABEL. We have a large variety of private label products under the "Pathmark" name. Over 3,000 Pathmark private label products are currently available, which we believe provide substantial value to our customers. New, updated packaging for our entire line of private label products was substantially completed in fiscal 2000, which has helped to strengthen our brand positioning. As a result, private label product sales have gradually increased.

ADVERTISING AND PROMOTION

    As part of our marketing strategy, we emphasize value through competitive pricing and weekly sales and promotions, supported by extensive advertising. Our advertising expenditures are concentrated on print advertising, including advertisements and circulars in local and area newspapers, with a particular emphasis on newspapers targeting ethnic groups, ad flyers distributed in stores and on radio.

    We also plan to continue to increase our focus on the Pathmark Advantage Card program, introduced in August 2000, to enhance our understanding of customer purchasing patterns and develop targeted sales promotions to our customer base. In addition, we have created a website (www.pathmark.com) which offers promotional discounts and assorted on-line services.

    Given our leading position in our market area, our large customer count and our established marketing expertise, we also are able to offer vendors significant opportunities to market their products effectively in a desirable market area. As a result, we believe we are well-positioned to realize purchasing and cooperative marketing benefits from our vendors.

PURCHASING AND DISTRIBUTION

    We have outsourced a major portion of our distribution and trucking functions. This approach allows us to focus on our customers and stores. We have a long-term agreement expiring in February 2013 with C&S Wholesale
Grocers, Inc., the nation's third largest grocery wholesale company in terms of sales, to supply us with substantially all of our products other than general merchandise, pharmacy, health and beauty care and tobacco products. This agreement may be terminated for cause or certain events of bankruptcy by either party. During fiscal 2001, we estimate that the products supplied by C&S will account for approximately 61% of all of our supermarket inventory purchases. Under our arrangement with C&S, we negotiate prices, discounts and promotions directly with vendors.

    AmeriSource-Bergen Corp., one of the nation's leading pharmaceutical wholesalers, supplies all of our pharmacy products. In addition, we have an agreement with a third party trucking company to transport our products from C&S's distribution facilities to our stores. While we have an excellent relationship with our current distribution partners, should we need to find alternative distribution partners for any reason, we believe that alternative sources of supply would be available to us at market terms.

    Our general merchandise, health and beauty care and tobacco products are internally supplied from our 290,000 square foot leased facility in Edison, New Jersey. We believe that our outsourced and internally provided warehouse and distribution facilities contain sufficient capacity for the continued expansion of our store base for the foreseeable future. All of our stores are within 100 miles of these distribution facilities.

MANAGEMENT INFORMATION SYSTEMS

    We implemented a new financial system in the fourth quarter of fiscal 2001 which we expect will enhance our operational reporting and analytical tools. Similarly, our Wide Area Network was upgraded to a more reliable and faster frame relay technology which we expect will improve communications with stores. Beginning in early 2002, we intend to roll out IBM's latest point-of-sale technology, which we believe will improve cashier productivity and customer service.

    In addition, after successfully testing "self-checkout" equipment in five of our stores and realizing strong customer acceptance and repeat usage, we plan to expand this feature to additional stores, with the intent of both improving our customer experience and lowering store-level operating costs. We are also planning to implement a new time and attendance system, with a view to allowing us to more effectively track store-level labor costs. We plan to continue the design and testing of a new category management system for installation in 2003, which should assist in maximizing SKU level profitability and improve in-store merchandising.

    Many of our various systems initiatives were incorporated as part of a five-year extension of our existing IBM outsourcing agreement in April 2001. Pursuant to this agreement, IBM operates our data center operations and mainframe processing and information system functions and is providing business applications and systems designed to enhance our customer service and efficiency. The charges under this agreement are based upon the services requested at predetermined rates. We believe that this arrangement allows us to focus our management resources on our customers and stores.

COMPETITION

    The supermarket business is highly competitive. Our earnings are primarily dependent on the maintenance of relatively high sales volume per supermarket, efficient product acquisition and distribution and cost-effective store operations. Principal competitive factors include price, store location, advertising and promotion, product mix, quality and service. We compete against national, regional and local supermarkets, club stores, drug stores, convenience stores, discount merchandisers and other local retailers in our market area. Our principal competitors include ShopRite, A&P/ Waldbaum's, Stop & Shop and Acme.

TRADE NAMES, SERVICE MARKS AND TRADEMARKS

    We have registered a variety of trade names, service marks and trademarks with the United States Patent and Trademark Office, including "Pathmark." We consider our Pathmark service marks to be of material importance to our business and actively defend and enforce such service marks.

REGULATION

    Our business requires us to hold various licenses and to register certain of our facilities with state and federal health, drug and alcoholic beverage regulatory agencies. By virtue of these licenses and registration requirements, we are obligated to observe certain rules and regulations, and a violation of such rules and regulations could result in a suspension or revocation of our licenses or registrations. In addition, most of our licenses require periodic renewals. We have experienced no material difficulties with respect to obtaining, effecting or retaining our licenses and registrations.

EMPLOYEES

    As of January 1, 2002, we employed approximately 27,000 people, of whom approximately 19,000 were employed on a part-time basis. Approximately 90% of our associates are covered by 15 collective bargaining agreements (typically having three or four year terms) negotiated with 13 different local unions. During fiscal 2002, five contracts, covering approximately 8,600 associates, will expire. We do not anticipate any difficulty in renegotiating these contracts. We believe that our relationship with our associates is generally satisfactory.

PROPERTIES

    As of November 3, 2001, we operated 141 supermarkets located in New York, New Jersey, Pennsylvania and Delaware as follows:

STATE                                                         NUMBER OF STORES
-----                                                         ----------------
New Jersey..................................................         63
New York....................................................         56
Pennsylvania................................................         18
Delaware....................................................          4
                                                                    ---
  Total.....................................................        141
                                                                    ===

    Our 141 supermarkets have an aggregate selling area of approximately
5.3 million square feet. Fifteen of these stores are owned and the remaining 126 are leased. These supermarkets are either freestanding stores or are located in shopping centers. Twenty-eight leases will expire through fiscal 2005 and there are options to renew 27 of them. A new store is under construction to replace the 28th store.

    We lease our corporate headquarters in Carteret, New Jersey in premises totaling approximately 150,000 square feet in size.

    All of the facilities owned by us are subject to mortgages. We plan to acquire leasehold or fee interests in any property on which new stores or other facilities are opened and will consider entering into sale/leaseback or mortgage transactions with respect to owned properties if we believe such transactions are financially advantageous.

    We continue to operate a 290,000 square foot leased general merchandise, health and beauty care products and tobacco distribution center in Edison, New Jersey, which opened in 1980.

PATHMARK IN THE COMMUNITY

    Pathmark is recognized as a long-standing, valuable member of the communities which we serve. This recognition is based upon our associates' involvement in important community outreach efforts, as well as our support, both financial and in kind, of numerous nonprofit charitable organizations. Our participation in providing assistance to those affected by the tragic events of September 11th is an example of this commitment.

LEGAL PROCEEDINGS

    We are subject to claims and suits against us and are the initiator of claims and suits against others, in the ordinary course of our business. While the outcome of these claims cannot be predicted with certainty, we do not believe that the outcome of any of these legal matters will have a material adverse effect on our consolidated results of operations, financial position or cash flows.

                                   MANAGEMENT

    The following table sets forth certain information with respect to our directors and executive officers:

NAME                                          AGE                        TITLE
----                                        --------   ------------------------------------------
James Donald..............................     47      Chairman of the Board, President and Chief
                                                       Executive Officer
Frank Vitrano.............................     46      Director, Executive Vice President,
                                                       Treasurer and Chief Financial Officer
Robert Joyce..............................     56      Executive Vice President--Human Resources
                                                       & Administration
Eileen Scott..............................     48      Executive Vice President--Store Operations
Herbert Whitney...........................     51      Executive Vice President--Marketing and
                                                       Distribution
Joseph Adelhardt..........................     55      Senior Vice President and Controller
Harvey Gutman.............................     55      Senior Vice President--Retail Development
Marc Strassler............................     53      Senior Vice President, Secretary and
                                                       General Counsel
Myron Waxberg.............................     68      Vice President and General Counsel--Real
                                                       Estate
Steven Volla..............................     55      Director
Robert Miller.............................     57      Director
Eugene Freedman...........................     69      Director
Daniel Fitzgerald.........................     49      Director
William Begley............................     59      Director

    JAMES DONALD has served as our Chairman of the Board, President and Chief Executive Officer since October, 1996. Prior to joining Pathmark, Mr. Donald was President of the Eastern Division of Safeway, Inc. Prior to that, he was a vice president for marketing at Wal-Mart, where one of his responsibilities was developing Wal-Mart's supercenter format. Mr. Donald is on the Board of Directors of Modell's Sporting Goods and Nash Finch Company.

    FRANK VITRANO has served as our Executive Vice President, Treasurer and Chief Financial Officer since January 2000 and as a director since September 2000. He previously held several positions in Pathmark, including Senior Vice President, Treasurer and Chief Financial Officer from
September 1998 to January 2000 and Vice President and Treasurer from December 1996 to September 1998. Mr. Vitrano joined us in 1972.

    ROBERT JOYCE has served as our Executive Vice President--Human Resources & Administration since January 2000. He previously held the position of Senior Vice President--Administration from October 1996 to January 2000. Prior to that, he was Executive Vice President--Operations. Mr. Joyce joined us in 1963 and has also worked in our store operations department.

    EILEEN SCOTT has served as Executive Vice President--Store Operations since 2001. Prior to that, Ms. Scott was Executive Vice President--Merchandising & Distribution from 1997 to 2001 and was Vice President--Non-Foods
Merchandising & Pharmacy before 1998. Ms. Scott joined our company in 1969 and has also worked in our dairy, deli, seafood, perishables and grocery departments.

    HERBERT WHITNEY has served as Executive Vice President--Marketing and Distribution since 2001. Prior to that, Mr. Whitney was Senior Vice President of Non-Perishable Merchandising. Mr. Whitney joined our company in 1966 and has worked in a number of positions at Pathmark.

    JOSEPH ADELHARDT has served as Controller since 1987, Vice President and Controller since 1990 and as Senior Vice President and Controller since 1996. Mr. Adelhardt served as Assistant Corporate Controller from 1978 to 1987.
Mr. Adelhardt joined our company in 1976 as Pathmark Audit Manager, prior to which he was an audit supervisor with Peat, Marwick and Mitchell, CPA's.

    HARVEY GUTMAN has served as Senior Vice President--Retail Development since 1990. Prior to that, he held various positions at Pathmark, including Vice President--Planning & Research, Vice President--Non-Food & Pharmacy Sales & Merchandising and Vice President--Grocery & Frozen Sales & Merchandising.
Mr. Gutman joined our company in 1976.

    MARC STRASSLER has served as Senior Vice President, Secretary and General Counsel since May 1998. Before that, Mr. Strassler was Vice President, Secretary and General Counsel. Mr. Strassler joined our company in 1974, prior to which he was an associate at Rubin, Baum, Levin, Constant & Friedman.

    MYRON WAXBERG has served as Vice President and General Counsel--Real Estate since 1991. Prior to that, he held a number of positions at Pathmark, including General Counsel--Real Estate and Real Estate Counsel. Mr. Waxberg joined our company in 1976, prior to which he was a partner at Lynton, Klein, Opton & Saslaw and was counsel at Steak & Brew/Longchamps.

    STEVEN VOLLA has been a director since September 2000. Mr. Volla was the Chairman of Primary Health Systems, Inc., a hospital management company, from 1994 to 2001. Before that, he was the Chairman, President and Chief Executive Officer of American Healthcare Management, Inc., a NYSE-listed hospital management company. He served as a director of Supermarkets General Holdings Corporation, one of our predecessor companies, from 1995 through the date of our reorganization.

    ROBERT MILLER has served as a director since September 2000. Mr. Miller has been the Chairman of the Board and Chief Executive Officer of Rite Aid Corporation, a drugstore chain, since January 2000, prior to which he has been Vice Chairman of Kroger Corporation from May 1999 to December 1999. Before joining Kroger Corporation, he was the Chairman and Chief Executive Officer of Fred Meyer, Inc. Mr. Miller is a member of the Board of Directors of Scottish Power, Harrah's Entertainment, Advance P.C.S. and the Jim Pattison Group.
Mr. Miller previously served on our Board of Directors from 1997 through March 6, 2000.

    EUGENE FREEDMAN has served as a director since September 2000. He is a Senior Advisor and Director of Monitor Clipper Partners, Inc., a private equity firm, since January 2000, and Senior Advisor of Monitor Company Group Limited Partnership, an international business strategy and consulting firm, which he joined in 1995. He was a Managing Director and President of Monitor Clipper Partners from its formation in 1997 until the end of 1999. Until October 1994 and for many prior years, Mr. Freedman was a senior partner of Coopers & Lybrand, where he served as Chairman and Chief Executive Officer of Coopers & Lybrand LLP, U.S., and as Chairman of Coopers & Lybrand International.
Mr. Freedman is also a director of The Limited, Inc., Bernard
Technologies, Inc., INet Enterprises, Inc., e-Studio live, Inc., Outcome Sciences Inc., and Wheelhouse Corporation, Inc.

    DANIEL FITZGERALD has served as a director since September 2000. Prior to that, Mr. Fitzgerald was Managing Director of Gleacher Natwest, from 1996 to 2000, where he was head of its High Yield Bond Department and, before that, he spent 14 years at Donaldson Lufkin Jenrette as Managing Director--High Yield Sales. He is currently the principal of Turnberry Capital, a private equity firm.

    WILLIAM BEGLEY has served as a director since September 2000. Mr. Begley was formerly a deputy chairman at Wasserstein Perella Co. Inc., an investment bank, and president of the firm's trading division. He is currently Chairman Emeritus of Dresdner Kleinwort Wasserstein--Grantchester, Inc. Mr. Begley is also director of the Bank of Somerset Hills.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

    The old notes were issued on January 29, 2002 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the old notes may not be reoffered, resold, or otherwise transferred unless registered under the Securities Act or any applicable securities law or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

    On January 29, we and the subsidiary guarantors entered into a registration rights agreement with the initial purchasers of the old notes. Under the registration rights agreement, we and the subsidiary guarantors are obligated:

    - to file with the SEC a registration statement relating to the exchange notes no later than 120 days from the date of issuance of the old notes;

    - to use our best efforts to cause the exchange offer registration statement to be declared effective under the Securities Act no later than 180 days after the date of issuance of the old notes;

    - as soon as practicable after the effectiveness of the exchange offer registration statement, to offer to the holders of old notes, who are not prohibited by any law or policy of the SEC from participating in the exchange offer, the opportunity to exchange their old notes for the exchange notes offered in connection with this prospectus;

    - to keep the exchange offer open for not less than 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the old notes; and

    - to cause the exchange offer to be consummated no late than 45 days after the effective date of the registration statement.

SHELF REGISTRATION

    In the registration rights agreement, we agreed to file a shelf registration statement only if:

    - we are not permitted to effect the exchange offer as contemplated by this prospectus because of any change in law or applicable interpretations of the law by the staff of the SEC;

    - any holder of old notes notifies us in writing that it is prohibited from participating in the exchange offer by law or SEC policy; or

    - any holder of old notes notifies us in writing that it may not resell the exchange notes to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not available for such resale.

    In any such event, we will file with the SEC as promptly as practicable, but in no event more than 45 days after being so required or requested, a shelf registration statement to cover resales of transfer restricted securities by those holders who satisfy various conditions relating to the provisions of information in connection with the shelf registration statement.

    If a shelf registration statement is required, we will use our best efforts to keep the shelf registration statement continuously effective, in order to permit the prospectus included therein to be lawfully delivered by holders of relevant old notes, for a period of two years from the date of its effectiveness or such shorter period that will terminate when all old notes covered by it have been sold or disposed of or are no longer restricted securities.

ADDITIONAL INTEREST

    If a registration default (as defined below) occurs, we and the subsidiary guarantors will be jointly and severally required to pay additional interest to each holder of old notes. During the first 90-day period that a registration default occurs, we and the subsidiary guarantors will pay additional interest equal to 0.25% per annum. At the beginning of the second and any subsequent 90-day period that a registration default is continuing, the amount of additional interest will increase by an additional 0.25% per annum until all registration defaults have been cured. However, in no event will the rate of additional interest exceed 1.0% per annum and we and the subsidiary guarantors shall in no event be required to pay additional interest for more than one registration default at any given time. Such additional interest will accrue only for those days that a registration default occurs and is continuing. All accrued additional interest will be paid to the holders of the old notes in the same manner as payment of interest is provided for in the indenture governing the old notes, on each interest payment date. Following the cure of all registration defaults, no more additional interest will accrue.

    A "registration default" includes any of the following:

    - we fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing;

    - any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness;

    - we fail to consummate the exchange offer on or prior to the date specified for such consummation; or

    - the shelf registration statement is declared effective but thereafter ceases to be effective or usable (subject to certain exceptions).

    This exchange offer is intended to satisfy our exchange offer obligations under the registration rights agreement. The above summary of the registration rights agreement is not complete and is subject to, and qualified by reference to, all the provisions of the registration rights agreement. A copy of the registration rights agreement is filed as an exhibit to the registration statement that includes this prospectus.

TERMS OF THE EXCHANGE OFFER

    Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of old notes. You may tender some or all of your old notes only in integral multiples of $1,000. As of the date of this prospectus, $200,000,000 aggregate principal amount of the old notes issued January 29, 2002, are outstanding.

    The terms of the exchange notes to be issued are substantially similar to the old notes, except that the exchange notes have been registered under the Securities Act and, therefore, the certificates for the exchange notes will not bear legends restricting their transfer. The exchange notes will be issued under and be entitled to the benefits of the indenture, dated as of January 29, 2002, among Pathmark, the subsidiary guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee. The indenture was supplemented by the First Supplemental Indenture, dated as of January 30, 2002. We refer to the indenture, as so supplemented, as the "Indenture."

    In connection with the issuance of the old notes, we arranged for the old notes to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, or DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

    There will be no fixed record date for determining the eligible holders of the old notes that are entitled to participate in the exchange offer. We will be deemed to have accepted for exchange validly tendered old notes when and if we have given oral (promptly confirmed in writing) or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of notes for the purpose of receiving exchange notes from us and delivering them to such holders.

    If we successfully complete this exchange offer, any old notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and will continue to be subject to restrictions on transfer. The old notes will continue to accrue interest but, in general, the holders of old notes after the exchange offer will not have further rights under the registration rights agreement, and we will not have any further obligation to register the old notes under the Securities Act. In that case, holders wishing to transfer old notes would have to rely on exemptions from the registration requirements of the Securities Act.

EXPIRATION DATE; EXTENSIONS; AMENDMENT; TERMINATION

    The exchange offer will expire at 5:00 p.m., New York City time, on
            , 2002, unless, in our sole discretion, we extend it. In the case of any extension, we will notify the exchange agent orally (promptly confirmed in writing) or in writing of any extension. We will also notify the registered holders of old notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration of the exchange offer.

    To the extent we are legally permitted to do so, we expressly reserve the right, in our sole discretion, to:

    - delay accepting any old note;

    - waive any condition of the exchange offer; and

    - amend the terms of the exchange offer in any manner.

    Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the holders of old notes. If we consider an amendment to the exchange offer to be material, we will promptly inform the registered holders of old notes of such amendment in a reasonable manner.

    Without limiting the manner by which we may choose to make public announcements of any extension, delay in acceptance, amendment or termination of the exchange offer, we will have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

INTEREST ON THE NOTES

    Interest on the notes will accrue at the rate of 8 3/4% per annum and will be payable semiannually in arrears on February 1 and August 1. Interest on the exchange notes will be paid beginning on the interest payment date immediately following the last interest payment date for which interest was paid on the old notes. We will make each interest payment to the holders of record of the notes on the immediately preceding January 15 and July 15. Interest on the notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Additional interest may accrue on the notes in certain circumstances pursuant to the registration rights agreement.

RESALE OF EXCHANGE NOTES

    Based upon existing interpretations of the staff of the SEC set forth in several no-action letters issued to third parties unrelated to us, we believe that the exchange notes issued pursuant to the exchange offer in exchange for the old notes may be offered for resale, resold and otherwise transferred by their holders, without complying with the registration and prospectus delivery provisions of the Securities Act, provided that:

    - any exchange notes to be received by you will be acquired in the ordinary course of your business;

    - you are not engaged in, do not intend to engage in or have any arrangement or understanding with any person to participate in, the distribution of the old notes or exchange notes;

    - you are not an "affiliate" (as defined in Rule 405 under the Securities
      Act) of ours or, if you are such an affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

    - if you are a broker-dealer, you have not entered into any arrangement or understanding with us or any "affiliate" of ours (within the meaning of Rule 405 under the Securities Act) to distribute the exchange notes; and

    - if you are a broker-dealer, you will receive exchange notes for your own account in exchange for unregistered old notes that were acquired as a result of market-making activities or other trading activities and that you will deliver a prospectus in connection with any resale of such exchange notes.

    If you wish to participate in the exchange offer, you will be required to make these representations to us in the letter of transmittal.

    Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution."

PROCEDURES FOR TENDERING

    The term "holder" with respect to the exchange offer means any person in whose name old notes are registered on our agent's books or any other person who has obtained a properly completed bond power from the registered holder, or any person whose old notes are held of record by DTC who desires to deliver such old notes by book-entry transfer at DTC.

    Except in limited circumstances, only a DTC participant listed on a DTC securities position listing with respect to the old notes may tender its old notes in the exchange offer. To tender old notes in the exchange offer, holders of old notes that are DTC participants may follow the procedures for book-entry transfer as provided for below under "--Book-Entry Transfer" and in the letter of transmittal.

    In addition, either:

    - the exchange agent must receive any corresponding certificate or certificates representing old notes along with the letter of transmittal;

    - the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of old notes into the exchange agent's account at DTC according to its standard operating procedures for electronic tenders described below and a properly transmitted agent's message described below; or

    - the holder must comply with the guaranteed delivery procedures described below.

    The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the old notes held by a holder of old notes are tendered, a tendering holder should fill in the amount of old notes being tendered in the specified box on the letter of transmittal. The entire amount of old notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

    The method of delivery of old notes, the letter of transmittal and all other required documents or transmission of an agent's message, as described under "--Book Entry Transfer," to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery prior to the expiration of the exchange offer. No letter of transmittal or old notes should be sent to Pathmark but must instead be delivered to the exchange agent. Delivery of documents to DTC in accordance with its procedures will not constitute delivery to the exchange agent.

    If you are a beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your unregistered old notes, either:

    - make appropriate arrangements to register ownership of the old notes in your name; or

    - obtain a properly completed bond power from the registered holder.

    The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

    Signatures on a letter of transmittal or a notice of withdrawal as described in "--Withdrawal of Tenders" below, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the old notes tendered pursuant thereto are tendered:

    - by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" in the letter of transmittal; or

    - for the account of an eligible institution.

    If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, the old notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the old notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the old notes. If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

    We will determine in our sole discretion all the questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered old notes. Our determinations will be final and binding. We reserve the absolute right to reject any and all old notes not validly tendered or any old notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we will determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder of such old notes unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

    In addition, we reserve the right in our sole discretion to (a) purchase or make offers for any old notes that remain outstanding subsequent to the expiration date, and (b) to the extent permitted by applicable law, purchase old notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the exchange offer.

BOOK-ENTRY TRANSFER

    We understand that the exchange agent will make a request promptly after the date of this document to establish accounts with respect to the old notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's DTC account in accordance with DTC's Automated Tender Offer Program procedures for such transfer. The exchange for tendered old notes will only be made after a timely confirmation of a book-entry transfer of the old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message.

    The term "agent's message" means a message, transmitted by DTC and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering old notes and that such participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against the participant. Delivery of an agent's message will also constitute an acknowledgment from the tendering DTC participant that the representations contained in the appropriate letter of transmittal and described above are true and correct.

GUARANTEED DELIVERY PROCEDURES

    Holders who wish to tender their old notes and (i) whose old notes are not immediately available, or (ii) who cannot deliver their old notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, or if such holder cannot complete DTC's standard operating procedures for electronic tenders before expiration of the exchange offer, may tender their old notes if:

    - the tender is made through an eligible institution;

    - before expiration of the exchange offer, the exchange agent receives from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message in lieu of notice of guaranteed delivery:

       - setting forth the name and address of the holder and the registered number(s), the certificate number or numbers of the old notes tendered and the principal amount of old notes tendered;

       - stating that the tender offer is being made by guaranteed delivery; and

       - guaranteeing that, within three (3) business days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the old notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

    - the exchange agent receives the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) business days after expiration of the exchange offer.

    Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

    Except as otherwise provided herein, tenders of old notes may be withdrawn
at any time prior to 5:00 p.m., New York City time, on             , 2002, the
expiration date of the exchange offer.

    For a withdrawal to be effective:

    - the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at the address set forth below under "--Exchange Agent"; or

    - for DTC participants, holders must comply with DTC's standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC.

    Any notice of withdrawal must:

    - specify the name of the person who tendered the old notes to be withdrawn;

    - identify the old notes to be withdrawn, including the certificate number or numbers and principal amount of the old notes to be withdrawn;

    - be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

    - specify the name in which the old notes are to be re-registered, if different from that of the withdrawing holder.

    If old notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) for such withdrawal notices, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued with respect thereto unless the old notes so withdrawn are validly re-tendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to such holder as soon as practicable after withdrawal. Properly withdrawn old notes may be re-tendered by following the procedures described above under "--Procedures for Tendering" at any time prior to the expiration date.

CONSEQUENCES OF FAILURE TO EXCHANGE

    If you do not tender your old notes to be exchanged in this exchange offer, they will remain "restricted securities" within the meaning of Rule 144(a)(3) of the Securities Act. Accordingly, they:

    - may be resold only if (i) registered pursuant to the Securities Act,
      (ii) an exemption from registration is available or (iii) neither registration nor an exemption is required by law; and

    - shall continue to bear a legend restricting transfer in the absence of registration or an exemption therefrom.

    As a result of the restrictions on transfer and the availability of the exchange notes, the old notes are likely to be much less liquid than before the exchange offer. Following the consummation of the exchange offer, in general, holders of old notes will have no further registration rights under the registration rights agreement.

EXCHANGE AGENT

    Wells Fargo Bank Minnesota, National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:


BY FACSIMILE:   BY REGISTERED OR CERTIFIED MAIL:  BY HAND/OVERNIGHT DELIVERY:
 860-704-6219   Wells Fargo Bank Minnesota,       Wells Fargo Bank Minnesota,
                National Association              National Association
                213 Court Street, Suite 902       213 Court Street, Suite 902
                Middletown, CT 06457              Middletown, CT 06457

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF SUCH LETTER OF TRANSMITTAL VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF THE LETTER OF TRANSMITTAL

FEES AND EXPENSES

    We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. We may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

    We have not retained any dealer-manager in connection with the exchange offer and will not make any payment to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for services. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

    We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses include:

    - SEC registration filing fees;

    - Fees and expenses of compliance with federal securities and state blue sky or securities laws;

    - Expenses of printing, messenger, delivery service and telephone;

    - Fees and expenses of the exchange agent and trustee; and

    - Accounting and legal fees and printing costs.

    We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

    - Certificates representing old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the old notes tendered;

    - Tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

    - A transfer tax is imposed for any reason other than the exchange of old notes under the exchange offer.

    If satisfactory evidence of payment of such taxes it not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The proceeds from the issuance of the old notes were used to repay a portion of our outstanding loans under our bank credit facility and will be used to repay a portion of our outstanding industrial revenue bonds (each of which is described below). After giving effect to the repayment of indebtedness with the proceeds of the offering of the old notes, pro forma as of November 3, 2001, we had the following indebtedness (excluding any capital lease obligations) in addition to the old notes (in millions):

INDEBTEDNESS                                                   AMOUNT
------------                                                  --------
Credit facility Term Loan B.................................   $220.8
Mortgages...................................................     22.2
Industrial revenue bonds....................................      1.7
Other debt..................................................      0.5

CREDIT FACILITY

    On September 19, 2000, we entered into a credit agreement with a group of lenders led by JPMorgan Chase Bank. The bank credit facility initially consisted of (a) term loans in an aggregate principal amount of $425.0 million (consisting of $125.0 million in Term Loan A and $300.0 million in Term Loan B) and (b) a $175.0 million revolving working capital facility (including a maximum of $125.0 million in letters of credit). After giving effect to the prepayment of indebtedness with the proceeds of the offering of the old notes, pro forma as of November 3, 2001, we had no indebtedness under Term Loan A and $220.8 million under Term Loan B. Borrowings under our bank credit facility bear interest at floating rates equal to LIBOR plus an applicable margin, depending on our total debt to consolidated EBITDA ratio. We are required to repay a portion of our borrowing under the term loans each year, so as to retire such indebtedness in its entirety by July 15, 2007. The working capital facility expires on July 15, 2005.

    All of our obligations under the bank credit facility are guaranteed by our domestic subsidiaries that are not special purpose vehicles organized for the purpose and engaged solely in the business of owning or leasing real property or equipment. Our obligations under the bank credit facility and those of our subsidiaries guaranteeing the bank credit facility are secured by substantially all of our tangible and intangible assets including, without limitation, intellectual property, real property (including leasehold interests) and the capital stock in each of these subsidiaries.

    The bank credit facility requires us to meet certain financial tests including, without limitation, a maximum total debt to consolidated EBITDA ratio, a minimum interest and rental expense coverage ratio and a minimum consolidated EBITDA. In addition, the bank credit facility contains certain covenants which, among other things, limit the incurrence of additional indebtedness, issuance of cash-pay preferred stock, incurrence of liens, sale leaseback transactions, hedging activities, sale or discount of receivables, investments, loans, advances, guarantees, transactions with affiliates, asset sales, acquisitions, capital expenditures, mergers and consolidations, changing lines of business, dividends or prepayments of other indebtedness, amendments to our organizational documents and other matters customarily restricted in such agreements.

    The bank credit facility contains customary events of default, including without limitation, payment defaults, material breaches of representations and warranties, material covenant defaults, certain events of bankruptcy and insolvency, and a change of control.

MORTGAGES

    Our four special purpose subsidiaries have mortgages outstanding that are secured by property and equipment having a net book value of $29.5 million as of November 3, 2001. These borrowings, with interest rates averaging 7.3%, are payable in installments ending in fiscal 2008, including a scheduled final payment of $18.6 million. At November 3, 2001, these mortgages amounted to $22.2 million.

INDUSTRIAL REVENUE BONDS

    After giving effect to the repayment of indebtedness with the proceeds of the offering of the old notes, pro forma as of November 3, 2001, we had $1.7 million aggregate principal amount of industrial revenue bonds outstanding bearing interest ranging from 5% to 7%. These bonds are payable in installments ending in fiscal 2018.

                       DESCRIPTION OF THE EXCHANGE NOTES

GENERAL

    The old notes were, and the exchange notes will be, issued as a single series of securities pursuant to an indenture dated January 29, 2002, which was supplemented by the First Supplemental Indenture dated as of January 30, 2002 (as so supplemented, the "Indenture") among the Company, the subsidiary guarantors and Wells Fargo Bank Minnesota, National Association, as trustee (the "Trustee"). The form and terms of the exchange notes will be substantially identical to those of the old notes, except that the exchange notes will have been registered under the Securities Act and hence will not be subject to certain restrictions and will not have registration rights. The old notes and the exchange notes are referred to collectively as the "notes." The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

    The notes are issued in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    Certain terms used in this description are defined under the subheading "Certain Definitions." In this description, the word "Company" refers only to Pathmark Stores, Inc. and not to any of its subsidiaries.

    The following description is only a summary of the material provisions of the Indenture and the Registration Rights Agreement. We urge you to read the Indenture and the Registration Rights Agreement because they, not this description, define your rights as holders of the notes. You may request copies of these agreements at our address set forth under the heading "Where You Can Find More Information."

PRINCIPAL, MATURITY AND INTEREST

    The Company issued the notes initially with a maximum aggregate principal amount of $200 million. The Company issued the notes in denominations of $1,000 and any integral multiple of $1,000. The notes will mature on February 1, 2012. Subject to our compliance with the covenant described under the subheading "--Certain Covenants--Limitation on Indebtedness," we are entitled to, without the consent of the Holders, issue more notes under the Indenture on the same terms and conditions as the notes being offered hereby (the "Additional Notes"). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the exchange notes," references to the notes include any Additional Notes actually issued.

    Interest on these notes will accrue at the rate of 8 3/4% per annum and will be payable semiannually in arrears on February 1 and August 1, commencing on August 1, 2002. We will make each interest payment to the Holders of record of these notes on the immediately preceding January 15 and July 15. Interest on these notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION

    Except as set forth below, we will not be entitled to redeem the notes at our option prior to February 1, 2007.

    On and after February 1, 2007, we will be entitled at our option to redeem all or a portion of these notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of

Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on February 1 of the years set forth below:

                                                              REDEMPTION
PERIOD                                                          PRICE
------                                                        ----------
2007........................................................   104.375%
2008........................................................   102.917
2009........................................................   101.458
2010 and thereafter.........................................   100.000

    Prior to February 1, 2005, we may at our option on one or more occasions redeem notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 108.75%, plus accrued and unpaid interest to the redemption date, with the Net Cash Proceeds from one or more Equity Offerings; PROVIDED that

    (1) at least 65% of such aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than notes held, directly or indirectly, by the Company or its Affiliates); and

    (2) each such redemption occurs within 90 days after the date of the related Equity Offering.

    In addition, prior to February 1, 2007, we may at our option on one or more occasions redeem notes (which includes the Additional Notes, if any) at a redemption price equal to the sum of:

    (1) the principal amount thereof, plus

    (2) accrued and unpaid interest, if any, to the redemption date, plus

    (3) the Applicable Premium at the redemption date.

SELECTION AND NOTICE OF REDEMPTION

    If we are redeeming less than all the notes at any time, the Trustee will select notes on a PRO RATA basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

    We will redeem notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of notes to be redeemed at its registered address.

    If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount thereof to be redeemed. We will issue a new note in a principal amount equal to the unredeemed portion of the original note in the name of the Holder upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

MANDATORY REDEMPTION; OFFERS TO PURCHASE; OPEN MARKET PURCHASES

    We are not required to make any mandatory redemption or sinking fund payments with respect to the notes. However, under certain circumstances, we may be required to offer to purchase notes as described under the captions "--Change of Control" and "Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock." We may at any time and from time to time purchase notes in the open market or otherwise.

GUARANTEES

    The Subsidiary Guarantors will jointly and severally unconditionally guarantee, on a senior subordinated basis, our obligations under these notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited as necessary to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law. See "Risk Factors--Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

    Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's PRO RATA portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

    If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guarantee could be reduced to zero. See "Risk Factors--Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors."

    The Subsidiary Guarantee of a Subsidiary Guarantor will be released:

    (1) upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor other than to the Company or an Affiliate of the Company;

    (2) upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor other than to the Company or an Affiliate of the Company; or

    (3) upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

in each case in compliance with the terms of the Indenture.

RANKING

    SENIOR INDEBTEDNESS VERSUS NOTES

    The payment of the principal of, premium, if any, and interest on the notes and the payment of any Subsidiary Guarantee will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Credit Agreement.

    As of November 3, 2001, after giving PRO FORMA effect to the offering of the old notes:

    (1) the Company's Senior Indebtedness would have been approximately
       $408.0 million including $220.8 million of secured indebtedness under the Credit Agreement; and

    (2) the Senior Indebtedness of the Subsidiary Guarantors would have consisted primarily of their guarantees of Senior Indebtedness of the Company under the Credit Agreement.

    Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Indebtedness."

    LIABILITIES OF SUBSIDIARIES VERSUS NOTES

    A portion of our operations is conducted through our subsidiaries. Some of our subsidiaries are not guaranteeing the notes. Claims of creditors of such non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including Holders of the notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

    At November 3, 2001, after giving PRO FORMA effect to the offering of the old notes, the total indebtedness of our subsidiaries (other than the Subsidiary Guarantors) would have been approximately $22.2 million. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture or any limitation on the incurrence of Indebtedness by our Unrestricted Subsidiaries. See "--Certain Covenants--Limitation on Indebtedness."

    OTHER SENIOR SUBORDINATED INDEBTEDNESS VERSUS NOTES

    Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the notes and the relevant Subsidiary Guarantee in accordance with the provisions of the Indenture. The notes and each Subsidiary Guarantee will in all respects rank PARI PASSU with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively.

    We and the Subsidiary Guarantors have agreed in the Indenture that, subject to certain exceptions, we and they will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable. The Indenture does not treat unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured.

    PAYMENT OF NOTES

    We are not permitted to pay principal of, premium, if any, or interest on the notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not purchase, redeem or otherwise retire any notes (collectively, "pay the notes") if either of the following occurs (a "Payment Default"):

    (1) any default on the payment of all or any portion of the Obligations on any Designated Senior Indebtedness of the Company; or

    (2) any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

    During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

    (1) by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

    (2) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

    (3) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

    Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the notes after the end of such Payment Blockage Period. The notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period.

    Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

    (1) the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the Holders of the notes are entitled to receive any payment;

    (2) until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which Holders of the notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that Holders of notes may receive certain Capital Stock and subordinated debt obligations; and

    (3) if a distribution is made to Holders of the notes that, due to the subordination provisions, should not have been made to them, such Holders of the notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

    If payment of the notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration.

    A Subsidiary Guarantor's obligations under its Subsidiary Guarantee are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination provisions described above with respect to the Company's obligations under the notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee.

    By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of

Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the Holders of the notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the Holders of the notes.

    The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the notes pursuant to the provisions described under "--Defeasance."

BOOK-ENTRY, DELIVERY AND FORM

    The old notes were, and the exchange notes will be, issued in the form of one or more global notes (the "Global Note"). The Global Note will be deposited with, or on behalf of, The Depository Trust Company (the "Depository") and registered in the name of the Depository or its nominee. Except as set forth below, the Global Note may be transferred, in whole and not in part, only to the Depository or another nominee of the Depository. You may hold your beneficial interests in the Global Note directly through the Depository if you have an account with the Depository or indirectly through organizations which have accounts with the Depository.

    The Depository has advised the Company as follows: the Depository is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and "a clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. The Depository was created to hold securities of institutions that have accounts with the Depository ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository's participants include securities brokers and dealers (which may include the Initial Purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to the Depository's book-entry system is also available to others such as banks, brokers, dealers and trust companies (collectively, the "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

    The Company expects that pursuant to procedures established by the Depository, upon the deposit of the Global Note with the Depository, the Depository will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such Global Note to the accounts of participants. The accounts to be credited shall be designated by the Initial Purchasers. Ownership of beneficial interests in the Global Note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the Depository (with respect to participants' interests), the participants and the indirect participants (with respect to the owners of beneficial interests in the Global Note other than participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer or pledge beneficial interests in the Global Note.

    So long as the Depository, or its nominee, is the registered holder and owner of the Global Note, the Depository or such nominee, as the case may be, will be considered the sole legal owner and holder of any related notes evidenced by the Global Note for all purposes of such notes and the Indenture. Except as set forth below, as an owner of a beneficial interest in the Global Note, you will not be entitled to have the notes represented by the Global Note registered in your name, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered to be the owner or holder of any notes under the Global Note. We understand that under existing industry practice, in the event an owner of a beneficial interest in the Global Note desires to take any action that the Depository, as the holder of the Global Note, is entitled to take, the Depository would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    We will make payments of principal of, premium, if any, and interest on notes represented by the Global Note registered in the name of and held by the Depository or its nominee to the Depository or its nominee, as the case may be, as the registered owner and holder of the Global Note.

    We expect that the Depository or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of the Depository or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the Global Note held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Note for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between the Depository and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the Global Note owning through such participants.

    Although the Depository has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of the Depository, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor the Company will have any responsibility or liability for the performance by the Depository or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

    Subject to certain conditions, the notes represented by the Global Note are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and integral multiples thereof if

    (1) the Depository notifies us that it is unwilling or unable to continue as Depository for the Global Note or the Depository ceases to be a clearing agency registered under the Exchange Act and, in either case, we are unable to locate a qualified successor within 90 days;

    (2) we in our discretion at any time determine not to have all the notes represented by the Global Note; or

    (3) a default entitling the holders of the notes to accelerate the maturity thereof has occurred and is continuing.

    Any note that is exchangeable as described above is exchangeable for certificated notes issuable in authorized denominations and registered in such names as the Depository shall direct. Subject to the foregoing, the Global Note is not exchangeable, except for a Global Note of the same aggregate denomination to be registered in the name of the Depository or its nominee. In addition, such certificates will bear the same transfer restriction legend as the Global Note (unless we determine otherwise in accordance with applicable law), subject, with respect to such certificated notes, to the provisions of such legend.

SAME-DAY PAYMENT

    The Indenture requires us to make payments in respect of notes (including principal, premium and interest) by wire transfer of immediately available funds to the U.S. dollar accounts with banks in the U.S. specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control Event, each Holder shall have the right to require that the Company repurchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

    Within 30 days following any Change of Control Event we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

    (1) that a Change of Control Event has occurred and that such Holder has the right to require us to purchase such Holder's notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

    (2) the circumstances and relevant facts regarding such Change of Control Event;

    (3) the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

    (4) the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its notes purchased.

    We will not be required to make a Change of Control Offer following a Change of Control Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

    We will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes as a result of a Change of Control Event. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

    The Change of Control Event purchase feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control Event purchase feature is a result of negotiations between the Company and the initial purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control Event under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "--Certain Covenants--Limitation on Indebtedness." Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the notes protection in the event of a highly leveraged transaction.

    The Credit Agreement will prohibit us from purchasing any notes and will also provide that the occurrence of certain change of control events will constitute a default thereunder. In the event that at the time of any Change of Control Event the terms of any Senior Indebtedness of the Company (including the Credit Agreement) restrict or prohibit the purchase of notes following such Change of Control Event, then we could repay in full all such Senior Indebtedness or obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing notes. In such case, our failure to purchase tendered notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of notes.

    Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control Event or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control Event itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders of notes following the occurrence of a Change of Control Event may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors--We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture."

    The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear whether a Change of Control Event has occurred and whether a holder of notes may require the Company to make an offer to repurchase the notes as described above.

    The provisions under the Indenture relative to our obligation to make an offer to repurchase the notes as a result of a Change of Control Event may be waived or modified with the written consent of the Holders of a majority in principal amount of the notes.

CERTAIN COVENANTS

    The Indenture contains covenants including, among others, those summarized below. Following the first day (the "Suspension Date") that:

    (a) the notes have an Investment Grade Rating from both of the Rating Agencies, and

    (b) no Default has occurred and is continuing under the Indenture,

    the Company and its Restricted Subsidiaries will not be subject to the provisions of the Indenture summarized below under:

    - "--Limitation on Indebtedness"

    - "--Limitation on Restricted Payments"

    - "--Limitation on Restrictions on Distributions from Restricted
      Subsidiaries"

    - "--Limitation on Sales of Assets and Subsidiary Stock"

    - clause (3) of the first paragraph under "--Merger and Consolidation"

    - "--Limitation on Affiliate Transactions"

    - "--Limitation on Line of Business"

    - "--Future Guarantors" and

    - "--Events of Default" to the extent it relates to the covenants that are suspended

(collectively, the "Suspended Covenants"). In addition, the Subsidiary Guarantees of the Subsidiary Guarantors will also be suspended as of the Suspension Date. In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies withdraws its Investment Grade Rating or downgrades the rating assigned to the notes below an Investment Grade Rating, then the Company and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events and the Subsidiary Guarantees will be reinstated. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding that the Suspended Covenants may be reinstated, no default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period.

    On the Reversion Date, all Indebtedness Incurred during the Suspension Period will be classified to have been Incurred pursuant to paragraph (a) of "--Limitation on Indebtedness" or one of the clauses set forth in paragraph (b) of "--Limitation on Indebtedness" (to the extent such Indebtedness would be permitted to be Incurred thereunder as of the Reversion Date and after giving effect to Indebtedness Incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent such Indebtedness would not be so permitted to be Incurred pursuant to paragraph (a) or (b) of "--Limitation on Indebtedness," such Indebtedness will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (5) of paragraph (b) of "--Limitation on Indebtedness." Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "--Limitation on Restricted Payments" will be made as though the covenant described under "--Limitation on Restricted Payments" had been in effect since the date the notes were originally issued and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under paragraph (a) of "--Limitation on Restricted Payments" and the items specified in subclauses
(3)(A) through (3)(D) of paragraph (a) of "--Limitation on Restricted Payments" will increase the amount available to be made under paragraph (a) thereof. For purposes of determining compliance with paragraph (a) of the "--Limitation on Sales of Assets and Subsidiary Stock" covenant, on the Reversion Date, the Net Available Cash from all Asset Dispositions not applied in accordance with the covenant will be deemed to be reset to zero.

    LIMITATION ON INDEBTEDNESS

    (a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; PROVIDED, HOWEVER, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a PRO FORMA basis, no Default has occurred and is continuing and the Consolidated Coverage Ratio exceeds 2.0 to 1.0.

    (b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following
Indebtedness:

    (1) Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to any Revolving Credit Facility; PROVIDED, HOWEVER, that, immediately after giving effect to any such

       Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of
       (A) $175 million and (B) 60% of the book value of the inventory of the Company and its Restricted Subsidiaries;

    (2) Indebtedness Incurred by the Company and the Subsidiary Guarantors pursuant to any Term Loan Facility; PROVIDED, HOWEVER, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $250 million less the aggregate sum of all principal payments actually made from time to time after the Issue Date with respect to such Indebtedness (other than principal payments made from Refinancings thereof that are treated as Indebtedness Incurred pursuant to this clause (2));

    (3) Indebtedness owed to and held by the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that (A) any subsequent issuance or transfer of any Capital Stock which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon and (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the notes;

    (4) the notes and the exchange notes (other than any Additional Notes);

    (5) Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

    (6) Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition and after giving pro forma effect thereto, the Company would have been able to Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this covenant;

    (7) Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clause (4), (5) or (6) or this clause (7); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

    (8) Hedging Obligations entered into in good faith to hedge risks with respect to the Company's and the Restricted Subsidiaries' interest rate, currency or commodity exposure;

    (9) obligations in respect of performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

    (10) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of its Incurrence;

    (11) Indebtedness consisting of the Subsidiary Guarantee of a Subsidiary Guarantor and any other Guarantee by the Company or a Subsidiary Guarantor of Indebtedness permitted to be Incurred by the Company or a Restricted Subsidiary under the Indenture;

    (12) Purchase Money Indebtedness or Capital Lease Obligations in an aggregate amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (12) and then outstanding, does not exceed the greater of (a) $50 million and (b) 5% of Consolidated Tangible Assets; and

    (13) Indebtedness of the Company or of any of the Subsidiary Guarantors (in addition to Indebtedness permitted by clauses (1) through (12) above or paragraph (a)) in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (13) and then outstanding, does not exceed $30 million.

    (c) Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the notes or the applicable Subsidiary Guarantee to at least the same extent as such Subordinated Obligations.

    (d) For purposes of determining compliance with this covenant,

    (1) any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds from the sale of the notes on the Issue Date will be treated as Incurred on the Issue Date under clauses
       (1) and (2) of paragraph (b) above, as applicable;

    (2) in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness at the time of Incurrence and only be required to include the amount and type of such Indebtedness in one of the above clauses; and

    (3) the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

    Notwithstanding any other provision of this "Limitation on Indebtedness" covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this "Limitation on Indebtedness" covenant will not be deemed to be exceeded with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

    LIMITATION ON RESTRICTED PAYMENTS

    (a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

    (1) a Default shall have occurred and be continuing (or would result therefrom);

    (2) the Company is not entitled to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or

    (3) the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

       (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); PLUS

       (B) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance, sale or exercise of its Capital Stock (other than Disqualified Stock) subsequent to the

           Issue Date (other than an issuance or sale to a Restricted Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) and 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; PLUS

       (C) the amount by which Indebtedness of the Company is reduced on the Company's balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company upon such conversion or exchange); PLUS

       (D) an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and payment of interest or dividends or distributions, including transfers of assets, with respect to such Investments, in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; PROVIDED, HOWEVER, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

    (b) The preceding provisions will not prohibit:

    (1) any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Restricted Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) or a substantially concurrent cash capital contribution received by the Company from its shareholders; PROVIDED, HOWEVER, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

    (2) any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations, which is permitted to be Incurred pursuant to the covenant described under "--Limitation on Indebtedness"; PROVIDED, HOWEVER, that such purchase, repurchase, redemption, defeasance or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

    (3) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; PROVIDED, HOWEVER, that at the time of payment of such dividend, no other Default shall have occurred and be continuing (or result therefrom); PROVIDED FURTHER, HOWEVER, that such dividend shall be included in the calculation of the amount of Restricted Payments;

    (4) so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of any agreements (including employment agreements) or plans (or amendments thereto) under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; PROVIDED, HOWEVER, that the aggregate amount of such repurchases and other acquisitions shall not exceed $3.5 million in any fiscal year; PROVIDED FURTHER, HOWEVER, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

    (5) the repurchase of any Indebtedness of the Company at a purchase price not greater than 101% of the principal amount of such Indebtedness in the event of a Change of Control pursuant to a provision similar to the provision described under "Change of Control"; PROVIDEDthat prior to such repurchase the Company has made the Change of Control Offer as provided under "Change of Control" and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer; PROVIDED FURTHER, HOWEVER, that such repurchase shall be included in the calculations of the amount of Restricted Payments;

    (6) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof or tax payment with respect thereto; PROVIDED, HOWEVER, that such repurchases shall be excluded in the calculation of Restricted Payments; and

    (7) restricted Payments in an aggregate amount not to exceed $5 million; PROVIDED, HOWEVER, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments.

    (c) For purposes of determining compliance with this covenant, (1) the amount of any Restricted Payment made other than in cash will be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board resolution, and (2) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in paragraphs (a) and (b) above, the Company, in its sole discretion, may order and classify such Restricted Payment at the time such Restricted Payment is made.

    LIMITATION ON RESTRICTIONS ON DISTRIBUTIONS FROM RESTRICTED SUBSIDIARIES

    The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to
(a) pay dividends or make any other distributions on its Capital Stock to the Company or a Restricted Subsidiary or pay any Indebtedness owed to the Company,
(b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

    (1) with respect to clauses (a), (b) and (c),

        (i) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

        (ii) any encumbrance or restriction existing under or by reason of applicable law;

       (iii) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

        (iv) any encumbrance or restriction relating to a Subsidiary Guarantor and contained in the terms of any Indebtedness or any agreement pursuant to which such Indebtedness was issued if the encumbrance or restriction is not materially more disadvantageous to the Noteholders than is customary in comparable financings (as determined by the Company in good faith);

        (v) any encumbrance or restriction representing customary provisions of any distribution, joint venture, purchase, outsourcing or similar agreement;

        (vi) any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

       (vii) any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (i), (iii) or (iv) of clause (1) of this covenant or this clause (vii) or contained in any amendment to an agreement referred to in clause (i), (iii) or (iv) of clause (1) of this covenant or this clause (vii); PROVIDED, HOWEVER, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements; and

    (2) with respect to clause (c) only,

        (i) any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

        (ii) any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such restrictions restrict the transfer of the property subject to such security agreements or mortgages;

       (iii) any encumbrance or restriction existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture; and

        (iv) any encumbrance or restriction arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that does not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary.

    LIMITATION ON SALES OF ASSETS AND SUBSIDIARY STOCK

    (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

    (1) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors, of the shares and assets subject to such Asset Disposition;

    (2) at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

    (3) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be):

       (A) FIRST, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Disqualified Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

       (B) SECOND, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash; and

       (C) THIRD, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the Holders of the notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase notes (and such other Senior Subordinated Indebtedness of the Company)pursuant to and subject to the conditions contained in the Indenture;

       PROVIDED, HOWEVER, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

    Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce revolving credit indebtedness.

    For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

    (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

    (2) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash.

    (b) In the event of an Asset Disposition that requires the purchase of notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase notes tendered pursuant to an offer by the Company for the notes (and such other Senior Subordinated Indebtedness of the Company) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness of the Company) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a PRO RATA basis but in round denominations, which in the case of the notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $10 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

    (c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

    The Credit Agreement will prohibit us from applying any Net Available Cash from any Asset Dispositions to make an offer to purchase notes so long as any Obligations under the Credit Agreement remain outstanding or the commitments thereunder have not expired.

    LIMITATION ON AFFILIATE TRANSACTIONS

    (a) The Company will not, and will not permit any Restricted Subsidiary to, enter into any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

    (1) the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's-length dealings with a Person who is not an Affiliate;

    (2) if such Affiliate Transaction involves an amount in excess of $5 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors; and

    (3) if such Affiliate Transaction involves an amount in excess of $10.0 million, the Board of Directors shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's-length transaction with a Person who was not an Affiliate.

    (b) The provisions of the preceding paragraph (a) will not prohibit:

    (1) any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "--Limitation on Restricted Payments";

    (2) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee benefit arrangements, stock options and stock ownership plans entered into in the ordinary course of business or approved by the Board of Directors;

    (3) loans or advances to employees in the ordinary course of business in accordance with the past practices of the Company or its Restricted Subsidiaries, but in any event not to exceed $3 million in the aggregate outstanding at any one time;

    (4) the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

    (5) any transaction with a Restricted Subsidiary or joint venture or other Person (other than an Unrestricted Subsidiary) which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or other Person;

    (6) any transaction with an Unrestricted Subsidiary pursuant to contractual arrangements in existence on the Issue Date and similar transactions with an Unrestricted Subsidiary on terms that satisfy the criteria set forth in clause (a)(1) above;

    (7) the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company; and

    (8) arrangements in existence on the Issue Date and renewals, extensions and amendments thereto on terms not materially less favorable to the Company or its Restricted Subsidiaries.

    LIMITATION ON LIENS

    Neither the Company nor any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in ranking in any respect to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or such Subsidiary Guarantor, as applicable, or
(2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the notes or the relevant Subsidiary Guarantee, as applicable, equally and ratably with, or in the event such Secured Indebtedness constitutes a Subordinated Obligation, prior to, such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien. The foregoing covenant will not prohibit Liens (1) existing on the Issue Date and extensions thereof, (2) with respect to Indebtedness of a Person or with respect to an asset existing at the time such Person or asset is acquired by the Company, including in connection with a merger (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, such acquisition), or (3) on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose.

    LIMITATION ON LINE OF BUSINESS

    The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

    MERGER AND CONSOLIDATION

    The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

    (1) the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the notes and the Indenture;

    (2) immediately after giving PRO FORMA effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

    (3) immediately after giving PRO FORMA effect to such transaction, the Successor Company would be able to Incur an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "--Limitation on Indebtedness"; and

    (4) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

PROVIDED, HOWEVER, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging with or into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

    The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the notes.

    The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

    (1) except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or an Affiliate of the Company), whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "--Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guarantee Agreement, in a form satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guarantee;

    (2) immediately after giving effect to such transaction or transactions on a PRO FORMA basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

    (3) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guarantee Agreement, if any, complies with the Indenture.

    FUTURE GUARANTORS

    The Company will cause each domestic Restricted Subsidiary that Incurs any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clauses (8), (9) and (10) of paragraph (b) of the covenant described under "--Certain Covenants--Limitation on Indebtedness") to, at the same time, execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the notes on the same terms and conditions as those set forth in the Indenture.

SEC REPORTS

    Whether or not required by the SEC, so long as any notes are outstanding, the Company will furnish to the Trustee for delivery to the Holders, within the time periods specified in the SEC's rules and regulations (including any grace periods or extensions permitted by the SEC):

    (1) all quarterly and financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file these forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" (which will include a statement as to the amount of Consolidated Cash Flow for the applicable periods) and, with respect to the annual information only, a report on the annual financial statements by the Company's certified independent accountants; and

    (2) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file these reports.

    At any time that Unrestricted Subsidiaries represent 5% or more of the total assets of the Company, the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

    In addition, whether or not required by the SEC, the Company will file a copy of all of the information and reports referred to in clauses (1) and
(2) above with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept the filing) and make the information available to securities analysts and prospective investors upon request. The Company and the Subsidiary Guarantors have agreed that, for so long as any notes remain outstanding, the Company will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

DEFAULTS

    Each of the following is an Event of Default:

    (1) a default in the payment of interest on the notes when due, continued for 30 days;

    (2) a default in the payment of principal of any note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

    (3) the failure by the Company to comply with its obligations under "--Certain CovenantsMerger and Consolidation" above;

    (4) the failure by the Company to comply for 30 days after notice as hereinafter provided with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase notes) or under "--Certain Covenants" under "--Limitation on Indebtedness," "--Limitation on Restricted Payments," "--Limitation on Restrictions on Distributions from Restricted Subsidiaries," "--Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase notes), "--Limitation on Affiliate Transactions," "--Limitation on Liens," "--Limitation on Line of Business," "--Future Guarantors" or "--SEC Reports";

    (5) the failure by the Company or a Subsidiary Guarantor to comply for 60 days after notice as hereinafter provided with its other agreements contained in the Indenture;

    (6) Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $15 million (the "cross acceleration provision");

    (7) certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or a Significant Subsidiary (the "bankruptcy provisions");

    (8) any final judgment or decree for the payment of money (other than judgments that are covered by insurance policies issued by solvent carriers) in excess of $15 million is entered against the Company, a Subsidiary Guarantor or a Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such final judgment or decree and is not discharged, waived or stayed within 10 days after notice as hereinafter provided (the "judgment default provision"); or

    (9) any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee.

However, a default under clauses (4), (5) and (8) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding notes notify the Company in writing of the default and the Company does not cure such default within the time specified after receipt of such notice.

    If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding notes may declare the principal of and accrued but unpaid interest on all the notes to be due and payable; PROVIDED, HOWEVER, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of
(1) five business days after the giving of written notice to the Company and the administrative agent (or similar agent if there is no administrative agent) under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the notes will IPSO FACTO become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of the notes. Under certain circumstances, the Holders of a majority in principal amount of the outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

    Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the notes unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a note may pursue any remedy with respect to the Indenture or the notes unless:

    (1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

    (2) Holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy;

    (3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

    (4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

    (5) Holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a note or that would involve the Trustee in personal liability.

    If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder of the notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any note, the Trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is not opposed to the interest of the Holders of the notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

AMENDMENTS AND WAIVERS

    Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the notes then outstanding (including consents obtained in connection with a tender offer or exchange for the notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the notes then outstanding. However, without the consent of each Holder of an outstanding note affected thereby, an amendment or waiver may not, among other things:

    (1) reduce the amount of notes whose Holders must consent to an amendment;

    (2) reduce the rate of or extend the time for payment of interest on any note;

    (3) reduce the principal of or extend the Stated Maturity of any note;

    (4) reduce the amount payable upon the redemption of any note or change the time at which any note may be redeemed as described under "--Optional Redemption" above;

    (5) make any note payable in money other than that stated in the note;

    (6) impair the right of any Holder of the notes to receive payment of principal of and interest on such Holder's notes on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such Holder's notes;

    (7) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions;

    (8) make any change in the ranking or priority of any note that would adversely affect the Noteholders; or

    (9) make any change in any Subsidiary Guarantee that would adversely affect the Noteholders.

    Notwithstanding the preceding, without the consent of any Holder of the notes, the Company, the Subsidiary Guarantors and Trustee may amend the
Indenture:

    (1) to cure any ambiguity, omission, defect or inconsistency;

    (2) to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Indenture;

    (3) to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in
       Section 163(f)(2)(B) of the Code);

    (4) to add guarantees with respect to the notes, including any Subsidiary Guarantees, or to secure the notes;

    (5) to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders of the notes or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

    (6) to make any change that does not adversely affect the rights of any Holder of the notes; or

    (7) to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

    However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

    The consent of the Holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

    After an amendment under the Indenture becomes effective, we are required to mail to Holders of the notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders of the notes, or any defect therein, will not impair or affect the validity of the amendment.

TRANSFER

    The notes will be issued in registered form and will be transferable only upon the surrender of the notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

DEFEASANCE

    At any time, we may terminate all our obligations under the notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes.

    In addition, at any time we may terminate our obligations under "--Change of Control" and under the covenants described under "--Certain Covenants" (other than the covenant described under "--Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clause (3) of the first paragraph under "--Certain Covenants--Merger and Consolidation" above ("covenant defeasance").

    We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Subsidiary Guarantors and Significant Subsidiaries) or (8) under "Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "--Certain Covenants--Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee.

    In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the IRS or other change in applicable Federal income tax law).

CONCERNING THE TRUSTEE

    Wells Fargo Bank Minnesota, National Association, is the Trustee under the Indenture. We have initially appointed the Trustee as Registrar and Paying Agent with regard to the notes.

    The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; PROVIDED, HOWEVER, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

    The Holders of a majority in principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES OR STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

GOVERNING LAW

    The Indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

    "ADDITIONAL ASSETS" means:

    (1) any property, plant or equipment or other non-current tangible assets used in a Permitted Business;

    (2) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

    (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

PROVIDED, HOWEVER, that any such Restricted Subsidiary described in clause (2) or (3) above is primarily engaged in a Permitted Business.

    "AFFILIATE" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "--Certain Covenants--Limitation on Restricted Payments," "--Certain Covenants--Limitation on Affiliate Transactions" and "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

    "APPLICABLE PREMIUM" means, with respect to a note at any time, the greater of (1) 1.0% of the principal amount of such note at such time and (2) the excess of (A) the present value at such time of (i) the redemption price of such note at February 1, 2007 (such redemption price being described in the table appearing in the second paragraph of "--Optional Redemption" exclusive of any accrued interest) plus (ii) any required interest payments due on such note through February 1, 2007, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such note.

    "ASSET DISPOSITION" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "DISPOSITION"), of:

    (1) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

    (2) all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

    (3) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

       (A) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

       (B) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" only,
           (x) a disposition that constitutes a Restricted Payment permitted by the covenant described under "--Certain Covenants--Limitation on Restricted Payments" or a Permitted Investment and (y) a merger, consolidation or disposition of all or substantially all the assets of the Company in accordance with the covenant described under "--Certain Covenants--Merger and Consolidation";

       (C) any disposition of assets with a fair market value of less than $1 million;

       (D) the sale or lease of real property, equipment, inventory, accounts receivable or other assets in the ordinary course of business (and, in the case of real property, consistent with past practice) and the sale or other disposition of assets that have become obsolete or are no longer used or useful, including closed stores or excess properties, in the Company's or any of its Restricted Subsidiaries' business, whether or not in the ordinary course of business;

       (E) the sale or disposition of cash or Temporary Cash Investments;

       (F) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

       (G) the grant in the ordinary course of business of any license of patents, trademarks, registration therefore and other similar intellectual property; and

       (H) sales of assets received by the Company or any Restricted Subsidiary as a result of a foreclosure upon a Lien securing Indebtedness owed to the Company or such Restricted Subsidiary.

    "ATTRIBUTABLE DEBT" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); PROVIDED, HOWEVER, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

    "AVERAGE LIFE" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

    (1) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

    (2) the sum of all such payments.

    "BANK INDEBTEDNESS" means all Obligations pursuant to the Credit Agreement.

    "BOARD OF DIRECTORS" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

    "BUSINESS DAY" means each day which is not a Legal Holiday.

    "CAPITAL LEASE OBLIGATION" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

    "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

    "CHANGE OF CONTROL" means the occurrence of any of the following events:

    (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a majority of the voting power of the Voting Stock of the Company; PROVIDED, HOWEVER, that in the event the Company enters into a transaction the sole purpose of which is to create a new holding company of the Company and at the time such transaction is consummated the shareholders of the Company become shareholders of such holding company without any other change in beneficial ownership of the Company, such transaction will not constitute a Change of Control;

    (2) individuals who on the Issue Date constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of at least 66 2/3% of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office;

    (3) the adoption of a plan relating to the liquidation or dissolution of the Company; or

    (4) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person, other than a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the notes and a Subsidiary of the transferor of such assets.

    "CHANGE OF CONTROL EVENT" means the occurrence of a Change of Control and the failure of the notes to have an Investment Grade Rating from both Rating Agencies on the 60th day after the occurrence of such Change of Control (or, if the rating of the notes is under publicly announced consideration for possible change or withdrawal by either Rating Agency within 60 days of the Change of Control, such later day that the Rating Agency announces its decision).

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMMODITY AGREEMENT" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value of which is dependent upon, fluctuations in commodity prices.

    "CONSOLIDATED CASH FLOW" for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income:

    (1) all income tax expense of the Company and its consolidated Restricted Subsidiaries;

    (2) Consolidated Interest Expense;

    (3) depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period); and

    (4) all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period);

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

    "CONSOLIDATED COVERAGE RATIO" as of any date of determination means the ratio of (x) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters prior to the date of such determination for which consolidated financial statements of the Company are available (provided the most recent such fiscal quarter so included did not end more than 135 days or, in the case of the last fiscal quarter of a fiscal year, 180 days prior to such date of determination) to (y) Consolidated Interest Expense for such four fiscal quarters; PROVIDED, HOWEVER, that:

    (1) if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a PRO FORMA basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period;

    (2) if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated on a PRO FORMA basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

    (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

    (4) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving PRO FORMA effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of such period; and

    (5) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving PRO FORMA effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of such period.

For purposes of this definition, whenever PRO FORMA effect is to be given to a transaction, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid in connection therewith, the PRO FORMA calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given PRO FORMA effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months).

    "CONSOLIDATED INTEREST EXPENSE" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

    (1) interest expense attributable to capital leases and the interest expense attributable to leases constituting part of a Sale/Leaseback Transaction;

    (2) amortization of debt discount and debt issuance cost;

    (3) capitalized interest;

    (4) non-cash interest expense;

    (5) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

    (6) net payments pursuant to Hedging Obligations;

    (7) Preferred Stock dividends in respect of all Preferred Stock held by Persons other than the Company or a Restricted Subsidiary (other than dividends payable solely in Capital Stock (other than Disqualified Stock) of the issuer of such Preferred Stock);

    (8) interest incurred in connection with Investments in discontinued operations;

    (9) interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary; and

    (10) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Indebtedness Incurred by such plan or trust.

    "CONSOLIDATED NET INCOME" means, for any period, the net income of the Company and its consolidated Subsidiaries; PROVIDED, HOWEVER, that there shall not be included in such Consolidated Net Income:

    (1) any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

       (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

       (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income;

    (2) any net income (or loss) of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition;

    (3) any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company, except that:

       (A) subject to the exclusion contained in clause (4) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

       (B) the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

    (4) any gain or loss realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

    (5) extraordinary gains or losses;

    (6) the cumulative effect of a change in accounting principles; and

    (7) amortization of excess reorganization value.

Notwithstanding the foregoing, for the purposes of the covenant described under "Certain Covenants--Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

    "CONSOLIDATED TANGIBLE ASSETS" means the total consolidated assets of the Company and its Restricted Subsidiaries as shown on the Company's consolidated balance sheet as of the end of the Company's most recently ended fiscal quarter prior to the date of determination for which consolidated financial statements are available (PROVIDED such fiscal quarter did not end more than 135 days or, in the case of the last fiscal quarter of a fiscal year, 180 days prior to such date of determination), LESS intangible assets including, without limitation, items such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense.

    "CREDIT AGREEMENT" means the Credit Agreement dated as of September 19, 2000 among the Company, JPMorgan Chase Bank, as Administrative Agent, and the Lenders party thereto, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, increased, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

    "CURRENCY AGREEMENT" means in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such Person against fluctuations in currency values.

    "DEFAULT" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR INDEBTEDNESS," with respect to a Person means:

    (1) the Bank Indebtedness; and

    (2) any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $20 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

    "DISQUALIFIED STOCK" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

    (1) matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

    (2) is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

    (3) is mandatorily redeemable or must be repurchased (other than redeemable or repurchaseable only for Capital Stock of such Person which is not itself Disqualified Stock) upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the notes; PROVIDED, HOWEVER, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the notes shall not constitute Disqualified Stock if:

    (1) the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the notes and described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock" and "--Certain Covenants--Change of Control"; and

    (2) any such requirement only becomes operative after compliance with such terms applicable to the notes, including the purchase of any notes tendered pursuant thereto.

    The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; PROVIDED, HOWEVER, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

    "EQUITY OFFERING" means a sale of common stock of the Company to any Person other than a Restricted Subsidiary.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "FACILITIES" means the Term Loan Facilities and the Revolving Credit Facilities.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the first day of the Company's 2002 fiscal year, including those set forth in:

    (1) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

    (2) statements and pronouncements of the Financial Accounting Standards
       Board;

    (3) such other statements by such other entity as approved by a significant segment of the accounting profession; and

    (4) the rules and regulations of the SEC governing the inclusion of financial statements (including PRO FORMA financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

    "GUARANTEE" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

    (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

    (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

PROVIDED, HOWEVER, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

    "GUARANTEE AGREEMENT" means a supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the notes on the terms provided for in the Indenture.

    "HEDGING OBLIGATIONS" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

    "HOLDER" or "NOTEHOLDER" means the Person in whose name a note is registered on the Registrar's books.

    "INCUR" means issue, assume, Guarantee, incur or otherwise become liable for; PROVIDED, HOWEVER, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "--Certain Covenants--Limitation on Indebtedness", (1) amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security and (2) the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms will not be deemed to be the Incurrence of Indebtedness.

    "INDEBTEDNESS" means, with respect to any Person on any date of determination (without duplication):

    (1) the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

    (2) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/ Leaseback Transactions entered into by such Person;

    (3) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding accrued expenses or trade accounts payable arising in the ordinary course of business);

    (4) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar instruments (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

    (5) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

    (6) all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

    (7) all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

    (8) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

    Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; PROVIDED, HOWEVER, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 45 days thereafter.

    The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; PROVIDED, HOWEVER, that:

       (A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

       (B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund and secure the payment of the interest on such Indebtedness will not be deemed to be "Indebtedness" until such money is used for the payment of such interest; and

       (C) Indebtedness will not include any liability for federal, state, local or other taxes.

    "INDEPENDENT QUALIFIED PARTY" means an investment banking firm, accounting firm or appraisal firm of national standing; PROVIDED, HOWEVER, that such firm is not an Affiliate of the Company.

    "INTEREST RATE AGREEMENT" means in respect of a Person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such Person against fluctuations in interest rates.

    "INVESTMENT" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by such Person; PROVIDED, HOWEVER, that an operating lease will not be treated as an Investment even if the rental payments are the sole source of cash flow to service Indebtedness of the lessor. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

    For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "--Certain Covenants--Limitation on Restricted Payments":

    (1) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; and

    (2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

    "INVESTMENT GRADE RATING" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor's Ratings Group, Inc., or an equivalent rating by any other Rating Agency.

    "ISSUE DATE" means the date on which the notes are originally issued.

    "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

    "LENDERS" has the meaning specified in the Credit Agreement.

    "LIEN" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

    "NET AVAILABLE CASH" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other noncash form), in each case net of:

    (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

    (2) all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

    (3) all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition; and

    (4) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

    "NET CASH PROCEEDS," with respect to any issuance or sale of Capital Stock, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

    "OBLIGATIONS" means with respect to any Indebtedness all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

    "OFFICER" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

    "OFFICERS' CERTIFICATE" means a certificate signed by two Officers.

    "OPINION OF COUNSEL" means a written opinion from legal counsel. The counsel may be an employee of or counsel to the Company or the Trustee.

    "PERMITTED BUSINESS" means the business conducted in the supermarket industry from time to time and any business related, ancillary or complementary to such business (any good faith determination by the Board of Directors that any business satisfies this definition to be conclusive evidence that it does).

    "PERMITTED INVESTMENT" means an Investment by the Company or any Restricted Subsidiary in:

    (1) the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; PROVIDED, HOWEVER, that the primary business of such Restricted Subsidiary is a Permitted Business;

    (2) another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Person's primary business is a Permitted Business;

    (3) cash and Temporary Cash Investments;

    (4) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; PROVIDED, HOWEVER, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

    (5) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

    (6) loans or advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary;

    (7) stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

    (8) any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "--Certain Covenants--Limitation on Sales of Assets and Subsidiary Stock";

    (9) any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

    (10) Hedging Obligations;

    (11) Persons to the extent such Investments are in existence on the Issue Date;

    (12) loans or advances made in the ordinary course of business and consistent with past practice to Persons engaged in, and for the purpose of providing initial financing for, the development of stores to be sold or leased to the Company or any Restricted Subsidiary;

    (13) a Person to the extent an Investment may be deemed to exist as a result of any renovation, enlargement or improvement with respect to a store or any equipment paid for by the lessee; or

    (14) other Persons (in addition to Investments permitted by clauses
       (1) through (13) of this definition) in an aggregate amount not to exceed $25 million at any time.

    "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

    "PREFERRED STOCK", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

    "PRINCIPAL" of a note means the principal of the note plus the premium, if any, payable on the note which is due or overdue or is to become due at the relevant time.

    "PURCHASE MONEY INDEBTEDNESS" means Indebtedness (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed, and (2) Incurred to finance all or part of the purchase price or cost of construction of or addition or improvement to any asset used or to be used by the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that any Lien arising in connection with any such Indebtedness shall be limited to the specified asset being financed or, in the case of real property or fixtures, or additions and improvements, the property on, or to, which such asset is attached or addition or improvement is made; PROVIDED FURTHER, HOWEVER, that such Indebtedness is Incurred within 270 days after such purchase of, or addition or improvement to, such assets is made by the Company or any Restricted Subsidiary.

    "RATING AGENCY" means Standard & Poor's Ratings Group, Inc. and Moody's Investors Service, Inc. or if Standard & Poor's Ratings Group, Inc. or Moody's Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor's Ratings
Group, Inc. or Moody's Investors Service, Inc. or both, as the case may be.

    "REFINANCE" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings, and "Refinance" may also refer to successive Refinancings.

    "REFINANCING INDEBTEDNESS" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; PROVIDED, HOWEVER, that:

    (1) such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

    (2) such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

    (3) such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

PROVIDED FURTHER, HOWEVER, that Refinancing Indebtedness shall not include
(A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or
(B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

    "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement, dated the Issue Date, among the Company, the Subsidiary Guarantors, Dresdner Kleinwort Wasserstein--Grantchester, Inc., Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc.

    "REPRESENTATIVE" means with respect to a Person any trustee, agent or representative (if any) for an issue of Senior Indebtedness of such Person.

    "RESTRICTED PAYMENT" with respect to any Person means:

    (1) the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than PRO RATA dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

    (2) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

    (3) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

    (4) the making of any Investment (other than a Permitted Investment) in any Person.

    "RESTRICTED SUBSIDIARY" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

    "REVOLVING CREDIT FACILITY" means any revolving credit or similar facility contained in the Credit Agreement and any other revolving credit or similar facility entered into by the Company or its Restricted Subsidiaries from time to time.

    "SALE/LEASEBACK TRANSACTION" means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted

Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

    "SEC" means the U.S. Securities and Exchange Commission.

    "SECURED INDEBTEDNESS" means any Indebtedness of the Company secured by a Lien.

    "SENIOR INDEBTEDNESS" means with respect to any Person:

    (1) all Indebtedness of such Person outstanding under the Credit Agreement and all Hedging Obligations with respect thereto;

    (2) all other Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

    (3) all other Obligations (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of the Indebtedness listed in the preceding clauses (1) and (2);

unless, in the case of clauses (1), (2), and (3) in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate or PARI PASSU in right of payment to the notes or the Subsidiary Guarantee of such Person, as the case may be; PROVIDED, HOWEVER, that Senior Indebtedness shall not include:

    (1) any obligation of such Person to any Subsidiary;

    (2) any liability for Federal, state, local or other taxes owed or owing by such Person;

    (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

    (4) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other obligation of such Person; or

    (5) that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture.

    "SENIOR SUBORDINATED INDEBTEDNESS" means, with respect to a Person, the notes (in the case of the Company), the Subsidiary Guarantee (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank PARI PASSU with the notes or such Subsidiary Guarantee, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

    "STATED MATURITY" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

    "SUBORDINATED OBLIGATION" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect.

    "SUBSIDIARY" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

    (1) such Person;

    (2) such Person and one or more Subsidiaries of such Person; or

    (3) one or more Subsidiaries of such Person.

    "SUBSIDIARY GUARANTOR" means each Subsidiary of the Company that executes the Indenture as a guarantor and each other Subsidiary of the Company that thereafter guarantees the notes pursuant to the terms of the Indenture.

    "SUBSIDIARY GUARANTEE" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the notes.

    "TEMPORARY CASH INVESTMENTS" means any of the following:

    (1) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

    (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

    (3) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

    (4) investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-2" (or higher) according to Moody's Investors
       Service, Inc. or "A-2" (or higher) according to Standard and Poor's Ratings Group;

    (5) investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors
       Service, Inc.;

    (6) Eurodollar time deposits from any financial institution satisfying the criteria in (2) above and maturing within one year from the date of purchase; and

    (7) any mutual fund that consists principally of Investments described in
       (1) through (6) above.

    "TERM LOAN FACILITY" means the term loan facility contained in the Credit Agreement and any other facility or financing arrangement that Refinances in whole or in part any such term loan facility.

    "TREASURY RATE" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve

Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the date fixed for redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to February 1, 2007; PROVIDED, HOWEVER, that if the average life to February 1, 2007 of the notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the average life to February 1, 2007 of the notes is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "UNRESTRICTED SUBSIDIARY" means:

    (1) Glenolden Stuart, Inc., East Brunswick Stuart LLC, Upper Darby Stuart LLC and Lancaster Pike Stuart LLC;

    (2) any other Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and

    (3) any Subsidiary of an Unrestricted Subsidiary.

    The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; PROVIDED, HOWEVER, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "--Certain Covenants--Limitation on Restricted Payments".

    The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; PROVIDED, HOWEVER, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness under paragraph (a) of the covenant described under "--Certain Covenants--Limitation on Indebtedness," (B) no Default shall have occurred and be continuing and (C) if such Subsidiary is a domestic Subsidiary that has existing any Indebtedness (other than Indebtedness permitted to be Incurred pursuant to clauses (8), (9) and (10) of paragraph (b) of the covenant described under "--Certain Covenants--Limitation on Indebtedness") it executes and delivers a Subsidiary Guarantee. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

    "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

    "VOTING STOCK" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

    "WHOLLY OWNED SUBSIDIARY" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is a summary of the material U.S. federal income tax considerations relevant to the exchange of old notes for exchange notes in the exchange offer, and the ownership and disposition of exchange notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements of the Internal Revenue Service ("IRS"), judicial decisions and existing and proposed Treasury Regulations, changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion applies only to holders that acquired old notes at their initial issue price in the original offering, and that hold the old notes, and will hold the exchange notes as capital assets within the meaning of Section 1221 of the Code. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, insurance companies, dealers in securities or foreign currencies, U.S. Holders (as defined below) whose functional currency (as defined in Code Section 985) is not the U.S. dollar, persons holding the notes in connection with a hedging transaction, "straddle", conversion transaction or other integrated transaction, traders in securities that elect to mark to market, holders liable for alternative minimum tax or persons who have ceased to be U.S. citizens or to be taxed as resident aliens. Holders of notes should consult their tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions, to their particular situations.

    As used in this section, a "U.S. Holder" means a beneficial owner of the notes that, for U.S. federal income tax purposes, is a U.S. person. The term "U.S. person" means any individual who is a citizen or resident of the United States, a corporation, partnership or other entity taxable as a corporation created or organized in or under the laws of the United States, any State thereof or the District of Columbia, any estate the income of which is subject to U.S. federal income taxation regardless of its source, or any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in the Treasury regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date that elect to continue to be treated as U.S. persons, will also be U.S. persons. As used in this section, the term "Non-U.S. Holder" means a beneficial owner of notes that, for U.S. federal income tax purposes, is not a U.S. person. The treatment of partners holding notes through a partnership will generally depend on the status of the partners and the activities of the partnership. Partners holding notes through a partnership are urged to consult their tax advisors.

EXCHANGE OFFER

    The exchange of unregistered old notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. Accordingly, a holder will not recognize taxable gain or loss as a result of such exchange and will have the same adjusted tax basis and holding period in the exchange notes as such holder had in the unregistered old notes immediately before the exchange.

U.S. HOLDERS

STATED INTEREST

    Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are received or accrued, in accordance with the U.S. Holder's regular method of accounting for U.S. federal income tax purposes.

SALE, EXCHANGE OR RETIREMENT

    Upon the sale, exchange or retirement of the notes, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement of the notes and such holder's adjusted tax basis in the notes. A U.S. Holder's adjusted tax basis in the notes will equal the cost of the notes to such holder, less any principal payments received by such holder. The amount realized excludes any amounts attributable to unpaid interest accrued between interest payment dates and not previously included in income, which will be taxable as ordinary income. Otherwise, gain or loss on the sale, exchange or retirement of notes will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the notes have been held for more than one year. Under current laws, the excess of the taxpayer's net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain non-corporate taxpayers. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, the limitations on the deductibility of capital losses under the Code.

NON-U.S. HOLDERS

    Under present U.S. federal tax law, and subject to the discussion below concerning backup withholding:

           (a) payments of principal, interest and premium on the notes by Pathmark or its paying agent to any Non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax, provided that (i) such holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Pathmark entitled to vote,
       (ii) such holder is not a controlled foreign corporation related, directly or indirectly, to Pathmark through stock ownership, and
       (iii) the requirement to certify such holder's non-U.S. status, as set forth in Section 871(h) or Section 881(c) of the Code, has been fulfilled with respect to the beneficial owner, as discussed below;

           (b) a Non-U.S. Holder of the notes generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of such notes, except for amounts attributable to accrued but unpaid interest, unless (i) such holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and either the gain is attributable to an office or other fixed place of business maintained by such individual in the United States or, generally, such individual has a "tax home" in the United States or (ii) such gain is effectively connected with such holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, generally is attributable to a U.S. "permanent establishment" maintained by such holder); and

           (c) notes held by an individual who is not, for U.S. federal estate tax purposes, a resident or citizen of the United States at the time of his death will not be included in the gross estate of such person, provided that the individual does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of Pathmark entitled to vote and, at the time of such individual's death, payments with respect to such notes would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

    The certification requirement referred to in subparagraph (a) will be fulfilled if the beneficial owner of the notes certifies on IRS Form W-8BEN or successor form under penalties of perjury, that it is not a U.S. person and provides its name and address, and (i) such beneficial owner files such Form W-8BEN or successor form with the withholding agent or (ii) in the case of the notes held on behalf of the beneficial owners by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, such financial institution files with the withholding agent a statement that it has received the IRS
Form W-8BEN or successor form from the Non-U.S. Holder, furnishes the withholding agent with a copy thereof and otherwise complies with the applicable IRS requirements.

    Alternatively, these certification requirements will not apply if the beneficial owner of the notes holds those securities directly through a "qualified intermediary"(which is a non-U.S. office of a bank, securities dealer or similar intermediary that has signed an agreement with IRS concerning withholding tax procedures), the qualified intermediary has sufficient information in its files to indicate that the holder is a Non-U.S. Holder and the intermediary complies with IRS requirements.

    If a Non-U.S. Holder of the notes is engaged in a trade or business in the United States, and if interest on the notes (or gain realized on their sale, exchange or other disposition) is effectively connected with the conduct of such trade or business (and, if an income tax treaty applies, generally is attributable to a U.S. "permanent establishment" maintained by such holder), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will be subject to regular U.S. federal income tax on such effectively connected income, generally in the same manner as if it were a U.S. Holder. See "U.S. Holders" above. In lieu of the certificate described in the preceding paragraph, such a holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI or successor form, as appropriate, to claim an exemption from U.S. federal withholding tax. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to such effectively connected income, subject to certain adjustments.

    Interest payments made to a Non-U.S. Holder generally will be reported to such holder and to the IRS on IRS Form 1042-S. However, this reporting does not apply if such holder holds the notes directly through a qualified intermediary.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under current U.S. federal income tax law, information reporting requirements apply to certain payments of principal, premium, market discount and interest made to, and to the proceeds of sales before maturity by, non-corporate U.S. Holders. In addition, a maximum 30% backup withholding tax will apply if the noncorporate U.S. Holder (i) fails to furnish its taxpayer identification number ("TIN") which, for an individual, is his or her social security number, (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that such holder is subject to backup withholding for failure to report interest and dividend payments, or (iv) under certain circumstances fails to certify, under penalties of perjury, that such holder has furnished a correct TIN and has not been notified by the IRS that such holder is subject to backup withholding for failure to report interest and dividend payments. Holders should consult their tax advisers regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption if applicable.

    Backup withholding will not apply to payments made on the notes to Non-U.S. Holders if the certifications required by sections 871(h) and 881(c) as described above are received or if the exemption for qualified intermediaries discussed above applies, provided that Pathmark or its paying agent or the qualified intermediary, as the case may be, does not have actual knowledge or reason to know that the payee is a U.S. person.

    Under current Treasury Regulations, payments on the sale, exchange or other disposition of the notes made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is:

    - a U.S. person;

    - a controlled foreign corporation for U.S. federal income tax purposes;

    - a foreign person 50% or more of whose gross income for certain periods is effectively connected with a U.S. trade or business; or

    - a foreign partnership with certain connections to the United States;

then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless such holder certifies, under penalties of perjury, that it is not a U.S. person and the payor does not have actual knowledge or reason to know that such holder is a U.S. person, or such holder otherwise establishes an exemption.

    Non-U.S. Holders of the notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if available.

    Any amounts withheld under the backup withholding rules will be allowed as a credit against a holder's U.S. federal income tax liability and may entitle such holder to a refund, provided that such holder files a U.S. federal income tax return and the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until 90 days after the date of this prospectus, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

    We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    For a period of 180 days after the expiration of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the notes) other than commissions, fees, discounts or concessions of any brokers or dealers and will indemnify the holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

    The validity of the exchange notes will be passed upon by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022.

                                    EXPERTS

    The consolidated balance sheets of Pathmark Stores, Inc. and subsidiaries as of February 3, 2001 (Successor Company balance sheet) and January 29, 2000 (Predecessor Company balance sheet), and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the 20 weeks ended February 3, 2001 (Successor Company operations), for the 33 weeks ended September 16, 2000, and for each of the two years in the period ended
January 29, 2000 (Predecessor Company operations), included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which contains an explanatory paragraph that describes the Bankruptcy Court confirmation of the Plan of Reorganization and the preparation of Successor Company's financial statements in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code", discussed in notes 1 and 2 to the consolidated financial statements, respectively), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             PATHMARK STORES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
FISCAL YEARS 2001, 2000 AND 1999
Independent Auditors' Report................................     F-2
Consolidated Statements of Operations.......................     F-3
Consolidated Balance Sheets.................................     F-4
Consolidated Statements of Cash Flows.......................     F-5
Consolidated Statements of Stockholders' Equity
  (Deficiency)..............................................     F-6
Notes to Consolidated Financial Statements..................     F-7

NINE MONTHS OF FISCAL YEARS 2001 AND 2000
Consolidated Statements of Operations (Unaudited)...........    F-35
Consolidated Balance Sheets (Unaudited).....................    F-36
Consolidated Statements of Cash Flows (Unaudited)...........    F-37
Notes to Consolidated Financial Statements (Unaudited)......    F-38

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders of
Pathmark Stores, Inc.

    We have audited the accompanying consolidated balance sheets of Pathmark Stores, Inc. and subsidiaries as of February 3, 2001 (Successor Company balance sheet) and January 29, 2000 (Predecessor Company balance sheet), and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for the 20 weeks ended February 3, 2001 (Successor Company operations), the 33 weeks ended September 16, 2000, and for each of the two years in the period ended January 29, 2000 (Predecessor Company operations). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    As discussed in Note 1 to the financial statements, on September 7, 2000, the Bankruptcy Court entered an order confirming the Plan of Reorganization which became effective after the close of business on September 19, 2000. Accordingly, the accompanying financial statements have been prepared in conformity with AICPA Statement of Position 90-7, "FINANCIAL REPORTING FOR ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE," for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 2.

    In our opinion, the Successor Company financial statements present fairly, in all material respects, the financial position of Pathmark Stores, Inc. and subsidiaries as of February 3, 2001, and the results of their operations and their cash flows for the 20 weeks ended February 3, 2001, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Predecessor Company as of January 29, 2000, and the results of their operations and their cash flows for the 33 weeks ended September 16, 2000, and for each of the two years in the period ended January 29, 2000, in conformity with accounting principles generally accepted in the United States of America.

Deloitte & Touche LLP

New York, New York
March 29, 2001
(except for Note 26, as to which the date is March 6, 2002)

                             PATHMARK STORES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   SUCCESSOR
                                                    COMPANY                PREDECESSOR COMPANY
                                                  -----------   -----------------------------------------
                                                   20 WEEKS       33 WEEKS       52 WEEKS      52 WEEKS
                                                     ENDED          ENDED          ENDED         ENDED
                                                  FEBRUARY 3,   SEPTEMBER 16,   JANUARY 29,   JANUARY 30,
                                                     2001           2000           2000          1999
                                                  -----------   -------------   -----------   -----------
Sales...........................................  $ 1,493,693    $ 2,348,186    $3,698,084    $3,655,211
Cost of sales (exclusive of depreciation and
  amortization shown separately below)..........   (1,072,569)    (1,688,506)   (2,639,317)   (2,611,984)
                                                  -----------    -----------    ----------    ----------
Gross profit....................................      421,124        659,680     1,058,767     1,043,227
Selling, general and administrative expenses....     (339,296)      (549,665)     (850,263)     (832,388)
Depreciation and amortization...................      (25,893)       (47,997)      (75,185)      (77,587)
Reorganization income (expenses), net...........        7,390           (850)           --            --
Amortization of excess reorganization value.....      (98,446)            --            --            --
                                                  -----------    -----------    ----------    ----------
Operating earnings (loss).......................      (35,121)        61,168       133,319       133,252
Interest expense, net...........................      (27,730)       (99,131)     (163,111)     (161,314)
                                                  -----------    -----------    ----------    ----------
Loss before income taxes and extraordinary
  items.........................................      (62,851)       (37,963)      (29,792)      (28,062)
Income tax provision............................      (14,640)           (88)       (2,107)       (1,688)
                                                  -----------    -----------    ----------    ----------
Loss before extraordinary items.................      (77,491)       (38,051)      (31,899)      (29,750)
Extraordinary items, net of a tax provision of
  $46,557.......................................           --        313,702            --            --
                                                  -----------    -----------    ----------    ----------
Net earnings (loss).............................      (77,491)       275,651       (31,899)      (29,750)
Less: non-cash preferred stock accretion and
  dividend requirements.........................           --        (14,570)      (37,948)      (36,007)
                                                  -----------    -----------    ----------    ----------
Net earnings (loss) attributable to common
  stock.........................................  $   (77,491)   $   261,081    $  (69,847)   $  (65,757)
                                                  ===========    ===========    ==========    ==========
Weighted average number of shares outstanding--
  basic and diluted.............................       30,000
                                                  ===========
Net loss per share--basic and diluted...........  $     (2.58)
                                                  ===========

                See notes to consolidated financial statements.

                             PATHMARK STORES, INC.

                          CONSOLIDATED BALANCE SHEETS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               SUCCESSOR    PREDECESSOR
                                                                COMPANY       COMPANY
                                                              -----------   -----------
                                                              FEBRUARY 3,   JANUARY 29,
                                                                 2001          2000
                                                              -----------   -----------
ASSETS
Current assets
Cash and cash equivalents...................................  $   84,601    $   16,196
  Accounts receivable, net..................................      18,466        15,787
  Merchandise inventories...................................     176,284       141,559
  Prepaid expenses..........................................      21,539        21,183
  Due from suppliers........................................      58,413        58,513
  Other current assets......................................       7,379        16,947
                                                              ----------    ----------
    Total current assets....................................     366,682       270,185
Property and equipment, net.................................     532,141       472,157
Deferred income taxes.......................................          --        45,190
Excess reorganization value, net............................     699,514            --
Other noncurrent assets.....................................     127,104        55,659
                                                              ----------    ----------
                                                              $1,725,441    $  843,191
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current liabilities
  Accounts payable and book overdrafts......................  $   79,499    $   89,434
  Accrued payroll and payroll taxes.........................      48,203        50,766
  Current maturities of long-term debt......................      11,174        78,982
  Current portion of capital lease obligations..............      18,337        25,192
  Accrued interest payable..................................      10,464        26,850
  Accrued expenses and other current liabilities............     101,124        80,058
                                                              ----------    ----------
    Total current liabilities...............................     268,801       351,282
                                                              ----------    ----------
Long-term debt..............................................     441,162     1,264,103
                                                              ----------    ----------
Long-term capital lease obligations.........................     177,192       173,289
                                                              ----------    ----------
Deferred income taxes.......................................      74,948            --
                                                              ----------    ----------
Other noncurrent liabilities................................     174,365       253,041
                                                              ----------    ----------
Redeemable securities
  Exchangeable preferred stock and accrued dividends........          --       235,849
                                                              ----------    ----------
Commitments and contingencies
Stockholders' equity (deficiency)
  Preferred stock (Successor Company).......................          --            --
    Authorized: 5,000,000 shares; issued and outstanding:
      none issued
  Convertible preferred stock (Predecessor Company).........          --             4
  Common stock (Successor Company) $0.01 par value..........         301            --
    Authorized: 100,000,000 shares; issued and outstanding:
      30,098,510 shares
  Common stock (Predecessor Company)........................          --            11
  Common stock warrants (Successor Company).................      59,982            --
  Paid-in capital...........................................     606,987       193,677
  Accumulated deficit.......................................     (77,491)   (1,625,617)
  Unamortized value of restricted common stock grants.......        (806)       (2,448)
                                                              ----------    ----------
    Total stockholders' equity (deficiency).................     588,973    (1,434,373)
                                                              ----------    ----------
                                                              $1,725,441    $  843,191
                                                              ==========    ==========

                See notes to consolidated financial statements.

                             PATHMARK STORES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                             SUCCESSOR
                                                              COMPANY                 PREDECESSOR COMPANY
                                                           -------------   -----------------------------------------
                                                             20 WEEKS        33 WEEKS       52 WEEKS      52 WEEKS
                                                               ENDED           ENDED          ENDED         ENDED
                                                            FEBRUARY 3,    SEPTEMBER 16,   JANUARY 29,   JANUARY 30,
                                                               2001            2000           2000          1999
                                                           -------------   -------------   -----------   -----------
Operating Activities
  Net earnings (loss)....................................   $  (77,491)     $   275,651     $(31,899)     $(29,750)
  Adjustments to reconcile net earnings (loss) to net
    cash provided by (used for) operating activities:
    Depreciation and amortization........................       26,155           49,975       78,414        80,684
    Amortization of excess reorganization value..........       98,446               --           --            --
    Amortization of deferred financing costs.............          883            2,568        4,441         4,159
    Deferred income tax provision........................       14,183               --        2,387         4,597
    Gain on sale or disposal of property and equipment...           --           (1,926)        (435)       (4,332)
    Extraordinary gain...................................           --         (313,702)          --            --
    Cash provided by (used for) operating assets and
      liabilities:
      Accounts receivable................................         (618)          (2,061)      (1,995)       (2,273)
      Merchandise inventories............................        2,512           (5,716)       1,653         5,771
      Due from suppliers.................................           44               56       (4,375)      (36,573)
      Other current assets...............................        7,555             (909)      (7,307)       (4,061)
      Noncurrent assets..................................       (3,859)         (15,379)      (2,316)       (4,629)
      Accounts payable...................................      (22,167)          12,232       (5,192)      (34,946)
      Accrued interest payable...........................        6,516           51,932       23,269        24,842
      Accrued expenses and other current liabilities.....       (4,632)           4,440       (7,594)       (4,614)
      Other noncurrent liabilities.......................       (7,677)         (31,090)     (27,179)      (23,397)
                                                            ----------      -----------     --------      --------
        Cash provided by (used for) operating
          activities.....................................       39,850           26,071       21,872       (24,522)
                                                            ----------      -----------     --------      --------
Investing Activities
  Property and equipment expenditures, including
    technology investments...............................      (22,460)         (25,252)     (49,679)      (42,269)
  Proceeds from disposition of property and equipment....        2,609            9,800       10,239        56,436
                                                            ----------      -----------     --------      --------
        Cash provided by (used for) investing
          activities.....................................      (19,851)         (15,452)     (39,440)       14,167
                                                            ----------      -----------     --------      --------
Financing Activities
  Borrowings under the term loan.........................           --          425,000           --            --
  Repayments of the term loan............................       (3,624)        (241,442)     (14,242)       (7,566)
  Borrowings (repayments) under the working capital
    facility.............................................           --         (109,800)      66,800        43,000
  Borrowings under the DIP facility......................           --           28,500           --            --
  Repayments of the DIP facility.........................           --          (28,500)          --            --
  Deferred financing costs...............................           --          (12,747)        (523)       (1,335)
  Decrease in capital lease obligations..................       (6,032)         (11,591)     (20,139)      (22,718)
  Increase in other debt.................................          234              606           --        26,652
  Repayment of other debt................................         (484)          (1,511)      (1,522)      (61,359)
  Expenses related to issuance of common stock and
    warrants.............................................           --             (822)          --            --
  Decrease in book overdrafts............................           --               --       (4,541)      (21,789)
                                                            ----------      -----------     --------      --------
        Cash provided by (used for) financing
          activities.....................................       (9,906)          47,693       25,833       (45,115)
                                                            ----------      -----------     --------      --------
Increase (decrease) in cash and cash equivalents.........       10,093           58,312        8,265       (55,470)
Cash and cash equivalents at beginning of period.........       74,508           16,196        7,931        63,401
                                                            ----------      -----------     --------      --------
Cash and cash equivalents at end of period...............   $   84,601      $    74,508     $ 16,196      $  7,931
                                                            ==========      ===========     ========      ========
Supplemental Disclosures of Cash Flow Information
  Interest paid..........................................   $   21,773      $    44,928     $135,374      $132,220
                                                            ==========      ===========     ========      ========
  Income taxes paid......................................   $       86      $        92     $    493      $  1,083
                                                            ==========      ===========     ========      ========
Noncash Investing and Financing Activities
  Capital lease obligations..............................   $    1,901      $    17,164     $ 38,035      $ 12,200
                                                            ==========      ===========     ========      ========
  Issuance of restricted common stock....................   $    1,210      $        --     $     --      $     --
                                                            ==========      ===========     ========      ========
  Cancellation of bond indebtedness......................   $       --      $ 1,034,629     $     --      $     --
                                                            ==========      ===========     ========      ========
  Issuance of common stock and warrants..................   $       --      $   666,882     $     --      $     --
                                                            ==========      ===========     ========      ========

                See notes to consolidated financial statements.

                             PATHMARK STORES, INC.
          CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                                 (IN THOUSANDS)

                                          SUCCESSOR COMPANY           PREDECESSOR COMPANY
                                   -------------------------------   ----------------------
                                                           COMMON    CONVERTIBLE
                                   PREFERRED    COMMON     STOCK      PREFERRED     COMMON     PAID-IN    ACCUMULATED
                                     STOCK      STOCK     WARRANTS      STOCK       STOCK      CAPITAL      DEFICIT
                                   ---------   --------   --------   -----------   --------   ---------   -----------
PREDECESSOR COMPANY:
Balance, January 31, 1998........    $ --        $ --     $    --       $  4         $ 10     $ 194,112   $(1,529,538)
  Net loss.......................      --          --          --         --           --            --      (29,750)
  Noncash accretion and accrued
    dividends on exchangeable
    preferred stock..............      --          --          --         --           --        (1,886)     (17,215)
  Issuance of restricted common
    stock........................      --          --          --         --            1         3,212           --
  Amortization of restricted
    common stock.................      --          --          --         --           --            --           --
                                     ----        ----     -------       ----         ----     ---------   -----------
Balance, January 30, 1999........      --          --          --          4           11       195,438   (1,576,503)
  Net loss.......................      --          --          --         --           --            --      (31,899)
  Noncash accretion and accrued
    dividends on exchangeable
    preferred stock..............      --          --          --         --           --        (1,969)     (17,215)
  Amortization of restricted
    common stock.................      --          --          --         --           --            --           --
  Repayment of management
    investors' loan..............      --          --          --         --           --           208           --
                                     ----        ----     -------       ----         ----     ---------   -----------
Balance, January 29, 2000........      --          --          --          4           11       193,677   (1,625,617)
  Net earnings...................      --          --          --         --           --            --      275,651
  Noncash accretion and accrued
    dividends on exchangeable
    preferred stock..............      --          --          --         --           --        (1,017)      (4,304)
  Amortization of restricted
    common stock.................      --          --          --         --           --            --           --
  Repayment of management
    investors' loan..............      --          --          --         --           --            32           --
  Exchange of exchangeable
    preferred stock for cash.....      --          --          --         --           --       111,556      129,114
  Issuance of common stock and
    warrants, net of expenses....      --         300      59,982         --           --       605,778           --
                                     ----        ----     -------       ----         ----     ---------   -----------
  Subtotal.......................      --         300      59,982          4           11       910,026   (1,225,156)
  Eliminate stockholders'
    deficiency of Predecessor
    Company......................      --          --          --         (4)         (11)     (304,248)   1,225,156
                                     ----        ----     -------       ----         ----     ---------   -----------
Balance, September 16, 2000......    $ --        $300     $59,982       $ --         $ --     $ 605,778   $       --
                                     ====        ====     =======       ====         ====     =========   ===========

SUCCESSOR COMPANY:
Balance, September 16, 2000......    $ --        $300     $59,982       $ --         $ --     $ 605,778   $       --
  Net loss.......................      --          --          --         --           --            --      (77,491)
  Issuance of restricted common
    stock........................      --           1          --         --           --         1,209           --
  Amortization of restricted
    common stock.................      --          --          --         --           --            --           --
                                     ----        ----     -------       ----         ----     ---------   -----------
Balance, February 3, 2001........    $ --        $301     $59,982       $ --         $ --     $ 606,987   $  (77,491)
                                     ====        ====     =======       ====         ====     =========   ===========

                                   UNAMORTIZED
                                     VALUE OF         TOTAL
                                    RESTRICTED    STOCKHOLDERS'
                                      COMMON         EQUITY
                                   STOCK GRANTS   (DEFICIENCY)
                                   ------------   -------------
PREDECESSOR COMPANY:
Balance, January 31, 1998........   $      --      $(1,335,412)
  Net loss.......................          --          (29,750)
  Noncash accretion and accrued
    dividends on exchangeable
    preferred stock..............          --          (19,101)
  Issuance of restricted common
    stock........................      (3,213)              --
  Amortization of restricted
    common stock.................         476              476
                                    ---------      -----------
Balance, January 30, 1999........      (2,737)      (1,383,787)
  Net loss.......................          --          (31,899)
  Noncash accretion and accrued
    dividends on exchangeable
    preferred stock..............          --          (19,184)
  Amortization of restricted
    common stock.................         289              289
  Repayment of management
    investors' loan..............          --              208
                                    ---------      -----------
Balance, January 29, 2000........      (2,448)      (1,434,373)
  Net earnings...................          --          275,651
  Noncash accretion and accrued
    dividends on exchangeable
    preferred stock..............          --           (5,321)
  Amortization of restricted
    common stock.................         265              265
  Repayment of management
    investors' loan..............          --               32
  Exchange of exchangeable
    preferred stock for cash.....          --          240,670
  Issuance of common stock and
    warrants, net of expenses....          --          666,060
                                    ---------      -----------
  Subtotal.......................      (2,183)        (257,016)
  Eliminate stockholders'
    deficiency of Predecessor
    Company......................       2,183          923,076
                                    ---------      -----------
Balance, September 16, 2000......   $      --      $   666,060
                                    =========      ===========
SUCCESSOR COMPANY:
Balance, September 16, 2000......   $      --      $   666,060
  Net loss.......................          --          (77,491)
  Issuance of restricted common
    stock........................      (1,210)              --
  Amortization of restricted
    common stock.................         404              404
                                    ---------      -----------
Balance, February 3, 2001........   $    (806)     $   588,973
                                    =========      ===========

                See notes to consolidated financial statements.

                             PATHMARK STORES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. REORGANIZATION

    On July 12, 2000 (the "Petition Date"), Pathmark Stores, Inc. ("Pathmark" or the "Company") and its then three parent entities, PTK Holdings, Inc. ("PTK), Supermarkets General Holdings Corporation ("Holdings") and SMG-II Holdings Corporation ("SMG-II"), along with certain of its subsidiaries filed a prepackaged plan of reorganization (the Plan of Reorganization") in the U.S. Bankruptcy Court in Delaware (the "Court"). As of the Plan Effective Date, as defined below, the Company was in arrears on its subordinated debt with respect to interest and sinking fund payments of $74.8 million and $50.0 million, respectively. During the pendency of the bankruptcy case, the Company continued to manage its affairs and operate its business as a debtor-in-possession.

    On September 7, 2000 the Court entered an order confirming the Plan of Reorganization, which became effective on September 19, 2000 (the "Plan Effective Date), at which time the Company formally exited Chapter 11. As part of the Plan of Reorganization, all subordinated debt of approximately
$1.0 billion was canceled and the holders of such subordinated debt received
30.0 million shares, representing 100% of the outstanding common stock of the reorganized Company (the "Common Stock") and holders of certain subordinated debt also received warrants to purchase up to 5,294,118 shares of Common Stock at $22.31 per share (the "Warrants). Such Warrants have a term of ten years from the Plan Effective Date. In addition, former holders of Holdings cumulative exchangeable redeemable preferred stock (the "Exchangeable Preferred Stock") received their ratable portions of $0.5 million in cash payable upon the Plan Effective Date and 98,510 shares of restricted Common Stock were issued to the Chief Executive Officer on October 3, 2000 (see Note 21). The Company is also authorized to issue 5.0 million shares of preferred stock. No such shares have been issued.

    Shares of Common Stock issued pursuant to the Plan of Reorganization are subject to dilution from (1) the exercise of the Warrants, and (2) the exercise of any options to purchase Common Stock issued pursuant to the Company's Employee Plan and Directors' Plan (see Note 22). The Company's Common Stock and Warrants trade on the Nasdaq Stock Market under the ticker symbols "PTMK" and "PTMKW", respectively.

    Additionally, as part of the Plan of Reorganization and on the Plan Effective Date (a) PTK merged with Pathmark, with Pathmark being the surviving entity; (b) immediately thereafter, Holdings merged with Pathmark, with Pathmark being the surviving entity, and (c) immediately thereafter SMG-II merged with Pathmark, with Pathmark being the surviving entity.

    On the Plan Effective Date, in connection with the consummation of the Plan of Reorganization, the Company entered into a $600.0 million senior secured credit facility (the "Exit Facility") with a group of lenders led by The Chase Manhattan Bank. The Exit Facility includes a $425.0 million term loan (the "Term Loan") and a $175.0 million working capital facility (the "Working Capital Facility"). Proceeds from the Exit Facility were used to repay in full the former bank credit agreement and the revolving credit agreement the Company had entered into in support of the Plan of Reorganization (the "DIP Facility") and will be used to provide liquidity for ongoing operations.

NOTE 2. FRESH-START REPORTING

    Upon the Plan Effective Date, the Company adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, "FINANCIAL REPORTING BY ENTITIES IN REORGANIZATION UNDER THE BANKRUPTCY CODE" ("Fresh-Start Reporting"). In connection with the adoption of Fresh-Start Reporting, a new entity has been deemed created for financial reporting

                             PATHMARK STORES, INC.

NOTE 2. FRESH-START REPORTING (CONTINUED) purposes. The periods presented prior to the Plan Effective Date have been designated "Predecessor Company" and the periods subsequent to the Plan Effective Date have been designated "Successor Company". The Saturday nearest the Plan Effective Date was utilized for the accounting closing date related to the Predecessor Company financial statements. As a result of the implementation of Fresh-Start Reporting and the substantial debt reduction resulting from the completion of the Company's Plan of Reorganization, the financial position and results of operations of the Predecessor Company and Successor Company are not comparable.

    In accordance with Fresh-Start Reporting, the Company and its advisors, along with representatives of the bondholders, determined the reorganization value of the reorganized company. This value has been allocated, based on fair market value, to the Company's assets and liabilities, resulting in an intangible asset equal to the reorganization value in excess of amounts allocable to identifiable net assets. Such excess is being amortized on a straight-line basis over a three-year period.

    The reorganization value at the Plan Effective Date related to the Plan of Reorganization is as follows (in millions):

Debt and capital leases, net of cash........................  $  633.9
Stockholders' equity, at the Plan Effective Date............     666.1 (a)
                                                              --------
Reorganization value........................................  $1,300.0
                                                              ========

  The Fresh-Start Reporting adjustments are as follows (in
    millions):
Stockholders' deficiency, pre-Fresh-Start Reporting.........  $ (257.0)
                                                              --------
Adjustments to assets and liabilities to reflect estimated
  fair values:
  Increase (decrease) in assets:
    Merchandise inventories (see Notes 3 and 6).............      31.5
    Property and equipment, including capital leases (see
      Notes 3 and 8)........................................      61.4
    Other noncurrent assets (see Note 10)...................      50.3
    Deferred income taxes (see Note 19).....................     (64.0)
  Decrease in liabilities:
    Other noncurrent liabilities (see Note 16)..............      45.9
  Excess reorganization value (see Note 9)..................     798.0
                                                              --------
  Total adjustments.........................................     923.1
                                                              --------
Stockholders' equity, at the Plan Effective Date............  $  666.1
                                                              ========

------------------------

(a) Net of expenses of $0.8 million related to the issuance of Common Stocks and Warrants.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    BUSINESS: The Company operated 138 supermarkets as of February 3, 2001, primarily in the New York, New Jersey and Philadelphia metropolitan areas.

    BASIS OF PRESENTATION: Pursuant to the Plan of Reorganization, which became effective September 19, 2000, the Company's direct and indirect parent companies merged with the Company,

                             PATHMARK STORES, INC.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) which became the surviving entity. Such mergers are being accounted for in the historical financial statements at historical cost in a manner similar to pooling-of-interests accounting. Accordingly, the historical financial information of the Predecessor Company are presented at historical cost and reflects the assets and liabilities and related results of operations of the combined entity.

    PRINCIPLES OF CONSOLIDATION: The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All intercompany transactions have been eliminated in consolidation.

    SEGMENT REPORTING: The Company has one reportable segment (retail grocery), operates in one geographical area (United States), and has no major customers representing 10% or more of sales.

    STOCK-BASED COMPENSATION: The Company adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 123 "ACCOUNTING FOR STOCK-BASED COMPENSATION" ("SFAS No. 123"). SFAS No. 123 establishes a fair value based method of accounting for stock-based employee compensation plans; however, it also allows an entity to continue to measure compensation expense for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" ("APB Opinion No. 25"). Under the fair value method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation expense is the excess, if any, of the quoted market price of the stock at the grant date or other measurement date over the amount an employee must pay to acquire the stock. The Company has elected to account for its stock-based employee compensation plans under APB Opinion No. 25 with pro forma disclosures of net earnings and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

    USE OF ESTIMATES: The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions. These estimates affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The accompanying consolidated balance sheets include reserves for self-insured claims relating to customer, associate and vehicle accidents as well as associate medical benefits. The liabilities for customer and associate accident claims are recorded at present value, due to the long-term payout of these claims (see Notes 11 and 16). While the Company believes that the amounts provided are adequate to cover its self-insured liabilities, it is reasonably possible that the final resolution of these claims may differ from the amounts provided.

    RECLASSIFICATIONS: Certain reclassifications have been made to the prior years' consolidated financial statements to conform to the fiscal 2000 presentation.

    FISCAL YEAR: The Predecessor Company's fiscal 2000 consisted of the 33-week period from January 30, 2000 to September 16, 2000, the Saturday nearest the Plan Effective Date. The Company has adopted the Predecessor Company's fiscal year, which ended on the Saturday nearest to January 31 of the following calendar year. The Company's fiscal 2000 consisted of the 20-week period from

                             PATHMARK STORES, INC.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
September 17, 2000 through February 3, 2001. Normally, each fiscal year consists of 52 weeks, but every five or six years the fiscal year consists of 53 weeks.

    CASH AND CASH EQUIVALENTS: Cash and cash equivalents consist of cash and temporary investments with maturities of three months or less when purchased.

    MERCHANDISE INVENTORIES: Merchandise inventories are valued at the lower of cost or market, which includes the recording of the Predecessor Company's merchandise inventories at fair value as of the Plan Effective Date. Cost for substantially all merchandise inventories is determined on a last-in, first-out ("LIFO") basis.

    PROPERTY AND EQUIPMENT: Property and equipment are stated at cost, which includes the recording of the Predecessor Company's property and equipment at fair value as of the Plan Effective Date. Depreciation and amortization expense on owned property and equipment is computed on the straight-line method over the following useful lives: buildings, 40 years; fixtures and equipment, 3-10 years; and leasehold improvements, 8-15 years or lease term, whichever is shorter. Capital leases are recorded at the present value of minimum lease payments or fair market value of the related property, whichever is less. Amortization of property under capital leases is computed on the straight-line method over the term of the lease or the leased property's estimated useful life, whichever is shorter.

    LONG-LIVED ASSETS: The Company assesses the carrying value of its long-lived assets for possible impairment based upon groups of assets to determine if the carrying value of such assets are recoverable from their related undiscounted cash flows.

    REVENUE RECOGNITION: Revenue is recognized at the point of sale to the customer. Pathmark coupon expenses, excluding manufacturers' coupons, are recorded as a reduction of sales, with vendor reimbursements recorded as a reduction of cost of goods sold. Vendor rebates and allowances are recognized as earned.

    ADVERTISING COSTS: Advertising costs are expensed as incurred and were $8.7 million for the 20 weeks ended February 3, 2001 (Successor Company),
$12.8 million for the 33 weeks ended September 16, 2000 (Predecessor Company), $18.8 million for the 52 weeks ended January 29, 2000 (Predecessor Company) and $18.5 million for the 52 weeks ended January 30, 1999 (Predecessor Company).

    SOFTWARE: Internally developed software, which creates a new system or adds identifiable functionality to an existing system, and externally purchased software are capitalized and amortized over three years. The amortization of capitalized software, included in selling, general and administrative expenses, were $0.2 million for the 20 weeks ended February 3, 2001 (Successor Company), $0.4 million for the 33 weeks ended September 16, 2000 (Predecessor Company), $0.4 million for the 52 weeks ended January 29, 2000 (Predecessor Company) and $0.5 million for the 52 weeks ended January 30, 1999 (Predecessor Company).

    STORE PREOPENING AND CLOSING COSTS: Store preopening costs are expensed as incurred. Store closing costs, such as future rent and real estate taxes subsequent to the actual store closing, net of expected sublease recovery, are recorded at present value when management makes a decision to close a store.

                             PATHMARK STORES, INC.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    NET LOSS PER SHARE: Weighted average outstanding shares, for both basic and diluted loss per share, was 30.0 million shares for the 20 weeks ended
February 3, 2001. The 98,510 shares of restricted Common Stock issued on
October 3, 2000 (see Note 21) were excluded from the calculations of basic loss per share as such shares do not vest until the first anniversary of the Plan Effective Date. All stock options, Warrants and restricted Common Stock were excluded from the computation of the Company's diluted loss per share because their effect would have been anti-dilutive. Net loss per share data is not presented for the Predecessor Company due to the significant change in the Company's capital structure.

    COMPREHENSIVE INCOME (LOSS): The Company has no items of comprehensive income (loss) other than its net earnings (loss) and, accordingly, the total comprehensive income (loss) is the same as the reported net earnings (loss) for all periods presented.

    NEW ACCOUNTING PRONOUNCEMENTS: During the fourth quarter of fiscal 2000, the Company adopted Securities and Exchange Commission Staff Accounting Bulletin No. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS", which summarizes the application of generally accepted accounting principles related to revenue recognition and the Emerging Issues Task Force Issue No. 00-14, "ACCOUNTING FOR CERTAIN SALES INCENTIVES", which establishes the accounting for certain sales incentives offered by companies to their customers, such as discounts, coupons, rebates and free products. The adoption of these standards did not have any effect on the Company's consolidated financial statements.

    Effective fiscal 2001, the Company adopted the FASB Statement of Financial Accounting Standards No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES", as amended by SFAS No. 138, "ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES--AN AMENDMENT OF FASB STATEMENT
NO. 133". These statements, which establish the accounting and financial reporting requirements for derivative instruments, require companies to recognize derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The adoption of these standards will not have any effect on the Company's consolidated financial statements nor require a transition adjustment.

NOTE 4. CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are comprised of the following (in thousands):

                                                               SUCCESSOR    PREDECESSOR
                                                                COMPANY       COMPANY
                                                              -----------   -----------
                                                              FEBRUARY 3,   JANUARY 29,
                                                                 2001          2000
                                                              -----------   -----------
Cash........................................................    $17,559       $16,196
Cash equivalents............................................     67,042            --
                                                                -------       -------
Cash and cash equivalents...................................    $84,601       $16,196
                                                                =======       =======

                             PATHMARK STORES, INC.

NOTE 5. ACCOUNTS RECEIVABLE

    Accounts receivable are comprised of the following (in thousands):

                                                               SUCCESSOR    PREDECESSOR
                                                                COMPANY       COMPANY
                                                              -----------   -----------
                                                              FEBRUARY 3,   JANUARY 29,
                                                                 2001          2000
                                                              -----------   -----------
Prescription plans..........................................    $16,152       $14,065
Other.......................................................      2,918         2,129
                                                                -------       -------
Accounts receivable.........................................     19,070        16,194
Less: allowance for doubtful accounts.......................       (604)         (407)
                                                                -------       -------
Accounts receivable, net....................................    $18,466       $15,787
                                                                =======       =======

NOTE 6. MERCHANDISE INVENTORIES

    Merchandise inventories are comprised of the following (in thousands):

                                                               SUCCESSOR    PREDECESSOR
                                                                COMPANY       COMPANY
                                                              -----------   -----------
                                                              FEBRUARY 3,   JANUARY 29,
                                                                 2001          2000
                                                              -----------   -----------
Merchandise inventories at FIFO cost........................    $176,284      $180,996
Less: LIFO reserve..........................................          --       (39,437)
                                                                --------      --------
Merchandise inventories at LIFO cost........................    $176,284      $141,559
                                                                ========      ========

NOTE 7. OTHER CURRENT ASSETS

    Other current assets are comprised of the following (in thousands):

                                                               SUCCESSOR    PREDECESSOR
                                                                COMPANY       COMPANY
                                                              -----------   -----------
                                                              FEBRUARY 3,   JANUARY 29,
                                                                 2001          2000
                                                              -----------   -----------
Due from joint ventures.....................................     $2,206       $ 1,767
Construction loan receivable................................      1,000         5,741
Current portion of deferred income taxes....................         --         2,598
Other.......................................................      4,173         6,841
                                                                 ------       -------
Other current assets........................................     $7,379       $16,947
                                                                 ======       =======

                             PATHMARK STORES, INC.

NOTE 8. PROPERTY AND EQUIPMENT

    Property and equipment are comprised of the following (in thousands):

                                                               SUCCESSOR    PREDECESSOR
                                                                COMPANY       COMPANY
                                                              -----------   -----------
                                                              FEBRUARY 3,   JANUARY 29,
                                                                 2001          2000
                                                              -----------   -----------
Land........................................................    $ 38,547      $ 35,731
Buildings and building improvements.........................      86,336       142,575
Fixtures and equipment......................................      95,316       166,260
Leasehold costs and improvements............................     206,445       272,951
Transportation equipment....................................          --        11,415
                                                                --------      --------
Property and equipment, owned...............................     426,644       628,932
Property and equipment under capital leases.................     129,362       225,546
                                                                --------      --------
Property and equipment, at cost.............................     556,006       854,478
Less: accumulated depreciation and amortization.............     (23,865)     (382,321)
                                                                --------      --------
Property and equipment, net.................................    $532,141      $472,157
                                                                ========      ========

NOTE 9. EXCESS REORGANIZATION VALUE

    Excess reorganization value is comprised of the following (in thousands):

                                                               SUCCESSOR
                                                                COMPANY
                                                              -----------
                                                              FEBRUARY 3,
                                                                 2001
                                                              -----------
Excess reorganization value.................................    $797,960
Accumulated amortization....................................     (98,446)
                                                                --------
Excess reorganization value, net............................    $699,514
                                                                ========

NOTE 10. OTHER NONCURRENT ASSETS

    Other noncurrent assets are comprised of the following (in thousands):

                                                               SUCCESSOR    PREDECESSOR
                                                                COMPANY       COMPANY
                                                              -----------   -----------
                                                              FEBRUARY 3,   JANUARY 29,
                                                                 2001          2000
                                                              -----------   -----------
Funded pension plan assets..................................    $105,222      $38,026
Deferred financing costs....................................      14,088       11,805
Other.......................................................       7,794        5,828
                                                                --------      -------
Other noncurrent assets.....................................    $127,104      $55,659
                                                                ========      =======

    The funded pension plan assets at February 3, 2001 reflect a Fresh-Start Reporting adjustment related to the excess of the funded pension plan assets over projected benefit obligations (see Note 2).

                             PATHMARK STORES, INC.

NOTE 11. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

    Accrued expenses and other current liabilities are comprised of the following (in thousands):

                                                               SUCCESSOR    PREDECESSOR
                                                                COMPANY       COMPANY
                                                              -----------   -----------
                                                              FEBRUARY 3,   JANUARY 29,
                                                                 2001          2000
                                                              -----------   -----------
Self-insured liabilities....................................    $ 30,515      $31,742
Deferred income.............................................      11,372        7,515
Liabilities for rejected leases and closed stores...........      10,887          535
Utilities and common area maintenance.......................       9,691        8,507
Gift certificates...........................................       6,567        6,154
Current portion of deferred income taxes....................       2,002           --
Other.......................................................      30,090       25,605
                                                                --------      -------
Accrued expenses and other current liabilities..............    $101,124      $80,058
                                                                ========      =======

    Certain accrued expenses and other current liabilities, such as self-insured liabilities for incurred but unpaid workers' compensation and personal injury claims relating to customer, associate and vehicle accidents and liability for closed stores, are recorded at present value utilizing a 4% discount rate based on the projected payout of these claims.

NOTE 12. LONG-TERM DEBT

    Long-term debt is comprised of the following (in thousands):

                                                               SUCCESSOR    PREDECESSOR
                                                                COMPANY       COMPANY
                                                              -----------   -----------
                                                              FEBRUARY 3,   JANUARY 29,
                                                                 2001          2000
                                                              -----------   -----------
Term loan...................................................    $421,375    $  241,442
Working capital facility....................................          --       109,800
Industrial revenue bonds....................................       8,128         8,217
Other debt (primarily mortgages)............................      22,833        23,899
                                                                --------    ----------
  Subtotal..................................................     452,336       383,358
Subordinated debt...........................................          --       959,727
                                                                --------    ----------
Total debt..................................................     452,336     1,343,085
Less: current maturities....................................     (11,174)      (78,982)
                                                                --------    ----------
Long-term portion...........................................    $441,162    $1,264,103
                                                                ========    ==========

                             PATHMARK STORES, INC.

NOTE 12. LONG-TERM DEBT (CONTINUED)

    SCHEDULED MATURITIES OF DEBT: The amount of principal payments required each year on outstanding debt are as follows (in thousands):

FISCAL YEARS                                          PRINCIPAL PAYMENTS
------------                                          ------------------
2001................................................       $ 11,174
2002................................................         17,163
2003................................................         32,945
2004................................................         45,363
2005................................................        103,032
Thereafter..........................................        242,659
                                                           --------
Total...............................................       $452,336
                                                           ========

    BANK CREDIT AGREEMENT: On the Plan Effective Date, the Company entered into the Exit Facility with a group of lenders led by The Chase Manhattan Bank. The Exit Facility includes a $425.0 million Term Loan and a $175.0 million Working Capital Facility. The Exit Facility bears interest at floating rates, ranging from LIBOR plus 3% to LIBOR plus 4%. As of February 3, 2001, the weighted average interest rate payable for the Term Loan was 10.4%. The Company is required to repay a portion of its borrowing under the Term Loan each year, so as to retire such indebtedness in its entirety by July 15, 2007. Under the Working Capital Facility, which expires on July 15, 2005, the Company can borrow an amount up to $175.0 million, including a maximum of $125.0 million in letters of credit. As of February 3, 2001, no borrowings were made under the Working Capital Facility and $47.2 million in letters of credit were outstanding.

    Borrowings under the Exit Facility are secured by substantially all of the Company's assets, other than assets secured by mortgages. The Exit Facility restricts, among other things, the payment of cash dividends and the redemption of Common Stock. Other provisions of the Exit Facility limit the amount of obligations under leases and capital expenditures in excess of specified amounts. The Company is also required to meet certain financial covenants including maximum leverage, minimum interest coverage and minimum cash flow. The Company was in compliance with all covenants under the Exit Facility as of February 3, 2001 and, based on management's operating projections for fiscal 2001, the Company believes that it will continue to be in compliance with such covenants.

    INDUSTRIAL REVENUE BONDS: Interest rates for the four industrial revenue bonds average 9.5%. The industrial revenue bonds are payable in installments ending in fiscal 2003, fiscal 2008 and fiscal 2018.

    OTHER DEBT: Other debt includes mortgages, which are secured by property and equipment having a net book value of $18.6 million as of February 3, 2001. These borrowings, whose interest rates average 7.3%, are payable in installments ending in fiscal 2008, including a scheduled final payment of $18.6 million.

                             PATHMARK STORES, INC.

NOTE 13. FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts and fair values of the Company's financial instruments are as follows (in thousands):

                                              SUCCESSOR COMPANY     PREDECESSOR COMPANY
                                             -------------------   ---------------------
                                              FEBRUARY 3, 2001       JANUARY 29, 2000
                                             -------------------   ---------------------
                                             CARRYING     FAIR      CARRYING      FAIR
                                              AMOUNT     VALUE       AMOUNT      VALUE
                                             --------   --------   ----------   --------
Term loan..................................  $421,375   $421,375   $  241,442   $241,442
Working capital facility...................        --         --      109,800    109,800
Industrial revenue bonds...................     8,128      8,128        8,217      8,217
Other debt (primarily mortgages)...........    22,833     22,833       23,899     23,899
Subordinated debt..........................        --         --      959,727    434,618
                                             --------   --------   ----------   --------
Total debt.................................  $452,336   $452,336   $1,343,085   $817,976
                                             ========   ========   ==========   ========
Exchangeable preferred stock...............  $     --   $     --   $  111,038   $ 14,672
                                             ========   ========   ==========   ========

    The fair value of the Term Loan and Working Capital Facility as of February 3, 2001 and January 29, 2000 approximated their carrying value due to their floating interest rates. The Company has evaluated its mortgages and industrial revenue bonds and believes, based on interest rates, related terms and maturities, that the fair value of such instruments approximates their respective carrying amounts. As of February 3, 2001 and January 29, 2000, the carrying values of cash and cash equivalents, accounts receivable, due from suppliers and accounts payable approximated their fair values due to the short-term maturities of these accounts. The fair value of subordinated debt and Exchangeable Preferred Stock were based on the quoted market prices as of January 29, 2000, since such instruments were publicly traded.

NOTE 14. INTEREST EXPENSE, NET

    Interest expense, net is comprised of the following (in thousands):

                                           SUCCESSOR
                                            COMPANY                PREDECESSOR COMPANY
                                          -----------   -----------------------------------------
                                           20 WEEKS       33 WEEKS       52 WEEKS      52 WEEKS
                                             ENDED          ENDED          ENDED         ENDED
                                          FEBRUARY 3,   SEPTEMBER 16,   JANUARY 29,   JANUARY 30,
                                             2001           2000           2000          1999
                                          -----------   -------------   -----------   -----------
Term loan...............................    $16,788        $14,043        $ 19,709      $ 21,021
Working capital facility................         --          6,031           7,057         5,098
DIP facility............................         --          2,539              --            --
Subordinated debt.......................         --         53,842         101,350        98,855
Amortization of deferred financing
  costs.................................        883          2,568           4,441         4,159
Capital lease obligations...............      7,627         13,748          21,353        21,286
Interest income.........................     (1,447)          (283)           (691)         (743)
Other...................................      3,879          6,643           9,892        11,638
                                            -------        -------        --------      --------
Interest expense, net...................    $27,730        $99,131        $163,111      $161,314
                                            =======        =======        ========      ========

                             PATHMARK STORES, INC.

NOTE 15. LEASE OBLIGATIONS

    As of February 3, 2001, the Company was liable under terms of noncancellable leases for the following minimum lease commitments (in thousands):

                                                               CAPITAL    OPERATING
FISCAL YEARS                                                   LEASES      LEASES
------------                                                  ---------   ---------
2001........................................................  $  36,707   $ 37,795
2002........................................................     33,899     36,134
2003........................................................     28,092     34,752
2004........................................................     24,397     33,941
2005........................................................     21,128     33,675
Thereafter..................................................    262,174    292,257
                                                              ---------   --------
Total minimum lease payments (a)............................    406,397   $468,554
                                                                          ========
Less: executory costs (such as taxes, maintenance and
  insurance)................................................     (1,133)
                                                              ---------
Net minimum capital lease payments..........................    405,264
Less: amounts representing interest.........................   (209,735)
                                                              ---------
Present value of net minimum capital lease payments (b).....    195,529
Less: current portion of capital lease obligations..........    (18,337)
                                                              ---------
Long-term capital lease obligations.........................  $ 177,192
                                                              =========

------------------------

(a) Net of sublease income of $0.1 million and $75.2 million for capital and operating leases, respectively.

(b) Includes $25.6 million related to a sale and leaseback accounted for as a financing.

    Rent expense, under all operating leases having noncancellable terms of more than one year, is summarized as follows (in thousands):

                                           SUCCESSOR
                                            COMPANY                PREDECESSOR COMPANY
                                          -----------   -----------------------------------------
                                           20 WEEKS       33 WEEKS       52 WEEKS      52 WEEKS
                                             ENDED          ENDED          ENDED         ENDED
                                          FEBRUARY 3,   SEPTEMBER 16,   JANUARY 29,   JANUARY 30,
                                             2001           2000           2000          1999
                                          -----------   -------------   -----------   -----------
Minimum rentals.........................    $17,463        $28,661        $44,191       $43,360
Less: rentals from subleases............     (3,899)        (2,681)        (5,077)       (5,478)
                                            -------        -------        -------       -------
Rent expense............................    $13,564        $25,980        $39,114       $37,882
                                            =======        =======        =======       =======

                             PATHMARK STORES, INC.

NOTE 16. OTHER NONCURRENT LIABILITIES

    Other noncurrent liabilities are comprised of the following (in thousands):

                                                               SUCCESSOR    PREDECESSOR
                                                                COMPANY       COMPANY
                                                              -----------   -----------
                                                              FEBRUARY 3,   JANUARY 29,
                                                                 2001          2000
                                                              -----------   -----------
Deferred income.............................................    $ 55,214      $ 68,861
Self-insured liabilities....................................      40,731        42,877
Unfunded pension plan benefits..............................      21,341        18,636
Other postretirement benefits...............................      16,842        29,030
Other postemployment benefits...............................       6,356         6,173
Liability for closed stores.................................       3,646        22,681
Other.......................................................      30,235        64,783
                                                                --------      --------
Other noncurrent liabilities................................    $174,365      $253,041
                                                                ========      ========

    The Predecessor Company's liabilities for unfunded pension plan benefits, other postretirement benefits and other liabilities were adjusted to fair value in Fresh-Start Reporting (see Note 2). The reduction in the liability for closed stores is due to the rejection of leases as part of the Plan of Reorganization. Certain noncurrent liabilities, such as self-insured liabilities for incurred but unpaid workers' compensation and personal injury claims relating to customer, associate and vehicle accidents and liability for closed stores, are recorded at present value utilizing a 4% discount rate based on the projected payout of these claims.

NOTE 17. PENSION AND OTHER BENEFIT PLANS

    PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS: The Company maintains a defined benefit pension plan, which covers substantially all non-union and certain union associates. The Company also maintains an unfunded supplemental retirement plan for participants in the defined benefit pension plan to provide benefits in excess of amounts permitted to be paid under the provisions of the tax law. Additionally, the Company has entered into individual retirement agreements with certain current and retired executives providing for unfunded supplemental pension benefits upon their retirement after attainment of age 60.

    In addition, the Company provides its associates other postretirement benefits, principally health care for non-union associates who retired prior to January 1, 1998 and certain associates for whom benefits are a subject of collective bargaining and life insurance benefits.

                             PATHMARK STORES, INC.

NOTE 17. PENSION AND OTHER BENEFIT PLANS (CONTINUED)
    The following tables provide a reconciliation of the benefit obligation, plan assets and the funded status of the plans, along with the amounts recognized in the consolidated balance sheets and the weighted average assumptions used (in thousands):

                                                                                 OTHER
                                               PENSION BENEFITS         POSTRETIREMENT BENEFITS
                                           -------------------------   -------------------------
                                            SUCCESSOR    PREDECESSOR    SUCCESSOR    PREDECESSOR
                                             COMPANY       COMPANY       COMPANY       COMPANY
                                           -----------   -----------   -----------   -----------
                                           FEBRUARY 3,   JANUARY 29,   FEBRUARY 3,   JANUARY 29,
                                              2001          2000          2001          2000
                                           -----------   -----------   -----------   -----------
Change in benefit obligations:
  Benefit obligations at beginning of
    year.................................    $147,825      $159,118     $ 15,125      $ 15,408
  Service cost...........................       2,929         2,962          358           348
  Interest cost..........................      11,862        10,352        1,260           949
  Plan amendment.........................          --           (32)          --            --
  Benefits and expenses paid.............      (7,444)       (7,543)        (505)         (712)
  Actuarial experience (gains) losses....       7,572       (17,032)       1,362          (868)
                                             --------      --------     --------      --------
  Benefit obligations at end of year.....    $162,744      $147,825     $ 17,600      $ 15,125
                                             ========      ========     ========      ========

Change in fair value of plan assets:
  Fair value of plan assets at beginning
    of year..............................    $233,083      $243,219     $     --      $     --
  Actual return on plan assets...........       3,096        (4,487)          --            --
  Benefits and expenses paid.............      (5,575)       (5,649)          --            --
                                             --------      --------     --------      --------
  Fair value of plan assets at end of
    year.................................    $230,604      $233,083     $     --      $     --
                                             ========      ========     ========      ========

Reconciliation of funded status at end of
  year:
  Funded status..........................    $ 67,860      $ 85,258     $(17,600)     $(15,125)
  Unrecognized prior service cost........          --         2,233           --        (5,341)
  Unrecognized net actuarial (gains)
    losses...............................      14,153       (69,983)         758        (8,564)
                                             --------      --------     --------      --------
  Prepaid (accrued) benefit cost.........    $ 82,013      $ 17,508     $(16,842)     $(29,030)
                                             ========      ========     ========      ========

Amount recognized in the consolidated
  balance sheets:
  Other noncurrent assets................    $105,222      $ 38,026     $     --      $     --
  Accrued expenses and other current
    liabilities..........................      (1,868)       (1,882)          --            --
  Other noncurrent liabilities...........     (21,341)      (18,636)     (16,842)      (29,030)
                                             --------      --------     --------      --------
  Net amount recognized..................    $ 82,013      $ 17,508     $(16,842)     $(29,030)
                                             ========      ========     ========      ========

Weighted average assumption at the end of
  year:
  Discounted rate........................     7.5%          8.0%         7.5%          8.0%
  Expected return on plan assets.........     9.5%          9.5%          --            --
  Rate of compensation increases.........     4.5%          5.0%          --            --

                             PATHMARK STORES, INC.

NOTE 17. PENSION AND OTHER BENEFIT PLANS (CONTINUED)
    Pension benefits include the following cost (cost reduction) components (in thousands):

                                           SUCCESSOR
                                            COMPANY                PREDECESSOR COMPANY
                                          -----------   -----------------------------------------
                                           20 WEEKS       33 WEEKS       52 WEEKS      52 WEEKS
                                             ENDED          ENDED          ENDED         ENDED
                                          FEBRUARY 3,   SEPTEMBER 16,   JANUARY 29,   JANUARY 30,
                                             2001           2000           2000          1999
                                          -----------   -------------   -----------   -----------
Service cost............................    $   984        $ 1,945        $ 2,962       $ 2,984
Interest cost...........................      4,029          7,833         10,352        10,173
Expected return on assets...............     (7,940)       (15,304)       (20,523)      (17,414)
Amortization of prior service cost......         --            152            223            82
Recognition of gains....................         --         (2,861)        (2,972)       (1,908)
                                            -------        -------        -------       -------
Pension benefits cost reduction.........    $(2,927)       $(8,235)       $(9,958)      $(6,083)
                                            =======        =======        =======       =======

    Other postretirement benefits include the following cost (cost reduction) components (in thousands):

                                           SUCCESSOR
                                            COMPANY                PREDECESSOR COMPANY
                                          -----------   -----------------------------------------
                                           20 WEEKS       33 WEEKS       52 WEEKS      52 WEEKS
                                             ENDED          ENDED          ENDED         ENDED
                                          FEBRUARY 3,   SEPTEMBER 16,   JANUARY 29,   JANUARY 30,
                                             2001           2000           2000          1999
                                          -----------   -------------   -----------   -----------
Service cost............................      $119          $ 239          $  348        $  314
Interest cost...........................       428            832             949           959
Amortization of prior service cost......        --           (995)         (1,492)       (1,492)
Recognition of gains....................        --           (346)           (580)         (631)
                                              ----          -----          ------        ------
Other postretirement benefits cost (cost
  reductions)...........................      $547          $(270)         $ (775)       $ (850)
                                              ====          =====          ======        ======

    Assets of the Company's defined benefit pension plan are invested in equities of domestic corporations, U.S. Government instruments and money market investments. The projected benefit obligation (included in the above table) and the accumulated benefit obligation for the unfunded supplemental retirement plans were $23.6 million and $23.2 million, respectively, as of February 3, 2001 and $21.6 million and $20.5 million, respectively, as of January 29, 2000.

    The health-care cost trend rate at February 3, 2001 was 4.5% and is expected to remain at this level. A 1% change in the assumed health care cost trend rate would have the following effects as of February 3, 2001 (in thousands):

                                                                      1%
                                                              -------------------
                                                              INCREASE   DECREASE
                                                              --------   --------
Total of service and interest cost components...............   $  240     $  200
Postretirement benefit obligation...........................    2,220      1,830

                             PATHMARK STORES, INC.

NOTE 17. PENSION AND OTHER BENEFIT PLANS (CONTINUED)

    The Company also contributes to several multi-employer plans, which provide defined benefits to certain union associates. The expenses related to these multi-employer plans were $5.7 million for the 20 weeks ended February 3, 2001 (Successor Company), $9.3 million for the 33 weeks ended September 16, 2000 (Predecessor Company), $15.7 million for the 52 weeks ended January 29, 2000 (Predecessor Company) and $16.5 million for the 52 weeks ended January 30, 1999 (Predecessor Company).

    SAVINGS PLAN: The Company sponsors a savings plan for certain eligible associates. Contributions under the plan are based on specified percentages of associate contributions. The expenses related to the savings plan were $1.0 million for the 20 weeks ended February 3, 2001 (Successor Company),
$1.7 million for the 33 weeks ended September 16, 2000 (Predecessor Company), $3.0 million for the 52 weeks ended January 29, 2000 (Predecessor Company) and $3.1 million for the 52 weeks ended January 30, 1999 (Predecessor Company).

    OTHER POSTEMPLOYMENT BENEFITS: The Company also provides its associates postemployment benefits, primarily long-term disability and salary continuation. The obligation for these benefits was determined by application of the provisions of the Company's long-term disability plan and includes the age of active claimants at disability and at valuation, the length of time on disability and the probability of the claimant remaining on disability to maximum duration. These liabilities are recorded at their present value utilizing a discount rate of 4%.

    At February 3, 2001 and January 29, 2000, the liability for accumulated postemployment benefits was $6.9 million and $6.8 million, respectively, of which $6.4 million and $6.2 million, respectively, was classified in other noncurrent liabilities.

NOTE 18. REORGANIZATION INCOME (EXPENSES)

    Reorganization income of $7.4 million for the 20 weeks ended February 3, 2001 represented a gain related to the difference between the settled lessor claims for rejected leases and the liability previously recorded for such claims. Reorganization expenses of $0.9 million for the 33 weeks ended
September 16, 2000 were comprised of $19.1 million of employee retention bonuses and professional fees related to legal, accounting and consulting services directly attributable to the Plan of Reorganization, net of a gain of $18.2 million related to the difference between the estimated lessor claims for rejected leases and the liabilities previously recorded for such leases.

NOTE 19. INCOME TAXES

    SUCCESSOR COMPANY: The tax provision for the 20 weeks ended February 3, 2001 is based on statutory rates, excluding the nondeductible amortization of excess reorganization value.

    PREDECESSOR COMPANY: The Company has recorded a valuation allowance related to the income tax benefit for the 33 weeks ended September 16, 2000 and for the 52 weeks ended January 29, 2000; therefore, no income tax benefit has been recognized for such periods. The Company's net deferred income tax asset was $47.8 million, net of a valuation allowance of $103.7 million as of January 29, 2000. During fiscal 1999, the net increase in the valuation allowance was $14.8 million. This change reflected increases in the valuation allowance related to those deferred tax assets which the Company had concluded were not likely to be realized.

                             PATHMARK STORES, INC.

NOTE 19. INCOME TAXES (CONTINUED)
    As a result of the exchange of subordinated debt and accrued interest for Common Stock and Warrants, the amount of the Company's aggregate indebtedness was reduced, generating income from the cancellation of debt for tax purposes of approximately $350.0 million. Since the realization of such income occurred under the Bankruptcy Code, the Company will not recognize income from cancellation of debt for tax purposes, but instead will reduce certain tax attributes after the end of the current fiscal year. The Company anticipates that it will first elect to reduce the basis of its depreciable property and, with the remaining income from the cancellation of debt, reduce its net operating loss tax carryforwards. Accordingly, the Company will reduce the tax benefits attributable to depreciation that would have otherwise been claimed in future years. The Company's net operating loss tax carryforwards for federal income tax purposes, after such attribute reduction, is estimated to be $63.7 million. Such net operating loss tax carryforwards expire from fiscal 2008 through fiscal 2020 and are subject to an annual limitation of approximately $38.0 million due to an ownership change. The Company recorded approximately $46.6 million of net deferred income tax liabilities to reflect the attribute reduction in the income tax provision for the extraordinary item (Note 20). In connection with the implementation of Fresh-Start Reporting (Note 2), the Company recorded approximately $64.0 million of net deferred income tax liabilities on the Plan Effective Date.

    The Company's deferred income tax liability as of February 3, 2001 was $77.0 million and included a valuation allowance of approximately
$25.4 million, primarily related to capital loss carryforwards which expire in fiscal 2001 and certain state net operating loss tax carryforwards. General business credits consist of federal work incentive credits and expire in fiscal 2004 through fiscal 2015.

    The income tax provision is comprised of the following (in thousands):

                                                  SUCCESSOR
                                                   COMPANY           PREDECESSOR COMPANY
                                                  ---------   ----------------------------------
                                                  20 WEEKS    33 WEEKS     52 WEEKS    52 WEEKS
                                                   ENDED       ENDED        ENDED       ENDED
                                                  FEBRUARY    SEPTEMBER    JANUARY     JANUARY
                                                     3,         16,          29,         30,
                                                    2001        2000         2000        1999
                                                  ---------   ----------   ---------   ---------
Current
  Federal.......................................  $   (180)     $   --      $   400     $ 3,596
  State.........................................      (277)        (88)        (120)       (687)
Deferred
  Federal.......................................   (10,516)      4,560        9,723       6,462
  State.........................................    (3,667)        889        2,683       3,577
  Change in valuation allowance.................        --      (5,449)     (14,793)    (14,636)
                                                  --------      ------      -------     -------
Income tax provision............................  $(14,640)     $  (88)     $(2,107)    $(1,688)
                                                  ========      ======      =======     =======

                             PATHMARK STORES, INC.

NOTE 19. INCOME TAXES (CONTINUED)
    The income tax provision differs from the expected federal statutory income tax provision as follows (in thousands):

                                                  SUCCESSOR
                                                   COMPANY           PREDECESSOR COMPANY
                                                  ---------   ----------------------------------
                                                  20 WEEKS    33 WEEKS     52 WEEKS    52 WEEKS
                                                   ENDED       ENDED        ENDED       ENDED
                                                  FEBRUARY    SEPTEMBER    JANUARY     JANUARY
                                                     3,         16,          29,         30,
                                                    2001        2000         2000        1999
                                                  ---------   ----------   ---------   ---------
Federal income tax benefit at statutory tax
  rate..........................................  $ 21,998     $13,287      $10,428     $ 9,822
State income taxes..............................    (2,564)        515        1,656       1,878
Nondeductible amortization of excess
  reorganization value..........................   (34,456)         --           --          --
Nondeductible reorganization expenses...........        --      (9,206)          --          --
Change in valuation allowance...................        --      (5,449)     (14,793)    (14,636)
Other...........................................       382         765          602       1,248
                                                  --------     -------      -------     -------
Income tax provision............................  $(14,640)    $   (88)     $(2,107)    $(1,688)
                                                  ========     =======      =======     =======

    Deferred income tax assets and liabilities consist of the following (in thousands):

                                                        SUCCESSOR COMPANY    PREDECESSOR COMPANY
                                                       -------------------   -------------------
                                                        FEBRUARY 3, 2001      JANUARY 29, 2000
                                                       -------------------   -------------------
                                                        ASSETS    LIABILITIES  ASSETS   LIABILITIES
                                                       --------   --------   --------   --------
Property and equipment...............................  $     --   $147,334   $     --   $32,408
Merchandise inventory and gross profit...............        --     22,680         --    12,672
Benefit plans and other postretirement and
  postemployment benefits............................        --     19,193     11,299        --
Prepaid expenses.....................................        --      7,035         --     6,154
Net operating loss carryforwards.....................    36,099         --     74,795        --
Self-insured liabilities.............................    26,981         --     28,124        --
Lease capitalization.................................    21,877         --     20,726        --
Capital loss carryforward............................    16,760         --     17,818        --
Deferred income......................................    16,438         --     20,304        --
General business credits.............................    12,459         --     10,169        --
Liability for closed stores..........................     6,821         --     10,150        --
Alternative minimum taxes............................     4,114         --      3,933        --
Other................................................     3,169         --      8,763     3,375
                                                       --------   --------   --------   -------
  Subtotal...........................................   144,718    196,242    206,081    54,609
Less: valuation allowance............................   (25,426)        --   (103,684)       --
                                                       --------   --------   --------   -------
  Total..............................................  $119,292   $196,242   $102,397   $54,609
                                                       ========   ========   ========   =======

                             PATHMARK STORES, INC.

NOTE 19. INCOME TAXES (CONTINUED)
    The balance sheet classification of the deferred income tax assets and liabilities is as follows (in thousands):

                                      SUCCESSOR COMPANY                   PREDECESSOR COMPANY
                             ------------------------------------   -------------------------------
                                       FEBRUARY 3, 2001                    JANUARY 29, 2000
                             ------------------------------------   -------------------------------
                             CURRENT    NONCURRENT        TOTAL     CURRENT    NONCURRENT   TOTAL
                             --------   --------------   --------   --------   ---------   --------
Assets.....................  $57,410       $ 87,308      $144,718   $30,496    $175,585    $206,081
Liabilities................  (36,016)      (160,226)     (196,242)  (22,262)    (32,347)    (54,609)
                             -------       --------      --------   -------    --------    --------
  Subtotal.................   21,394        (72,918)      (51,524)    8,234     143,238     151,472
Less: valuation
  allowance................  (23,396)        (2,030)      (25,426)   (5,636)    (98,048)   (103,684)
                             -------       --------      --------   -------    --------    --------
  Total....................  $(2,002)      $(74,948)     $(76,950)  $ 2,598    $ 45,190    $ 47,788
                             =======       ========      ========   =======    ========    ========

    Income tax payments were $0.1 million for the 20 weeks ended February 3, 2001 (Successor Company), $0.1 million for the 33 weeks ended September 16, 2000 (Predecessor Company), $0.5 million for the 52 weeks ended January 29, 2000 (Predecessor Company) and $1.1 million for the 52 weeks ended January 30, 1999 (Predecessor Company). Income tax refunds were $0.1 million for the 20 weeks ended February 3, 2001 (Successor Company), $0.4 million for the 33 weeks ended September 16, 2000 (Predecessor Company), $1.9 million for the 52 weeks ended January 29, 2000 (Predecessor Company) and $4.5 million for the 52 weeks ended January 30, 1999 (Predecessor Company).

    The Internal Revenue Service has completed and closed its audits of the Company's tax returns through fiscal 1996.

NOTE 20. EXTRAORDINARY ITEMS

    The Predecessor Company's extraordinary items of $313.7 million, net of a tax provision of $46.6 million, were comprised of income from the cancellation of debt in connection with the exchange of subordinated debt and accrued interest for Common Stock and Warrants; such income was reduced by the write-off of deferred financing costs related to the former debt. The tax provision of such cancellation of debt income was based on the deferred tax impact of the tax attribute reductions, net of the valuation allowance reversal of $83.7 million related to certain deferred tax assets.

NOTE 21. CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT

    Pursuant to the Plan of Reorganization, the Company's employment agreement with its Chief Executive Officer (the "CEO") has been extended until October 8, 2005 (the "Employment Agreement"). In addition to the Employment Agreement, the Company and the CEO entered into an agreement in fiscal 2000 providing for payment to the CEO of a retention bonus. Pursuant to said retention bonus agreement, the CEO received a payment of $2.0 million in August 2000 and received 98,510 shares of restricted Common Stock of the Company on October 3, 2000. The restricted Common Stock will vest on the first anniversary of the Plan Effective Date, if the CEO is employed on that date. The restricted Common Stock award was valued at $1.2 million and is being amortized as compensation expense in the Company's consolidated statement of operations over the vesting period.

                             PATHMARK STORES, INC.

NOTE 21. CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT (CONTINUED)
    In addition to the retention bonus, the CEO will become entitled to receive a sale bonus in the event that a triggering event occurs on or before the second anniversary of the Plan Effective Date and a change in control contemplated by such event occurs thereafter. The amount of the sale bonus shall be equal to
0.0043 multiplied by an amount equal to the sum of the aggregate fair market value of any securities issued and any other noncash consideration delivered, and any cash consideration paid to the Company or their security holders in connection with such change of control, plus the amount of all indebtedness of the Company which is assumed or acquired by any purchaser in connection with a change in control or retired or defeased in connection with such change in control, offset by the value received in connection with the stock options that are redeemed for cash or exchanged for other securities in connection with such change in control.

NOTE 22. STOCK OPTION PLANS

    The 2000 Employee Equity Plan (the "Employee Plan") and the 2000 Non-Employee Directors' Equity Plan (the "Directors' Plan"), which were implemented as of the Plan Effective Date, make available the granting of options aggregating 5,294,118 shares of Common Stock, of which 5,164,118 shares are available under the Employee Plan and 130,000 shares are available under the Directors' Plan. All of the Company's officers and certain employees are eligible to receive options under the Employee Plan. On October 25, 2000, options aggregating 2,080,200 shares at an option price of $13.94 per share were granted to certain officers and employees of the Company. Options for additional shares may be granted by the Board of Directors' Compensation Committee. The Directors' Plan is available to the Company's directors, who are not employees of the Company. On October 25, 2000, options aggregating 15,000 shares at an option price of $13.94 per share were granted under the Directors' Plan. As of February 3, 2001, the number of options outstanding for the Company's Employee Plan and Directors' Plan were 2,095,200 with a weighted average exercise price of $13.94 and a weighted average contractual life of 9.7 years of which none were exercisable. There were 3,198,918 shares of Common Stock available for future grant under the Company's Employee Plan and Directors' Plan.

    Options which are designated as "incentive stock options" under the Employee Plan may be granted with an exercise price not less than the fair market value of the underlying shares at the date of grant, as defined in the plan document, and are subject to certain quantity and other limitations specified in
Section 422 of the Internal Revenue Code. Options which are not intended to qualify as incentive stock options may be granted at any price, but not less than the par value of the underlying shares and without restriction as to amount. The options and the underlying shares are subject to adjustment in accordance with the terms of each plan in the event of stock dividends, recapitalization and similar transactions. The options granted under the Employee Plan and the Directors' Plan expire ten years and five years after the date of grant, respectively, and the right to exercise the options granted vests in annual increments over four years under the Employee Plan and over three years under the Directors' Plan from the date of the grant. Each plan terminates on October 25, 2010, unless terminated earlier by the Company's Board of Directors.

    The Company has elected APB Opinion No. 25 and selected interpretations in accounting for each of its stock option plans. Accordingly, as all options have been granted at exercise prices equal to the fair market value on the date of grant, as defined in each stock option plan's document, no compensation expense has been recognized by the Company in connection with its stock-based compensation plan. The proforma disclosure of net loss and net loss per share as if the fair value based

                             PATHMARK STORES, INC.

NOTE 22. STOCK OPTION PLANS (CONTINUED)
method of accounting defined in the SFAS No. 123 had been applied is $78.1 million (compared to a reported net loss of $77.5 million) or $2.60 per share (compared to a reported net loss per share of $2.58 per share), respectively. For purposes of the proforma disclosures, the estimated fair value of the options issued is assumed to be amortized to expense over the options' vesting period.

    The weighted average fair value of the stock options granted during fiscal 2000 was $4.56. The fair value of each option grant was established using the Black-Sholes option-pricing model based on the date of the grant and the following weighted average assumptions: risk free interest rate of 5.7%, expected life of 4.0 years, expected volatility of 30% and an expected dividend yield of zero.

NOTE 23. COMMITMENTS AND CONTINGENCIES

    WOLFSON LITIGATION:

    As previously disclosed in our 1999 Annual Report on Form 10-K, the Company and the former directors of Holdings are defendants (collectively, the "Defendants") in a purported stockholder class action lawsuit filed on March 9, 1999, in the court of Chancery of the State of Delaware (the "Chancery Court") entitled Wolfson v. Supermarkets General Holdings Corporation, et al., C.A.
No. 17047 (the "Action"), in which the plaintiff alleged, among other things, that the directors of Holdings and SMG-II breached their fiduciary duties to the holders of the Exchangeable Preferred Stock in connection with the proposed acquisition by Ahold Acquisition, Inc. (the "Purchaser"), a subsidiary of Royal Ahold N.V., ("Ahold") of the Company. The plaintiff (by his counsel) entered into a Settlement Agreement, dated June 9, 1999 (the "Settlement Agreement"), with the Defendants (by their counsel) pursuant to which the parties agreed to settle the Action.

    The Settlement Agreement provides for, among other things, the certification of the Action as a class action under the rules of the Chancery Court, which class would consist of all holders of the Exchangeable Preferred Stock from and including March 9, 1999 (the "Class") through and including the consummation of the SMG-II merger (the merger of the Purchaser with and into SMG-II) (the "SMG-II Merger") or, if the SMG-II Merger failed to close, the stock purchase pursuant to the Stock Purchase Agreement, dated March 9, 1999, by and among the Purchaser, SMG-II and PTK (the "Alternative Transaction"). In addition, pursuant to the terms of the Settlement Agreement, the Defendants agreed, subject to Final Court Approval (as defined below), that the Purchaser increase its tender offer price to $40.25 per share of Exchangeable Preferred Stock (from $38.25), less the total amount awarded as fees and expenses to plaintiff's counsel by the Chancery Court divided by the total number of outstanding shares of Exchangeable Preferred Stock (the "New Offer Price"). Plaintiff's counsel applied to the Chancery Court for an award of fees and expenses in an aggregate amount of $1,956,268, or $0.40 per share of Exchangeable Preferred Stock.

    The Settlement Agreement also provided among other things, that any of the Defendants shall have the right to withdraw from the proposed settlement in the event that (i) any claims related to the SMG-II Merger, the Alternative Transaction, or the subject matter of the Action are commenced by any member of the Class against any Defendants or certain others employed by, affiliated with, or retained by the Defendants in any court prior to Final Court Approval of the settlement, and the court in which such claims are pending denies Defendants' application to dismiss or stay such action in contemplation of dismissal, or
(ii) any of the other conditions to the consummation of the settlement described below shall not have been satisfied. The consummation of the settlement is subject to (i) Final Court Approval of the settlement; (ii) dismissal of the Action by the Chancery Court with

                             PATHMARK STORES, INC.

NOTE 23. COMMITMENTS AND CONTINGENCIES (CONTINUED) prejudice and without awarding fees or costs to any party; and (iii) the Purchaser closing (A) its tender offer and the SMG-II Merger, or (B) the Alternative Transaction.

    After notice and a hearing, on July 22, 1999, the Chancery Court approved the settlement and the fee application of the plaintiff's attorneys. As of August 23, 1999, all applicable appeal periods expired, thus constituting "Final Court Approval." As a result of the settlement, the New Offer Price was $39.85 per share of Exchangeable Preferred Stock. However, on December 16, 1999, Purchaser and Ahold terminated the SMG-II Merger Agreement. On January 5, 2000, plaintiff moved to enforce the Settlement Agreement against the Purchaser, which motion was denied on January 23, 2001. While the Action remains on file and has not been dismissed, the Company believes that the claims raised in the complaint are moot and should be dismissed.

    AHOLD LITIGATION:

    On December 16, 1999, Ahold filed a complaint in the Supreme Court, State of New York, County of New York (the "Supreme Court"), against the Company seeking a declaratory judgment that Ahold had used its "best efforts" under the Merger Agreement. On January 18, 2000, the Company filed its answer and counterclaims, denying Ahold's assertion that it used its best efforts to consummate the Merger Agreement. Additionally, the Company asserted counterclaims against Ahold for
(i) breach of contract by failure to use best efforts; (ii) breach of the covenant of good faith and fair dealing; and (iii) unfair competition. The Company has requested compensatory damages in an unspecified amount.

    On February 7, 2000, Ahold answered the Company's counterclaims and denied the allegations contained therein and filed an amended complaint seeking declarations that (i) the "best efforts" clause in the Merger Agreement is unenforceable; (ii) the "best efforts" clause is enforceable and Ahold did not breach that clause; and (iii) Ahold properly terminated the Company's Merger Agreement. Additionally, Ahold alleged that the Company breached the "best efforts" clause of the Company's Merger Agreement and has requested compensatory damages in an unspecified amount. The Company filed its amended answer, amended complaint and amended counterclaims on February 27, 2000.

    In April 2000, the Company filed a motion seeking partial summary judgment in its favor on Ahold's claim for a declaratory judgment that the "best efforts" provisions in the Merger Agreement are unenforceable. Ahold opposed the motion and cross moved for summary judgment on the same claim. In December 2000, the Supreme Court entered an order granting Ahold's motion for partial summary judgment regarding the Company's counterclaim alleging that Ahold had failed to comply with the "best efforts" provision of the Merger Agreement. The Company has filed a motion for reconsideration with the Supreme Court seeking to vacate the order. Notwithstanding the Supreme Court's order, the Company has two viable counterclaims against Ahold that it intends to pursue.

    OUTSOURCING AGREEMENTS:

    In August 1991, the Company entered into a ten-year agreement with International Business Machines Corporation ("IBM") to provide a wide range of information systems services. Under the agreement, IBM took over the Company's data center operations and mainframe processing and information system functions and is providing business applications and systems designed to enhance the Company's customer service and efficiency. The charges under this agreement are based upon the services requested at predetermined rates. The Company may terminate the agreement upon 90 days

                             PATHMARK STORES, INC.

NOTE 23. COMMITMENTS AND CONTINGENCIES (CONTINUED) notice with payment of a specified termination charge. Subsequent to year end, the Company entered into a new five-year information services outsourcing agreement with IBM.

    In 1998, the Company entered into a 15-year supply agreement with C&S Wholesalers, Inc. ("C&S"), pursuant to which C&S supplies substantially all of the Company's grocery, frozen and perishable merchandise requirements.

    In 1997, the Company outsourced its trucking operation and entered into a ten-year agreement with a local trucking company to provide trucking services for the Company.

    OTHER:

    The Company is a party to a number of legal proceedings in the ordinary course of business. Management believes that the ultimate resolution of these proceedings will not, in the aggregate, have a material adverse impact on the financial condition, results of operations, cash flows or business of the Company.

NOTE 24. SUBSEQUENT EVENT

    On March 3, 2001, the Company purchased six former Grand Union supermarkets in New York and New Jersey from C&S for $15.2 million, excluding merchandise inventory. Five of the former Grand Union stores opened as Pathmark supermarkets in the first quarter and the sixth store will open in the latter half of fiscal 2001.

                             PATHMARK STORES, INC.

NOTE 25. QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                             PREDECESSOR COMPANY
                                                    -------------------------------------
                                                       Q1          Q2                           SUCCESSOR COMPANY
                                                                                            -------------------------
                                                                                Q3                            Q4
                                                    ---------   ---------   ---------------------------   -----------
                                                    13 WEEKS    13 WEEKS      7 WEEKS        6 WEEKS       14 WEEKS
                                                      ENDED       ENDED        ENDED          ENDED         ENDED
                                                    APRIL 29,   JULY 29,    SEPTEMBER 16,   OCTOBER 28,   FEBRUARY 3,
                                                      2000        2000       2000 (B)          2000          2001
                                                    ---------   ---------   -------------   -----------   -----------
FISCAL 2000
Sales.............................................  $919,196    $ 929,597     $ 499,393      $ 437,727    $1,055,966
Cost of sales.....................................  (661,544)    (667,228)     (359,734)      (315,050)     (757,519)
                                                    ---------   ---------     ---------      ---------    ----------
Gross profit (a)..................................   257,652      262,369       139,659        122,677       298,447
Selling, general and administrative expenses......  (212,555)    (215,592)     (121,509)       (99,510)     (239,795)
Depreciation and amortization.....................   (19,088)     (19,785)       (9,133)        (8,815)      (17,069)
Reorganization income (expenses) (b)..............    (5,134)      (4,753)        9,037             --         7,390
Amortization of excess reorganization value.......        --           --            --        (32,069)      (66,377)
                                                    ---------   ---------     ---------      ---------    ----------
Operating earnings (loss).........................    20,875       22,239        18,054        (17,717)      (17,404)
Interest expense, net.............................   (42,134)     (45,699)      (11,298)        (8,817)      (18,913)
                                                    ---------   ---------     ---------      ---------    ----------
Earnings (loss) before income taxes...............   (21,259)     (23,460)        6,756        (26,534)      (36,317)
Income tax provision..............................       (33)         (32)          (23)        (2,466)      (12,174)
                                                    ---------   ---------     ---------      ---------    ----------
Earnings (loss) before extraordinary items........   (21,292)     (23,492)        6,733        (29,000)      (48,491)
Extraordinary items...............................        --           --       313,702             --            --
                                                    ---------   ---------     ---------      ---------    ----------
Net earnings (loss)...............................  $(21,292)   $ (23,492)    $ 320,435      $ (29,000)   $  (48,491)
                                                    =========   =========     =========      =========    ==========
Net loss per share -- basic and diluted...........                                           $   (0.97)   $    (1.62)
                                                                                             =========    ==========

                                                                             PREDECESSOR COMPANY
                                                              -------------------------------------------------
                                                                 Q1          Q2           Q3            Q4
                                                              ---------   ---------   -----------   -----------
                                                              13 WEEKS    13 WEEKS     13 WEEKS      13 WEEKS
                                                                ENDED       ENDED        ENDED         ENDED
                                                               MAY 1,     JULY 31,    OCTOBER 30,   JANUARY 29,
                                                                1999        1999         1999          2000
                                                              ---------   ---------   -----------   -----------
FISCAL 1999
Sales.......................................................  $ 894,457   $ 922,728    $ 924,854     $ 956,045
Cost of sales...............................................   (639,510)   (657,887)    (663,794)     (678,126)
                                                              ---------   ---------    ---------     ---------
Gross profit (a)............................................    254,947     264,841      261,060       277,919
Selling, general and administrative expenses................   (206,439)   (212,122)    (214,692)     (217,010)
Depreciation and amortization...............................    (18,307)    (18,503)     (19,232)      (19,143)
                                                              ---------   ---------    ---------     ---------
Operating earnings..........................................     30,201      34,216       27,136        41,766
Interest expense, net.......................................    (39,473)    (40,366)     (41,026)      (42,246)
                                                              ---------   ---------    ---------     ---------
Loss before income taxes....................................     (9,272)     (6,150)     (13,890)         (480)
Income tax provision........................................        (34)        (34)         (34)       (2,005)
                                                              ---------   ---------    ---------     ---------
Net loss....................................................  $  (9,306)  $  (6,184)   $ (13,924)    $  (2,485)
                                                              =========   =========    =========     =========

------------------------------

(a) The Successor Company's pretax LIFO expense was $0.5 million for the six weeks ended October 28, 2000 with a corresponding $0.5 million LIFO credit in the fourth quarter of fiscal 2000. The Predecessor Company's pretax LIFO expense was $0.9 million for the 33 weeks ended September 16, 2000 consisting of provisions of $0.4 million in the first and second quarters and a provision of $0.1 million for the seven weeks ended September 16, 2000. The Predecessor Company's pretax LIFO credit for fiscal 1999 was $0.03 million consisting of provisions of $0.4 million in each of the first three quarters and a $1.23 million LIFO credit in the fourth quarter.

(b) The Successor Company's reorganization income of $7.4 million for the 20 weeks ended February 3, 2001 represented a gain related to the difference between the settled lessor claims for rejected leases and the liability previously recorded for such claims. The Predecessor Company's reorganization expenses of $0.9 million for the 33 weeks ended
    September 16, 2000 are comprised of $19.1 million of employee retention bonuses and professional fees related to legal, accounting and consulting services directly attributable to the Plan of Reorganization, net of a gain of $18.2 million related to the difference between the estimated lessor claims for rejected leases and the liabilities previously recorded for such leases. The $18.2 million gain, which was previously classified as part of the Predecessor Company's extraordinary items for the 33 weeks ended September 16, 2000, has been reclassified to reorganization income (expenses).

                             PATHMARK STORES, INC.

NOTE 26. SUPPLEMENTAL FINANCIAL INFORMATION

   The following represents the supplemental consolidating financial statements of Pathmark, which will be the issuer of the Notes, and its subsidiaries that will guarantee the Notes and the non-guarantor subsidiaries as of January 29, 2000 and February 3, 2001 and for the 52 weeks ended January 30, 1999, for the 52 weeks ended January 29, 2000, for the 33 weeks ended September 16, 2000 and for the 20 weeks ended February 3, 2001.

                                                                                NON-
                                                              GUARANTOR      GUARANTOR     INTERCOMPANY    CONSOLIDATED
                                                PATHMARK     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS       TOTAL
                                               -----------   ------------   ------------   -------------   ------------
                                                                            (IN THOUSANDS)
CONSOLIDATING STATEMENTS OF OPERATIONS:

PREDECESSOR COMPANY

FOR THE 52 WEEKS ENDED JANUARY 30, 1999

Sales........................................  $ 3,655,211   $ 2,170,059      $    --       $(2,170,059)   $ 3,655,211

Cost of sales................................   (2,606,218)   (2,175,825)          --         2,170,059     (2,611,984)
                                               -----------   -----------      -------       -----------    -----------

Gross profit (loss)..........................    1,048,993        (5,766)          --                --      1,043,227

Selling, general and administrative
  expenses...................................     (843,515)       10,151          976                --       (832,388)

Depreciation and amortization................      (69,323)       (7,876)        (388)               --        (77,587)
                                               -----------   -----------      -------       -----------    -----------

Operating earnings (loss)....................      136,155        (3,491)         588                --        133,252

Interest expense, net........................     (151,786)       (8,960)        (568)               --       (161,314)
                                               -----------   -----------      -------       -----------    -----------

Earnings (loss) before income taxes..........      (15,631)      (12,451)          20                --        (28,062)

Income tax provision.........................       (1,639)          (45)          (4)               --         (1,688)
                                               -----------   -----------      -------       -----------    -----------

Net earnings (loss)..........................  $   (17,270)  $   (12,496)     $    16       $        --    $   (29,750)
                                               ===========   ===========      =======       ===========    ===========

PREDECESSOR COMPANY

FOR THE 52 WEEKS ENDED JANUARY 29, 2000

Sales........................................  $ 3,698,084   $ 2,178,916      $    --       $(2,178,916)   $ 3,698,084

Cost of sales................................   (2,649,022)   (2,169,211)          --         2,178,916     (2,639,317)
                                               -----------   -----------      -------       -----------    -----------

Gross profit.................................    1,049,062         9,705           --                --      1,058,767

Selling, general and administrative
  expenses...................................     (858,122)        4,617        3,242                --       (850,263)

Depreciation and amortization................      (65,957)       (7,842)      (1,386)               --        (75,185)
                                               -----------   -----------      -------       -----------    -----------

Operating earnings...........................      124,983         6,480        1,856                --        133,319

Interest expense, net........................     (152,882)       (8,470)      (1,759)               --       (163,111)
                                               -----------   -----------      -------       -----------    -----------

Earnings (loss) before income taxes..........      (27,899)       (1,990)          97                --        (29,792)

Income tax provision.........................       (1,997)         (104)          (6)               --         (2,107)
                                               -----------   -----------      -------       -----------    -----------

Net earnings (loss)..........................  $   (29,896)  $    (2,094)     $    91       $        --    $   (31,899)
                                               ===========   ===========      =======       ===========    ===========

                             PATHMARK STORES, INC.

NOTE 26. SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)

                                                                                NON-
                                                              GUARANTOR      GUARANTOR     INTERCOMPANY    CONSOLIDATED
                                                PATHMARK     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS       TOTAL
                                               -----------   ------------   ------------   -------------   ------------
                                                                            (IN THOUSANDS)
CONSOLIDATING STATEMENTS OF OPERATIONS
  (CONTINUED):

PREDECESSOR COMPANY

FOR THE 33 WEEKS ENDED SEPTEMBER 16, 2000

Sales........................................  $ 2,348,186   $ 1,398,136      $    --       $(1,398,136)   $ 2,348,186

Cost of sales................................   (1,691,266)   (1,395,376)          --         1,398,136     (1,688,506)
                                               -----------   -----------      -------       -----------    -----------

Gross profit.................................      656,920         2,760           --                --        659,680

Selling, general and administrative
  expenses...................................     (555,848)        4,019        2,164                --       (549,665)

Depreciation and amortization................      (41,948)       (5,147)        (902)               --        (47,997)

Reorganization expense.......................         (850)           --           --                --           (850)
                                               -----------   -----------      -------       -----------    -----------

Operating earnings...........................       58,274         1,632        1,262                --         61,168

Interest expense, net........................      (92,874)       (5,134)      (1,123)               --        (99,131)
                                               -----------   -----------      -------       -----------    -----------

Earnings (loss) before income taxes and
  extraordinary items........................      (34,600)       (3,502)         139                --        (37,963)

Income tax provision.........................          (56)          (28)          (4)               --            (88)
                                               -----------   -----------      -------       -----------    -----------

Net earnings (loss) before extraordinary
  items......................................      (34,656)       (3,530)         135                --        (38,051)

Extraordinary items, net of tax..............      313,702            --           --                --        313,702
                                               -----------   -----------      -------       -----------    -----------

Net earnings (loss)..........................  $   279,046   $    (3,530)     $   135       $        --    $   275,651
                                               ===========   ===========      =======       ===========    ===========

SUCESSOR COMPANY

FOR THE 20 WEEKS ENDED FEBRUARY 3, 2001

Sales........................................  $ 1,493,693   $   902,175      $    --       $  (902,175)   $ 1,493,693

Cost of sales................................   (1,074,388)     (900,356)          --           902,175     (1,072,569)
                                               -----------   -----------      -------       -----------    -----------

Gross profit.................................      419,305         1,819           --                --        421,124

Selling, general and administrative
  expenses...................................     (342,734)        2,190        1,248                --       (339,296)

Depreciation and amortization................      (23,134)       (2,263)        (496)               --        (25,893)

Reorganization income........................        7,390            --           --                --          7,390

Amortization of excess reorganization
  value......................................      (98,446)           --           --                --        (98,446)
                                               -----------   -----------      -------       -----------    -----------

Operating earnings (loss)....................      (37,619)        1,746          752                --        (35,121)

Interest expense, net........................      (25,225)       (1,865)        (640)               --        (27,730)
                                               -----------   -----------      -------       -----------    -----------

Earnings (loss) before income taxes..........      (62,844)         (119)         112                --        (62,851)

Income tax provision.........................      (14,622)          (17)          (1)               --        (14,640)
                                               -----------   -----------      -------       -----------    -----------

Net earnings (loss)..........................  $   (77,466)  $      (136)     $   111       $        --    $   (77,491)
                                               ===========   ===========      =======       ===========    ===========

                             PATHMARK STORES, INC.

NOTE 26. SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)

                                                                                NON-
                                                              GUARANTOR      GUARANTOR     INTERCOMPANY    CONSOLIDATED
                                                PATHMARK     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS       TOTAL
                                               -----------   ------------   ------------   -------------   ------------
                                                                            (IN THOUSANDS)
CONSOLIDATING BALANCE SHEETS:

PREDECESSOR COMPANY

AS OF JANUARY 29, 2000

Merchandise inventories......................  $   124,959   $    16,600      $    --       $        --    $   141,559
Other current assets.........................      125,762         2,272          592                --        128,626
                                               -----------   -----------      -------       -----------    -----------
Total current assets.........................      250,721        18,872          592                --        270,185
Property and equipment, net..................      383,484        69,573       19,100                --        472,157
Other noncurrent assets......................       92,652        13,831          811            (6,445)       100,849
                                               -----------   -----------      -------       -----------    -----------
Total assets.................................  $   726,857   $   102,276      $20,503       $    (6,445)   $   843,191
                                               ===========   ===========      =======       ===========    ===========
Accounts payable.............................  $    86,832   $     2,602      $    --       $        --    $    89,434
Other current liabilities....................      253,394         7,602          852                --        261,848
                                               -----------   -----------      -------       -----------    -----------
Total current liabilities....................      340,226        10,204          852                --        351,282
Long-term debt...............................    1,241,578            --       22,525                --      1,264,103
Long-term lease obligations..................      159,085        14,204           --                --        173,289
Other noncurrent liabilities.................      217,266        42,220           --            (6,445)       253,041
Exchangeable preferred stock and accrued
  dividends..................................      235,849            --           --                --        235,849
Stockholders' equity (deficiency)............   (1,467,147)       35,648       (2,874)               --     (1,434,373)
                                               -----------   -----------      -------       -----------    -----------
Total liabilities and stockholders' equity
  (deficiency)...............................  $   726,857   $   102,276      $20,503       $    (6,445)   $   843,191
                                               ===========   ===========      =======       ===========    ===========

SUCCESSOR COMPANY

AS OF FEBRUARY 3, 2001

Merchandise inventories......................  $   154,073   $    22,211      $    --       $        --    $   176,284
Other current assets.........................      142,336        47,640          422                --        190,398
                                               -----------   -----------      -------       -----------    -----------
Total current assets.........................      296,409        69,851          422                --        366,682
Property and equipment, net..................      434,145        67,887       30,109                --        532,141
Excess reorganization value, net.............      699,514            --           --                --        699,514
Other noncurrent assets......................      183,753             7          787           (57,443)       127,104
                                               -----------   -----------      -------       -----------    -----------
Total assets.................................  $ 1,613,821   $   137,745      $31,318       $   (57,443)   $ 1,725,441
                                               ===========   ===========      =======       ===========    ===========
Accounts payable.............................  $    77,510   $     1,989      $    --       $        --    $    79,499
Other current liabilities....................      183,074         5,564          664                --        189,302
                                               -----------   -----------      -------       -----------    -----------
Total current liabilities....................      260,584         7,553          664                --        268,801
Long-term debt...............................      419,037            --       22,125                --        441,162
Long-term lease obligations..................      165,952        11,240           --                --        177,192
Other noncurrent liabilities.................      213,287        93,469           --           (57,443)       249,313
Stockholders' equity.........................      554,961        25,483        8,529                --        588,973
                                               -----------   -----------      -------       -----------    -----------
Total liabilities and stockholders' equity...  $ 1,613,821   $   137,745      $31,318       $   (57,443)   $ 1,725,441
                                               ===========   ===========      =======       ===========    ===========

                             PATHMARK STORES, INC.

NOTE 26. SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)

                                                                                NON-
                                                              GUARANTOR      GUARANTOR     INTERCOMPANY    CONSOLIDATED
                                                PATHMARK     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS       TOTAL
                                               -----------   ------------   ------------   -------------   ------------
                                                                            (IN THOUSANDS)
CONSOLIDATING CASH FLOW STATEMENTS:

PREDECESSOR COMPANY

FOR THE 52 WEEKS ENDED JANUARY 30, 1999
Operating Activities
Cash provided by (used for) operating
  activities.................................  $   (26,491)  $     1,152      $   817       $        --    $   (24,522)
                                               -----------   -----------      -------       -----------    -----------
Investing Activities
  Property and equipment expenditures,
    including technology investments.........      (41,048)       (1,019)        (202)               --        (42,269)
  Proceeds from disposition of property and
    equipment................................       56,436            --           --                --         56,436
                                               -----------   -----------      -------       -----------    -----------
Cash provided by (used for) investing
  activities.................................       15,388        (1,019)        (202)               --         14,167
                                               -----------   -----------      -------       -----------    -----------
Financing Activities
  Repayments of the term loan................       (7,566)           --           --                --         (7,566)
  Borrowings under the working capital
    facility.................................       43,000            --           --                --         43,000
  Increase (decrease) in other debt..........      (34,562)         (357)         212                --        (34,707)
  Decrease in capital lease obligations......      (22,718)           --           --                --        (22,718)
  Decrease in book overdrafts................      (21,779)          (10)          --                --        (21,789)
  Other financing activities.................         (583)           --         (752)               --         (1,335)
                                               -----------   -----------      -------       -----------    -----------
Cash used for financing activities...........      (44,208)         (367)        (540)               --        (45,115)
                                               -----------   -----------      -------       -----------    -----------
Increase (decrease) in cash and cash
  equivalents................................      (55,311)         (234)          75                --        (55,470)
Cash and cash equivalents at beginning of
  period.....................................       63,162           239           --                --         63,401
                                               -----------   -----------      -------       -----------    -----------
Cash and cash equivalents at end of period...  $     7,851   $         5      $    75       $        --    $     7,931
                                               ===========   ===========      =======       ===========    ===========

PREDECESSOR COMPANY

FOR THE 52 WEEKS ENDED JANUARY 29, 2000
Operating Activities
Cash provided by operating activities........  $    13,894   $     6,266      $ 1,712       $        --    $    21,872
                                               -----------   -----------      -------       -----------    -----------
Investing Activities
  Property and equipment expenditures,
    including technology investments.........      (43,421)       (5,875)        (383)               --        (49,679)
  Proceeds from disposition of property and
    equipment................................       10,239            --           --                --         10,239
                                               -----------   -----------      -------       -----------    -----------
Cash used for investing activities...........      (33,182)       (5,875)        (383)               --        (39,440)
                                               -----------   -----------      -------       -----------    -----------
Financing Activities
  Repayments of the term loan................      (14,242)           --           --                --        (14,242)
  Borrowings under the working capital
    facility.................................       66,800            --           --                --         66,800
  Decrease in capital lease obligations......      (20,139)           --           --                --        (20,139)
  Decrease in book overdrafts................       (4,541)           --           --                --         (4,541)
  Other financing activities.................         (755)         (391)        (899)               --         (2,045)
                                               -----------   -----------      -------       -----------    -----------
Cash provided by (used for) financing
  activities.................................       27,123          (391)        (899)               --         25,833
                                               -----------   -----------      -------       -----------    -----------
Increase in cash and cash equivalents........        7,835            --          430                --          8,265
Cash and cash equivalents at beginning of
  period.....................................        7,851             5           75                --          7,931
                                               -----------   -----------      -------       -----------    -----------
Cash and cash equivalents at end of period...  $    15,686   $         5      $   505       $        --    $    16,196
                                               ===========   ===========      =======       ===========    ===========

                             PATHMARK STORES, INC.

NOTE 26. SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)

                                                                                NON-
                                                              GUARANTOR      GUARANTOR     INTERCOMPANY    CONSOLIDATED
                                                PATHMARK     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS       TOTAL
                                               -----------   ------------   ------------   -------------   ------------
                                                                            (IN THOUSANDS)
CONSOLIDATING CASH FLOW STATEMENTS (CONTINUED)

PREDECESSOR COMPANY

FOR THE 33 WEEKS ENDED SEPTEMBER 16, 2000
Operating Activities
Cash provided by (used for) operating
  activities.................................  $    11,520   $    13,265      $ 1,286       $        --    $    26,071
                                               -----------   -----------      -------       -----------    -----------
Investing Activities
  Property and equipment expenditures,
    including technology investments.........      (24,858)           --         (394)               --        (25,252)
  Proceeds from disposition of property and
    equipment................................        9,800            --           --                --          9,800
                                               -----------   -----------      -------       -----------    -----------
Cash used for investing activities...........      (15,058)           --         (394)               --        (15,452)
                                               -----------   -----------      -------       -----------    -----------
Financing Activities
  Borrowings under the term loan.............      425,000            --           --                --        425,000
  Repayments of the term loan................     (241,442)           --           --                --       (241,442)
  Repayments under the working capital
    facility.................................     (109,800)           --           --                --       (109,800)
  Borrowings under the DIP facility..........       28,500            --           --                --         28,500
  Repayments of the DIP facility.............      (28,500)           --           --                --        (28,500)
  Deferred financing costs...................      (12,747)           --           --                --        (12,747)
  Decrease in capital lease obligations......      (11,053)         (538)          --                --        (11,591)
  Increase (decrease) in other debt..........       12,983       (12,727)      (1,161)               --           (905)
  Other financing activities.................         (822)           --           --                --           (822)
                                               -----------   -----------      -------       -----------    -----------
Cash provided by (used for) financing
  activities.................................       62,119       (13,265)      (1,161)               --         47,693
                                               -----------   -----------      -------       -----------    -----------
Increase (decrease) in cash and cash
  equivalents................................       58,581            --         (269)               --         58,312
Cash and cash equivalents at beginning of
  period.....................................       15,686             5          505                --         16,196
                                               -----------   -----------      -------       -----------    -----------
Cash and cash equivalents at end of period...  $    74,267   $         5      $   236       $        --    $    74,508
                                               ===========   ===========      =======       ===========    ===========

SUCCESSOR COMPANY

FOR THE 20 WEEKS ENDED FEBRUARY 3, 2001
Operating Activities
Cash provided by operating activities........  $    46,400   $    (7,249)     $   699       $        --    $    39,850
                                               -----------   -----------      -------       -----------    -----------
Investing Activities
  Property and equipment expenditures,
    including technology investments.........      (22,359)           --         (101)               --        (22,460)
  Proceeds from disposition of property and
    equipment................................        2,609            --           --                --          2,609
                                               -----------   -----------      -------       -----------    -----------
Cash used for investing activities...........      (19,750)           --         (101)               --        (19,851)
                                               -----------   -----------      -------       -----------    -----------
Financing Activities
  Decrease in capital lease obligations......       (1,939)       (4,093)          --                --         (6,032)
  Repayments of the term loan................       (3,624)           --           --                --         (3,624)
  Increase (decrease) in other debt..........      (11,821)       12,083         (512)               --           (250)
  Intercompany equity transactions...........      (45,020)       45,020           --                --             --
                                               -----------   -----------      -------       -----------    -----------
Cash provided by (used for) financing
  activities.................................      (62,404)       53,010         (512)               --         (9,906)
                                               -----------   -----------      -------       -----------    -----------
Increase (decrease) in cash and cash
  equivalents................................      (35,754)       45,761           86                --         10,093
Cash and cash equivalents at beginning of
  period.....................................       74,267             5          236                --         74,508
                                               -----------   -----------      -------       -----------    -----------
Cash and cash equivalents at end of period...  $    38,513   $    45,766      $   322       $        --    $    84,601
                                               ===========   ===========      =======       ===========    ===========

                             PATHMARK STORES, INC.

               CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       PREDECESSOR
                                                                                        COMPANY
                                                            SUCCESSOR COMPANY          ----------
                                                        -------------------------       33 WEEKS
                                                         39 WEEKS       6 WEEKS          ENDED
                                                           ENDED         ENDED         SEPTEMBER
                                                        NOVEMBER 3,   OCTOBER 28,         16,
                                                           2001          2000             2000
                                                        -----------   -----------      ----------
Sales.................................................  $ 2,960,847   $   437,727      $2,348,186
Cost of sales (exclusive of depreciation and
  amortization shown separately below)................   (2,136,413)     (315,050)     (1,688,506)
                                                        -----------   -----------      ----------
Gross profit..........................................      824,434       122,677         659,680
Selling, general and administrative expenses..........     (691,314)      (99,511)       (549,665)
Depreciation and amortization.........................      (57,050)       (8,814)        (47,997)
Reorganization expense................................           --            --            (850)
Amortization of excess reorganization value...........     (199,135)      (32,069)             --
                                                        -----------   -----------      ----------
Operating earnings (loss).............................     (123,065)      (17,717)         61,168
Interest expense, net.................................      (49,804)       (8,817)        (99,131)
                                                        -----------   -----------      ----------
Earnings (loss) before income taxes and extraordinary
  items...............................................     (172,869)      (26,534)        (37,963)
Income tax provision..................................      (10,593)       (2,466)            (88)
                                                        -----------   -----------      ----------
Net earnings (loss) before extraordinary items........     (183,462)      (29,000)        (38,051)
Extraordinary items, net of tax provisions of
  $46,557.............................................           --            --         313,702
                                                        -----------   -----------      ----------
Net earnings (loss)...................................     (183,462)      (29,000)        275,651
Less: noncash preferred stock accretion and dividend
  requirements........................................           --            --         (14,570)
                                                        -----------   -----------      ----------
Net earnings (loss) attributable to common stock......  $  (183,462)  $   (29,000)     $  261,081
                                                        ===========   ===========      ==========
Weighted average shares outstanding--basic and
  diluted.............................................       30,000        30,000
                                                        ===========   ===========
Net loss per share--basic and diluted.................  $     (6.12)  $     (0.97)
                                                        ===========   ===========

          See notes to consolidated financial statements (unaudited).

                             PATHMARK STORES, INC.

                    CONSOLIDATED BALANCE SHEETS (UNAUDITED)

                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                              NOVEMBER 3,   FEBRUARY 3,
                                                                 2001          2001
                                                              -----------   -----------
ASSETS
Current Assets
  Cash and cash equivalents.................................  $   31,889    $   84,601
  Accounts receivable, net..................................      20,765        18,466
  Merchandise inventories...................................     208,684       176,284
  Prepaid expenses..........................................      22,981        21,539
  Due from suppliers........................................      61,276        58,413
  Other current assets......................................       8,807         7,379
                                                              ----------    ----------
      Total current assets..................................     354,402       366,682
Property and equipment, net.................................     550,744       532,141
Excess reorganization value, net............................     500,379       699,514
Other noncurrent assets.....................................     133,281       127,104
                                                              ----------    ----------
                                                              $1,538,806    $1,725,441
                                                              ==========    ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................  $  104,169    $   79,499
  Accrued payroll and payroll taxes.........................      50,196        48,203
  Current maturities of long-term debt......................      16,084        11,174
  Current portion of capital lease obligations..............      18,054        18,337
  Accrued interest payable..................................       5,566        10,464
  Accrued expenses and other current liabilities............      95,661       101,124
                                                              ----------    ----------
      Total current liabilities.............................     289,730       268,801
                                                              ----------    ----------
Long-term debt..............................................     429,073       441,162
                                                              ----------    ----------
Long-term capital lease obligations.........................     166,999       177,192
                                                              ----------    ----------
Deferred income taxes.......................................      81,171        74,948
                                                              ----------    ----------
Other noncurrent liabilities................................     168,726       174,365
                                                              ----------    ----------
Commitments and contingencies
Stockholders' equity
  Preferred stock...........................................          --            --
    Authorized: 5,000,000 shares; issued and outstanding:
      none issued
  Common stock $0.01 par value..............................         301           301
    Authorized: 100,000,000 shares; issued and outstanding:
      30,098,510 shares
  Common stock warrants.....................................      59,982        59,982
  Paid-in capital...........................................     606,987       606,987
  Accumulated deficit.......................................    (260,953)      (77,491)
  Accumulated other net comprehensive loss..................      (3,129)           --
  Unamortized value of restricted common stock grants.......         (81)         (806)
                                                              ----------    ----------
      Total stockholders' equity............................     403,107       588,973
                                                              ----------    ----------
                                                              $1,538,806    $1,725,441
                                                              ==========    ==========

          See notes to consolidated financial statements (unaudited).

                             PATHMARK STORES, INC.

               CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                           PREDECESSOR
                                                                  SUCCESSOR COMPANY          COMPANY
                                                              -------------------------   -------------
                                                               39 WEEKS      6 WEEKS       33 WEEKS
                                                                ENDED         ENDED          ENDED
                                                              NOVEMBER 3,   OCTOBER 28,   SEPTEMBER 16,
                                                                 2001         2000           2000
                                                              -----------   -----------   -------------
Operating Activities
  Net earnings (loss).......................................   $(183,462)    $(29,000)     $  275,651
  Adjustments to reconcile net earnings (loss) to net cash
    provided by:
    Depreciation and amortization...........................      57,050        9,086          49,975
    Amortization of excess reorganization value.............     199,135       32,069              --
    Amortization of deferred financing costs................       1,688          241           2,568
    Deferred income taxes...................................       6,339        2,238              --
    Gain on sale or disposal of property and equipment......          --           --          (1,926)
    Extraordinary gain......................................          --           --        (313,702)
    Cash provided by (used for) operating assets and
      liabilities:
      Accounts receivable, net..............................      (2,299)        (412)         (2,061)
      Merchandise inventories...............................     (32,400)     (19,908)         (5,716)
      Due from suppliers....................................      (2,863)          50              56
      Other current assets..................................      (3,546)      (2,443)           (909)
      Noncurrent assets.....................................      (2,597)      (3,457)        (15,379)
      Accounts payable......................................      24,670       (1,605)         12,232
      Accrued interest payable..............................      (4,935)       1,578          51,932
      Accrued expenses and other current liabilities........      (3,491)       3,988           4,440
      Noncurrent liabilities................................      (7,786)      (1,365)        (31,090)
                                                               ---------     --------      ----------
        Cash provided by (used for) operating activities....      45,503       (8,940)         26,071
                                                               ---------     --------      ----------
Investing Activities
  Property and equipment expenditures, including technology
    investments.............................................     (80,087)      (4,591)        (25,252)
  Proceeds from sale or disposal of property and
    equipment...............................................          --        2,718           9,800
                                                               ---------     --------      ----------
        Cash used for investing activities..................     (80,087)      (1,873)        (15,452)
                                                               ---------     --------      ----------
Financing Activities
  Borrowings under the new term loan........................          --           --         425,000
  Repayments of the new term loan...........................      (7,000)      (1,862)             --
  Repayments of the former term loan........................          --           --        (241,442)
  Repayments under the former working capital facility......          --           --        (109,800)
  Borrowings under the DIP facility.........................          --           --          28,500
  Repayments of the DIP facility............................          --           --         (28,500)
  Increase in other debt....................................         690           --             606
  Repayments of other debt..................................        (869)        (165)         (1,511)
  Decrease in capital lease obligations.....................     (10,949)      (2,107)        (11,591)
  Deferred financing costs..................................          --           --         (12,747)
  Expenses related to common stock issuance.................          --           --            (822)
                                                               ---------     --------      ----------
        Cash provided by (used for) financing activities....     (18,128)      (4,134)         47,693
                                                               ---------     --------      ----------
Increase (decrease) in cash and cash equivalents............     (52,712)     (14,947)         58,312
Cash and cash equivalents at beginning of period............      84,601       74,508          16,196
                                                               ---------     --------      ----------
Cash and cash equivalents at end of period..................   $  31,889     $ 59,561      $   74,508
                                                               =========     ========      ==========
Supplemental Disclosures of Cash Flow Information
  Interest paid.............................................   $  55,040     $  4,187      $   44,928
                                                               =========     ========      ==========
  Income taxes paid.........................................   $     802     $     63      $       92
                                                               =========     ========      ==========
Noncash Investing and Financing Activities
  Capital lease obligations.................................   $   3,414     $     --      $   17,164
                                                               =========     ========      ==========
  Issuance of restricted common stock.......................   $      --     $  1,210      $       --
                                                               =========     ========      ==========
  Cancellation of bond indebtedness.........................   $      --     $     --      $1,034,629
                                                               =========     ========      ==========
  Issuance of common stock and warrants.....................   $      --     $     --      $  666,882
                                                               =========     ========      ==========

          See notes to consolidated financial statements (unaudited).

                             PATHMARK STORES, INC.

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1. PLAN OF REORGANIZATION

    Pathmark Stores, Inc. (the "Company") completed its plan of reorganization (the "Plan of Reorganization") and formally exited Chapter 11 on September 19, 2000 (the "Effective Date"). As a result, the Company adopted fresh-start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("Fresh-Start Reporting"). In connection with the adoption of Fresh-Start Reporting, a new entity was deemed created for financial reporting purposes. The periods presented prior to the Effective Date have been designed "Predecessor Company" and the periods subsequent to the Effective Date have been designated "Successor Company' with September 16, 2000, the Saturday nearest the Effective Date, utilized for the accounting closing date related to the Predecessor Company financial statements. As a result of the implementation of Fresh-Start Reporting and the substantial debt reduction from the completion of the Plan of Reorganization, the results of operations of the Predecessor Company and Successor Company are not comparable.

NOTE 2. BUSINESS AND BASIS OF PRESENTATION

    BUSINESS:

    The Company operated 141 supermarkets as of November 3, 2001, primarily in the New York-New Jersey and Philadelphia metropolitan areas. During fiscal 2001, the Company opened five stores and, on August 4, 2001, closed two under-performing stores.

    BASIS OF PRESENTATION:

    The unaudited consolidated financial statements included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). In the opinion of management, the consolidated financial statements included herein reflect all adjustments which are of a normal and recurring nature and are necessary to present fairly the results of operations and financial position of the Company. This report should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K dated February 3, 2001.

    PRINCIPLES OF CONSOLIDATION:

    The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly owned. All intercompany transactions have been eliminated in consolidation.

    RECLASSIFICATIONS:

    Certain reclassifications have been made to the prior year's consolidated financial statements to conform to the fiscal 2001 presentation.

    NET LOSS PER SHARE:

    Weighted average outstanding shares, for net loss per share--basic and diluted, were 30.0 million shares for the 39 weeks ended November 3, 2001 and for the 6 weeks ended October 28, 2000. Excluded from the calculation of net loss per share--basic were 98,510 shares of restricted common stock as such shares have not vested. All stock options, warrants and restricted common stock were excluded from the computation of the Company's net loss per share--diluted because their effect

                             PATHMARK STORES, INC.

NOTE 2. BUSINESS AND BASIS OF PRESENTATION (CONTINUED) would have been anti-dilutive. Net loss per share data is not presented for the Predecessor Company due to the significant change in the Company's capital structure.

NOTE 3. INCOME TAXES

    The income tax provision of $10.6 million in the nine-month period of fiscal 2001 was based on an effective income tax rate of 40.3% expected to be applicable for the full fiscal year, excluding the non-deductible amortization of excess reorganization value. No income tax benefit was recognized in the 33 weeks ended September 16, 2000, since the Company recorded a valuation allowance related to such income tax benefit. The tax provision for the 6 weeks ended October 28, 2000 was based on statutory rates, excluding the non-deductible amortization of excess reorganization value.

NOTE 4. CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are comprised of the following (in thousands):

                                                        NOVEMBER 3,   FEBRUARY 3,
                                                           2001          2001
                                                        -----------   -----------
Cash..................................................    $10,624       $17,559
Cash equivalents......................................     21,265        67,042
                                                          -------       -------
Cash and cash equivalents.............................    $31,889       $84,601
                                                          =======       =======

NOTE 5. LONG-TERM DEBT

    Long-term debt is comprised of the following (in thousands):

                                                        NOVEMBER 3,   FEBRUARY 3,
                                                           2001          2001
                                                        -----------   -----------
Term loan.............................................    $414,375      $421,375
Industrial revenue bonds..............................       8,056         8,128
Other debt (primarily mortgages)......................      22,726        22,833
                                                          --------      --------
Total debt............................................     445,157       452,336
Less: current maturities..............................     (16,084)      (11,174)
                                                          --------      --------
Long-term portion.....................................    $429,073      $441,162
                                                          ========      ========

    In September 2000, the Company entered into a credit agreement with a group of lenders led by The Chase Manhattan Bank. The credit agreement includes a $425.0 million term loan consisting of $125.0 million of Term Loan A and $300 million of Term Loan B and a $175.0 million working capital facility. The credit agreement bears interest at floating rates, ranging from LIBOR plus 3% on Term Loan A and the working capital facility to LIBOR plus 4% on Term Loan B. The weighted average interest rate for the term loan was 8.4% during the 39 weeks ended November 3, 2001. The Company is required to repay a portion of its borrowing under the term loan each year, so as to retire such indebtedness in its entirety by July 15, 2007. Under the working capital facility, which expires on July 15, 2005, the Company can borrow an amount up to $175.0 million, including a maximum of

                             PATHMARK STORES, INC.

NOTE 5. LONG-TERM DEBT (CONTINUED)
$125.0 million in letters of credit. As of November 3, 2001, no borrowings were made under the working capital facility and $41.1 million in letters of credit were outstanding.

    Borrowings under the credit agreement are secured by substantially all of the Company's assets, other than certain specific assets secured by mortgages. The credit agreement restricts, among other things, the payment of cash dividends and the redemption of common stock. Other provisions of the credit agreement limit the amount of obligations under leases and capital expenditures in excess of specified amounts. The Company is also required to meet certain financial covenants including minimum interest and rental coverage and minimum cash flow. The Company was in compliance with such covenants as of November 3, 2001 and, based on management's operating projections for the remainder of fiscal 2001, the Company believes that it will continue to be in compliance with such covenants.

NOTE 6. DERIVATIVE INSTRUMENTS, HEDGING ACTIVITIES AND COMPREHENSIVE LOSS

    On February 4, 2001, the Company adopted the Financial Accounting Standards Board (the "FASB") Statement of Financial Accounting Standards ("SFAS")
No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments. All derivatives, whether designated in hedging relationships or not, are required to be recorded on the balance sheet at fair value. SFAS No. 133 defines requirements for designation and documentation of hedging relationships, as well as ongoing effectiveness assessments, which must be met in order to qualify for hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value are recorded in earnings immediately. If the derivative is designated in a fair-value hedge, the changes in the fair value of the derivative and the hedged item are recorded in earnings. If the derivative is designated in a cash-flow hedge, effective changes in the fair value of the derivative are recorded in other comprehensive loss currently and in the income statement when the hedged item affects earnings. Changes in the fair value of the derivative attributable to hedge ineffectiveness are recorded in earnings immediately.

    As part of its overall strategy to manage the level of exposure to interest rate risk, in July 2001, the Company entered into a three-year interest rate hedging arrangement on $150 million (the "Hedged Amount") of its Term Loan B. Under this hedging arrangement, interest rates on the Hedged Amount float within a range between a minimum of 8.39% and a maximum of 10%. This derivative is recognized on the balance sheet at fair value and at inception was designated, and continues to qualify, as a cash-flow hedge of the Company's forecasted variable interest rate payments. The Company has formally documented its risk-management objectives and strategy for undertaking any hedge transaction.

                             PATHMARK STORES, INC.

NOTE 6. DERIVATIVE INSTRUMENTS, HEDGING ACTIVITIES AND COMPREHENSIVE LOSS (CONTINUED)
    The impact of this cash-flow hedge during the 39 weeks ended November 3, 2001 on "Comprehensive Loss" is as follows (in thousands):

                                                                                 PREDECESSOR
                                                        SUCCESSOR COMPANY          COMPANY
                                                    -------------------------   -------------
                                                     39 WEEKS       6 WEEKS       33 WEEKS
                                                       ENDED         ENDED          ENDED
                                                    NOVEMBER 3,   OCTOBER 28,   SEPTEMBER 16,
                                                       2001          2000           2000
                                                    -----------   -----------   -------------
Net earnings (loss)...............................   $(183,462)     $(29,000)      $275,651
Other comprehensive loss
Change in derivative fair value, net of tax.......      (3,129)           --             --
                                                     ---------      --------       --------
Comprehensive net earnings (loss).................   $(186,591)     $(29,000)      $275,651
                                                     =========      ========       ========

NOTE 7. INTEREST EXPENSE, NET

    Interest expense, net is comprised of the following (in thousands):

                                                                                 PREDECESSOR
                                                        SUCCESSOR COMPANY          COMPANY
                                                    -------------------------   -------------
                                                     39 WEEKS       6 WEEKS       33 WEEKS
                                                       ENDED         ENDED          ENDED
                                                    NOVEMBER 3,   OCTOBER 28,   SEPTEMBER 16,
                                                       2001          2000           2000
                                                    -----------   -----------   -------------
Term loan.........................................    $26,495        $4,925        $14,043
Working capital facility..........................         --            --          6,031
DIP facility......................................         --            --          2,539
Subordinated debt.................................         --            --         53,842
Amortization of deferred financing costs..........      1,688           241          2,568
Capital lease obligations.........................     15,471         2,209         13,748
Interest income...................................     (1,882)         (390)          (283)
Other.............................................      8,032         1,832          6,643
                                                      -------        ------        -------
Interest expense, net.............................    $49,804        $8,817        $99,131
                                                      =======        ======        =======

NOTE 8. GRAND UNION STORES

    On March 3, 2001, the Company purchased six former Grand Union stores in New York and New Jersey for $15.2 million, excluding merchandise inventory. Five stores opened as Pathmark supermarkets in March 2001 and the sixth store will open as a Pathmark supermarket early in fiscal 2002.

NOTE 9. OUTSOURCING AGREEMENT

    In April 2001, the Company entered into a new five-year outsourcing agreement with International Business Machines Corporation to continue to provide a wide range of information systems services.

                             PATHMARK STORES, INC.

NOTE 10. REORGANIZATION EXPENSE

    Reorganization expense of $0.9 million for the 33 weeks ended September 16, 2000 was comprised of $19.1 million of fees directly attributable to the Plan of Reorganization, net of a gain of $18.2 million related to the difference between the estimated lessor claims for rejected leases and the liabilities previously recorded for such leases.

NOTE 11. EXTRAORDINARY ITEMS, NET

    The extraordinary items of $313.7 million, net of a tax provision of $46.6 million, for the 33 weeks ended September 16, 2000 were comprised of income from the cancellation of debt related to the exchange of bond indebtedness and accrued interest for common stock and warrants; such income was reduced by the write-off of deferred financing costs related to the former bank credit facility and bond indebtedness subject to exchange. Since the realization of such income occurred under the Bankruptcy Code, the Company did not recognize income from the cancellation of debt for tax purposes, but elected to reduce, at the beginning of fiscal 2001, the basis of its depreciable property and, with the remaining income from the cancellation of debt, to reduce its net operating loss tax carryforwards. The tax provision related to the extraordinary items was based on the deferred tax impact of the tax attribute reductions, net of the valuation allowance reversal related to certain deferred tax assets.

NOTE 12. COMMITMENTS AND CONTINGENCIES

    In January 2002, the order of the Supreme Court, State of New York, County of New York, granting Ahold's motion for partial summary judgment regarding the Company's counterclaim alleging that Ahold had failed to comply with the "best efforts" clauses of the Merger Agreement was affirmed on appeal. Notwithstanding this appellate decision, there is still a motion to renew (based on evidence not previously considered) pending before the Supreme Court which, if granted, would vacate the order. Moreover, the Company has two viable counterclaims remaining against Ahold that it intends to pursue.

                             PATHMARK STORES, INC.

NOTE 13. SUPPLEMENTAL FINANCIAL INFORMATION

    The following represents the supplemental consolidating financial statements of Pathmark, which will be the issuer of the Notes, and its subsidiaries that will guarantee the Notes and the non-guarantor subsidiaries as of February 3, 2001 and November 3, 2001 and for the 33 weeks ended September 16, 2000, for the 6 weeks ended October 28, 2000 and for the 39 weeks ended November 3, 2001.

                                                                                NON-
                                                              GUARANTOR      GUARANTOR     INTERCOMPANY    CONSOLIDATED
                                                PATHMARK     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS       TOTAL
                                               -----------   ------------   ------------   -------------   ------------
                                                                            (IN THOUSANDS)
CONSOLIDATING STATEMENTS OF OPERATIONS:

PREDECESSOR COMPANY

FOR THE 33 WEEKS ENDED SEPTEMBER 16, 2000
Sales........................................  $ 2,348,186   $ 1,398,136      $     --      $(1,398,136)   $ 2,348,186
Cost of sales................................   (1,691,266)   (1,395,376)           --        1,398,136     (1,688,506)
                                               -----------   -----------      --------      -----------    -----------
Gross profit.................................      656,920         2,760            --               --        659,680
Selling, general and administrative
  expenses...................................     (555,848)        4,019         2,164               --       (549,665)
Depreciation and amortization................      (41,948)       (5,147)         (902)              --        (47,997)
Reorganization expense.......................         (850)           --            --               --           (850)
                                               -----------   -----------      --------      -----------    -----------
Operating earnings...........................       58,274         1,632         1,262               --         61,168
Interest expense, net........................      (92,874)       (5,134)       (1,123)              --        (99,131)
                                               -----------   -----------      --------      -----------    -----------
Earnings (loss) before income taxes and
  extraordinary items........................      (34,600)       (3,502)          139               --        (37,963)
Income tax provision.........................          (56)          (28)           (4)              --            (88)
                                               -----------   -----------      --------      -----------    -----------
Net earnings (loss) before extraordinary
  items......................................      (34,656)       (3,530)          135               --        (38,051)
Extraordinary items, net of tax..............      313,702            --            --               --        313,702
                                               -----------   -----------      --------      -----------    -----------
Net earnings (loss)..........................  $   279,046   $    (3,530)     $    135      $        --    $   275,651
                                               ===========   ===========      ========      ===========    ===========
SUCCESSOR COMPANY

FOR THE 6 WEEKS ENDED OCTOBER 28, 2000
Sales........................................  $   437,727   $   254,207      $     --      $  (254,207)   $   437,727
Cost of sales................................     (315,552)     (253,705)           --          254,207       (315,050)
                                               -----------   -----------      --------      -----------    -----------
Gross profit.................................      122,175           502            --               --        122,677
Selling, general and administrative
  expenses...................................     (100,636)          731           394               --        (99,511)
Depreciation and amortization................       (7,713)         (937)         (164)              --         (8,814)
Amortization of excess reorganization
  value......................................      (32,069)           --            --               --        (32,069)
                                               -----------   -----------      --------      -----------    -----------
Operating earnings (loss)....................      (18,243)          296           230               --        (17,717)
Interest expense, net........................       (7,774)         (839)         (204)              --         (8,817)
                                               -----------   -----------      --------      -----------    -----------
Earnings (loss) before income taxes..........      (26,017)         (543)           26               --        (26,534)
Income tax provision.........................       (2,459)           (5)           (2)              --         (2,466)
                                               -----------   -----------      --------      -----------    -----------
Net earnings (loss)..........................  $   (28,476)  $      (548)     $     24      $        --    $   (29,000)
                                               ===========   ===========      ========      ===========    ===========

                             PATHMARK STORES, INC.

NOTE 13. SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)

                                                                                NON-
                                                              GUARANTOR      GUARANTOR     INTERCOMPANY    CONSOLIDATED
                                                PATHMARK     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS       TOTAL
                                               -----------   ------------   ------------   -------------   ------------
                                                                            (IN THOUSANDS)
CONSOLIDATING STATEMENTS OF OPERATIONS (CONTINUED):

SUCCESSOR COMPANY

FOR THE 39 WEEKS ENDED NOVEMBER 3, 2001
Sales........................................  $ 2,960,847   $ 1,759,920      $     --      $(1,759,920)   $ 2,960,847
Cost of sales................................   (2,123,473)   (1,772,860)           --        1,759,920     (2,136,413)
                                               -----------   -----------      --------      -----------    -----------
Gross profit (loss)..........................      837,374       (12,940)           --               --        824,434
Selling, general and administrative
  expenses...................................     (698,210)        4,349         2,547               --       (691,314)
Depreciation and amortization................      (50,653)       (5,283)       (1,114)              --        (57,050)
Amortization of excess reorganization
  value......................................     (199,135)           --            --               --       (199,135)
                                               -----------   -----------      --------      -----------    -----------
Operating earnings (loss)....................     (110,624)      (13,874)        1,433               --       (123,065)
Interest expense, net........................      (47,390)       (1,135)       (1,279)              --        (49,804)
                                               -----------   -----------      --------      -----------    -----------
Earnings (loss) before income taxes..........     (158,014)      (15,009)          154               --       (172,869)
Income tax benefit (provision)...............      (16,358)        5,768            (3)              --        (10,593)
                                               -----------   -----------      --------      -----------    -----------
Net earnings (loss)..........................  $  (174,372)  $    (9,241)     $    151      $        --    $  (183,462)
                                               ===========   ===========      ========      ===========    ===========

                             PATHMARK STORES, INC.

NOTE 13. SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)

                                                                                NON-
                                                              GUARANTOR      GUARANTOR     INTERCOMPANY    CONSOLIDATED
                                                PATHMARK     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS       TOTAL
                                               -----------   ------------   ------------   -------------   ------------
                                                                            (IN THOUSANDS)
CONSOLIDATING BALANCE SHEETS:

SUCCESSOR COMPANY

AS OF FEBRUARY 3, 2001
Merchandise inventories......................  $   154,073   $    22,211      $     --      $        --    $   176,284
Other current assets.........................      142,336        47,640           422               --        190,398
                                               -----------   -----------      --------      -----------    -----------
Total current assets.........................      296,409        69,851           422               --        366,682
Property and equipment, net..................      434,145        67,887        30,109               --        532,141
Excess reorganization value, net.............      699,514            --            --               --        699,514
Other noncurrent assets......................      183,753             7           787          (57,443)       127,104
                                               -----------   -----------      --------      -----------    -----------
Total assets.................................  $ 1,613,821   $   137,745      $ 31,318      $   (57,443)   $ 1,725,441
                                               ===========   ===========      ========      ===========    ===========
Accounts payable.............................  $    77,510   $     1,989      $     --      $        --    $    79,499
Other current liabilities....................      183,074         5,564           664               --        189,302
                                               -----------   -----------      --------      -----------    -----------
Total current liabilities....................      260,584         7,553           664               --        268,801
Long-term debt...............................      419,037            --        22,125               --        441,162
Long-term lease obligations..................      165,952        11,240            --               --        177,192
Other noncurrent liabilities.................      213,287        93,469            --          (57,443)       249,313
Stockholders' equity.........................      554,961        25,483         8,529               --        588,973
                                               -----------   -----------      --------      -----------    -----------
Total liabilities and stockholders' equity...  $ 1,613,821   $   137,745      $ 31,318      $   (57,443)   $ 1,725,441
                                               ===========   ===========      ========      ===========    ===========
SUCCESSOR COMPANY

AS OF NOVEMBER 3, 2001
Merchandise inventories......................  $   173,822   $    34,862      $     --      $        --    $   208,684
Other current assets.........................      127,407        17,964           347               --        145,718
                                               -----------   -----------      --------      -----------    -----------
Total current assets.........................      301,229        52,826           347               --        354,402
Property and equipment, net..................      457,014        64,257        29,473               --        550,744
Excess reorganization value, net.............      500,379            --            --               --        500,379
Other noncurrent assets......................      138,966             7           762           (6,454)       133,281
                                               -----------   -----------      --------      -----------    -----------
Total assets.................................  $ 1,397,588   $   117,090      $ 30,582      $    (6,454)   $ 1,538,806
                                               ===========   ===========      ========      ===========    ===========
Accounts payable.............................  $    98,960   $     5,209      $     --      $        --    $   104,169
Other current liabilities....................      179,747         4,997           817               --        185,561
                                               -----------   -----------      --------      -----------    -----------
Total current liabilities....................      278,707        10,206           817               --        289,730
Long-term debt...............................      407,268            --        21,805               --        429,073
Long-term lease liabilities..................      157,774         9,225            --               --        166,999
Other noncurrent liabilities.................      222,433        33,918            --           (6,454)       249,897
Stockholders' equity.........................      331,406        63,741         7,960               --        403,107
                                               -----------   -----------      --------      -----------    -----------
Total liabilities and stockholders' equity...  $ 1,397,588   $   117,090      $ 30,582      $    (6,454)   $ 1,538,806
                                               ===========   ===========      ========      ===========    ===========

                             PATHMARK STORES, INC.

NOTE 13. SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)

                                                                                NON-
                                                              GUARANTOR      GUARANTOR     INTERCOMPANY    CONSOLIDATED
                                                PATHMARK     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS       TOTAL
                                               -----------   ------------   ------------   -------------   ------------
                                                                            (IN THOUSANDS)
CONSOLIDATING CASH FLOW STATEMENTS:

PREDECESSOR COMPANY

FOR THE 33 WEEKS ENDED SEPTEMBER 16, 2000
Operating Activities
Cash provided by operating activities........  $    11,520   $    13,265      $  1,286      $        --    $    26,071
                                               -----------   -----------      --------      -----------    -----------
Investing Activities
  Property and equipment expenditures,
    including technology investments.........      (24,858)           --          (394)              --        (25,252)
  Proceeds from disposition of property and
    equipment................................        9,800            --            --               --          9,800
                                               -----------   -----------      --------      -----------    -----------
Cash used for investing activities...........      (15,058)           --          (394)              --        (15,452)
                                               -----------   -----------      --------      -----------    -----------
Financing Activities
  Borrowings under the term loan.............      425,000            --            --               --        425,000
  Repayments of the term loan................     (241,442)           --            --               --       (241,442)
  Repayments of the working capital
    facility.................................     (109,800)           --            --               --       (109,800)
  Borrowings user the DIP facility...........       28,500            --            --               --         28,500
  Repayments of the DIP facility.............      (28,500)           --            --               --        (28,500)
  Deferred financing costs...................      (12,747)           --            --               --        (12,747)
  Decrease in capital lease obligations......      (11,053)         (538)           --               --        (11,591)
  Increase (decrease) in other debt..........       12,983       (12,727)       (1,161)              --           (905)
  Other financing activities.................         (822)           --            --               --           (822)
                                               -----------   -----------      --------      -----------    -----------
Cash provided by (used for) financing
  activities.................................       62,119       (13,265)       (1,161)              --         47,693
                                               -----------   -----------      --------      -----------    -----------
Increase (decrease) in cash and cash
  equivalents................................       58,581            --          (269)              --         58,312
Cash and cash equivalents at beginning of
  period.....................................       15,686             5           505               --         16,196
                                               -----------   -----------      --------      -----------    -----------
Cash and cash equivalents at end of period...  $    74,267   $         5      $    236      $        --    $    74,508
                                               ===========   ===========      ========      ===========    ===========
SUCCESSOR COMPANY

FOR THE 6 WEEKS ENDED OCTOBER 28, 2000
Operating Activities
Cash provided by (used for) operating
  activities.................................  $   (11,634)  $     2,460      $    234      $        --    $    (8,940)
                                               -----------   -----------      --------      -----------    -----------
Investing Activities
  Property and equipment expenditures,
    including technology investments.........       (4,519)           --           (72)              --         (4,591)
  Proceeds from disposition of property and
    equipment................................        2,718            --            --               --          2,718
                                               -----------   -----------      --------      -----------    -----------
Cash used for investing activities...........       (1,801)           --           (72)              --         (1,873)
                                               -----------   -----------      --------      -----------    -----------
Financing Activities
  Increase (decrease) in other debt..........        2,345        (2,314)         (196)              --           (165)
  Intercompany equity transactions...........      (25,010)       25,010            --               --             --
  Other financing activities.................       (3,871)          (98)           --               --         (3,969)
                                               -----------   -----------      --------      -----------    -----------
Cash used for financing activities...........      (26,536)       22,598          (196)              --         (4,134)
                                               -----------   -----------      --------      -----------    -----------
Increase (decrease) in cash and cash
  equivalents................................      (39,971)       25,058           (34)              --        (14,947)
Cash and cash equivalents at beginning of
  period.....................................       74,267             5           236               --         74,508
                                               -----------   -----------      --------      -----------    -----------
Cash and cash equivalents at end of period...  $    34,296   $    25,063      $    202      $        --    $    59,561
                                               ===========   ===========      ========      ===========    ===========

                             PATHMARK STORES, INC.

NOTE 13. SUPPLEMENTAL FINANCIAL INFORMATION (CONTINUED)

                                                                                NON-
                                                              GUARANTOR      GUARANTOR     INTERCOMPANY    CONSOLIDATED
                                                PATHMARK     SUBSIDIARIES   SUBSIDIARIES   ELIMINATIONS       TOTAL
                                               -----------   ------------   ------------   -------------   ------------
                                                                            (IN THOUSANDS)
CONSOLIDATING CASH FLOW STATEMENTS
  (CONTINUED):

SUCCESSOR COMPANY

FOR THE 39 WEEKS ENDED NOVEMBER 3, 2001
Operating Activities
Cash provided by operating activities........  $    39,369   $     3,835      $  2,299      $        --    $    45,503
                                               -----------   -----------      --------      -----------    -----------
Investing Activities
  Property and equipment expenditures,
    including technology investments.........      (79,114)           --          (973)              --        (80,087)
                                               -----------   -----------      --------      -----------    -----------
Cash used for investing activities...........      (79,114)           --          (973)              --        (80,087)
                                               -----------   -----------      --------      -----------    -----------
Financing Activities
  Decrease in capital lease obligations......       (8,877)       (2,072)           --               --        (10,949)
  Repayments of the term loan................       (7,000)           --            --               --         (7,000)
  Intercompany equity transactions...........       31,727       (31,727)           --               --             --
  Other financing activities.................        1,297            --        (1,476)              --           (179)
                                               -----------   -----------      --------      -----------    -----------
Cash provided by (used for) financing
  activities.................................       17,147       (33,799)       (1,476)              --        (18,128)
                                               -----------   -----------      --------      -----------    -----------
Decrease in cash and cash equivalents........      (22,598)      (29,964)         (150)              --        (52,712)
Cash and cash equivalents at beginning of
  period.....................................       38,512        45,766           323               --         84,601
                                               -----------   -----------      --------      -----------    -----------
Cash and cash equivalents at end of period...  $    15,914   $    15,802      $    173      $        --    $    31,889
                                               ===========   ===========      ========      ===========    ===========

                                     [LOGO]

                             PATHMARK STORES, INC.

                               OFFER TO EXCHANGE

                                  any and all
                   8 3/4% Senior Subordinated Notes due 2012
             ($200,000,000 aggregate principal amount outstanding)
                                      for
                   8 3/4% Senior Subordinated Notes due 2012
                 (registered under the Securities Act of 1933)

                            ------------------------

                                   PROSPECTUS

                            ------------------------

                 The Exchange Agent for the Exchange Offer is:

                          Wells Fargo Bank Minnesota,
                              National Association
                          213 Court Street, Suite 902
                              Middletown, CT 06457
                           Facsimile: (860) 704-6219

                                    PART II

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the General Corporation Law of the State of Delaware (the "GCL") provides in relevant part that a Delaware corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer or director employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, for criminal proceedings, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

    Article IX of the Certificate of Incorporation of Pathmark provides for indemnification of its officers and directors to the fullest extent permitted by
Section 145 of the GCL.

    Pathmark intends to purchase and maintain insurance on behalf of any person who is or was one of its directors, officers, employees or agents, or is or was serving at the request of Pathmark as a director, officer, employee or agent of another entity against any liability asserted against him or her and incurred by him or her in that capacity, or arising out of his or her status as such, whether or not Pathmark would have the power or the obligation to indemnify him or her against that liability under the provisions of the restated certificate of incorporation of Pathmark.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits

        See the index to exhibits that appears immediately following the signature pages of this Registration Statement.

    (b) Financial Statement Schedules

        Not applicable.

ITEM 22. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
       Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that the claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (3) To respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed after the effective date of this Registration Statement through the date of responding to the request.

    (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly
authorized, in the City of Carteret, State of New Jersey on February   , 2002.

                                                       PATHMARK STORES, INC.

                                                       By:  /s/ JAMES L. DONALD
                                                            -----------------------------------------
                                                            Name: James L. Donald
                                                            Title: Chairman of the Board, President
                                                            and Chief Executive Officer

    We, the undersigned officers and directors of Pathmark Stores, Inc., hereby severally constitute James L. Donald, Marc A. Strassler and Frank G. Vitrano each of them singly our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally do all such things in our name and behalf in such capacities to enable Pathmark Stores, Inc. to comply with the applicable provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or either of them, to any and all such amendments. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

            SIGNATURE                                  TITLE                            DATE
            ---------                                  -----                            ----
       /s/ JAMES L. DONALD
    --------------------------      Chairman of the Board, President and Chief   February   , 2002
         James L. Donald              Executive Officer

       /s/ FRANK G. VITRANO
    --------------------------      Director, Executive Vice President,          February   , 2002
         Frank G. Vitrano             Treasurer and Chief Financial Officer

       /s/ JOSEPH ADELHARDT
    --------------------------      Senior Vice President and Chief Accounting   February   , 2002
         Joseph Adelhardt             Officer

         /s/ STEVEN VOLLA
    --------------------------      Director                                     February   , 2002
           Steven Volla

        /s/ ROBERT MILLER
    --------------------------      Director                                     February   , 2002
          Robert Miller

       /s/ EUGENE FREEDMAN
    --------------------------      Director                                     February   , 2002
         Eugene Freedman

      /s/ DANIEL FITZGERALD
    --------------------------      Director                                     February   , 2002
        Daniel Fitzgerald

        /s/ WILLIAM BEGLEY
    --------------------------      Director                                     February   , 2002
          William Begley

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                  DOCUMENT NAME
---------------------                          -------------
         2.1            Plan of Reorganization (incorporated by reference from the
                        Registration Statement on Form S-1 of Pathmark Stores, Inc.
                        (the "Company") as filed with the SEC on October 19, 2000,
                        File No. 333-46882 (the "2000 Registration Statement")).

         3.1            Amended and Restated Certificate of Incorporation of the
                        Company (incorporated by reference from the 2000
                        Registration Statement).

         3.2            Amended and Restated Bylaws of the Company (incorporated by reference from the 2000 Registration Statement).

        *4.1            Indenture, dated as of January 29, 2002, among the Company, the subsidiary guarantors named therein and Wells Fargo Bank
                        Minnesota, National Association, Trustee.

        *4.2            First Supplemental Indenture, dated as of January 30, 2002.

        *4.3            Registration Rights Agreement, dated as of January 29, 2002, among the Company the subsidiary guarantors named therein,
                        Dresdner Kleinwort Wasserstein-Grantchester, Inc., Credit
                        Suisse First Boston Corporation, Merrill Lynch, Pierce,
                        Fenner & Smith Incorporated and J.P. Morgan Securities Inc.

        *4.4            Form of exchange notes.

        *5.1 Opinion and Consent of Shearman & Sterling regarding validity of the exchange notes.

        10.1            Pathmark Stores, Inc. 2001 Executive Incentive Plan for
                        Executive Officers, effective June 14, 2001 (incorporated by reference from the Company's Proxy Statement as filed with the SEC on May 4, 2001).

        10.2            Supermarkets General Corporation Savings Plan as amended
                        through January 1, 1987 (incorporated by reference from the
                        Registration Statement on Form S-1 of Holdings as filed with the SEC on September 2, 1987, File No. 33-16963).

        10.3            First Amended and Restated Supply Agreement among the
                        Company, Plainbridge and C&S Wholesale Grocers, Inc. dated as of January 29, 1998 (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1998).

        10.4            Restated and Amended Employment Agreement dated as of
                        March 29, 2001, between the Company and James Donald
                        (incorporated by reference from the Company's Quarterly
                        Report on Form 10-Q for the period ended May 5, 2001).

        10.5 Employment Agreement between the Company and Robert Joyce dated February 1, 1999 (incorporated by reference from the Solicitation/Recommendation Statement of Holdings on Form
                        14D-9 filed with the SEC on March 16, 1999).

        10.6 Employment Agreement between the Company and Eileen Scott dated February 1, 1999 (incorporated by reference from the Solicitation/Recommendation Statement of Holdings on
                        Form 14D-9 filed with the SEC on March 16, 1999).

        10.7 Employment Agreement between the Company and Frank Vitrano dated February 1, 1999 (incorporated by reference from the Holdings Solicitation/Recommendation Statement on
                        Form 14D-9 filed with the SEC on March 16, 1999).

        10.8            Sale and Retention Bonus Agreement dated as of February 1,
                        2000 between the Company and James L. Donald (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000 (the "1999 Annual
                        Report")).

        10.9            Sale and Retention Bonus Agreement dated as of February 1,
                        2000 between the Company and Robert Joyce (incorporated by reference from the 1999 Annual Report).

       EXHIBIT
       NUMBER                                  DOCUMENT NAME
---------------------                          -------------
        10.10           Sale and Retention Bonus Agreement dated as of February 1,
                        2000 between the Company and Eileen Scott (incorporated by reference from the 1999 Annual Report).

        10.11           Sale and Retention Bonus Agreement dated as of February 1,
                        2000 between the Company and Frank Vitrano (incorporated by reference from the 1999 Annual Report).

        10.12 Supplemental Retirement Agreement dated March 1, 2000 between the Company and James Donald (incorporated by reference from the 1999 Annual Report).

        10.13 Supplemental Retirement Agreement dated March 1, 2000 between the Company and Eileen Scott (incorporated by reference from the 1999 Annual Report).

        10.14 Supplemental Retirement Agreement dated March 1, 2000 between the Company and Frank Vitrano (incorporated by reference from the 1999 Annual Report).

        10.15           Supplemental Retirement Agreement dated June 1,1994 between the Company and Robert Joyce (incorporated by reference from the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995 (the "1994 Annual Report")).

        10.16           Side Letter to the Sale and Retention Bonus Agreement, the
                        Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Company and James L. Donald
                        (incorporated by reference from the 2000 Registration
                        Statement).

        10.17           Side Letter to the Sale and Retention Bonus Agreement, the
                        Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Company and Robert Joyce
                        (incorporated by reference from the 2000 Registration
                        Statement).

        10.18           Side Letter to the Sale and Retention Bonus Agreement, the
                        Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Company and Eileen Scott
                        (incorporated by reference from the 2000 Registration
                        Statement).

        10.19           Side Letter to the Sale and Retention Bonus Agreement, the
                        Stock Award Agreement and the Employment Agreement dated as of July 1, 2000 between the Company and Frank Vitrano
                        (incorporated by reference from the 2000 Registration
                        Statement).

        10.20           Exit Facility (incorporated by reference from the 2000
                        Registration Statement).

        10.21           2000 Employee Equity Plan, as amended March 29, 2001
                        (incorporated by reference from the Company's Quarterly
                        Report on Form 10-Q for the period ended May 5, 2001).

        10.22 2000 Non-Employee Directors Equity Plan (incorporated by reference from the 2000 Registration Statement).

        10.23           Supplemental Retirement Agreement dated June 1, 1994 between the Company and Harvey Gutman (incorporated by reference
                        from the 1994 Annual Report).

        10.24           Employment Agreement dated February 1, 1999 between the
                        Company and Harvey Gutman (incorporated by reference from
                        the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2001 (the "2000 Annual Report")).

        10.25           Sale and Retention Bonus Agreement dated as of February 1,
                        2000 between the Company and Harvey Gutman (incorporated by reference from the 2000 Annual Report).

        10.26           Side Letter to the Sale and Retention Bonus Agreement, the
                        Stock Award Agreement and the Employment Agreement dated as of July 1, 2001 between the Company and Harvey Gutman
                        (incorporated by reference from the 2000 Annual Report).

        10.27 Registration Rights Agreement (incorporated by reference from the 2000 Registration Statement).

        10.28           Warrant Agreement (incorporated by reference from the 2000
                        Registration Statement).

       EXHIBIT
       NUMBER                                  DOCUMENT NAME
---------------------                          -------------
        10.29           Credit Agreement among the Company, Lenders party thereto
                        and the Chase Manhattan Bank as Administrative Agent dated
                        September 19, 2000 (incorporated by reference from the 2000
                        Registration Statement)

       *10.30           Amendment No. 1 to the Credit Agreement among the Company,
                        Lenders party thereto and JPMorgan Chase Bank (formerly
                        known as the Chase Manhattan Bank) as Administrative Agent, dated January 17, 2002.

       *12.1            Computation of Ratio of Earnings to Fixed Charges.

       *23.1            Consent of Deloitte & Touche LLP, independent auditors.

       *23.2            Consent of Shearman & Sterling (included in Exhibit 5.1).

       *24.1 Power of Attorney (contained on signature page of Registration Statement).

       *25.1            Statement of Eligibility of the Trustee on Form T-1.

       *99.1            Form of Letter of Transmittal.

       *99.2            Form of Notice of Guaranteed Delivery.

       *99.3            Form of Exchange Agent Agreement.

       *99.4            Form of Letter from the Company to Registered Holders.

       *99.5            Form of Letter to Clients.

------------------------

*   Filed herewith